Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

dated as of

October 3, 2025

among

Diameter Credit Company Holdings III LLC

The Lenders Party Hereto

Citibank, N.A.,
as Securities Intermediary and Collateral Agent

Siepe, LLC,

as Collateral Administrator

Barclays Bank PLC,
as Administrative Agent

and

Diameter Credit Company,
as Portfolio Manager

Table of Contents

Schedules

Schedule 1 Transaction Schedule

Schedule 2 [Redacted]

Schedule 3 Eligibility Criteria

Schedule 4 Concentration Limitations

Schedule 5 [Redacted]

Schedule 6 Industry Classifications

Exhibits

Exhibit A [Redacted]

Exhibit B [Redacted]

Exhibit C [Redacted]

Exhibit D [Redacted]

CREDIT AND SECURITY AGREEMENT dated as of October 3, 2025 (this “Agreement”) among Diameter Credit Company Holdings III LLC, a Delaware limited liability company as borrower (the “Company”); Diameter Credit Company, as portfolio manager (in such capacity, the “Portfolio Manager”); the Lenders party hereto; Citibank, N.A., in its capacities as collateral agent (in such capacity, the “Collateral Agent”) and securities intermediary (in such capacity, the “Securities Intermediary”); Siepe, LLC as collateral administrator (the “Collateral Administrator”); Barclays Bank PLC, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”) and Diameter Credit Company, as UK retention provider (the “UK Retention Provider”).

The Portfolio Manager and the Company wish for the Company to acquire and finance certain corporate loans and bonds (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

The Company and the other Credit Risk Parties form an affiliated group of Persons, and each Credit Risk Party will derive substantial direct and indirect benefits from the making of the Advances to the Company hereunder (which benefits are hereby acknowledged by each Credit Risk Party that is a party hereto).

Furthermore, the Company intends to enter into a Purchase and Sale Agreement, dated on or about the date hereof (the “Sale Agreement”), between the Company and Diameter Credit Company (in such capacity, the “Transferor”), pursuant to which the Company shall acquire Portfolio Investments (by way of assignment pursuant to the Sale Agreement) from the Transferor, and to Purchase additional Portfolio Investments from time to time.

The Company has agreed to secure all of the Secured Obligations by granting to the Collateral Agent, for the benefit of Secured Parties, a Lien on all of its assets, all on the terms and subject to the conditions set forth herein and in the other Credit Documents.

On and subject to the terms and conditions set forth herein, Barclays Bank PLC (“Barclays”) and its respective successors and permitted assigns (together with Barclays, the “Lenders”) have agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).

Accordingly, the parties hereto agree as follows:

Certain Defined Terms

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Adjusted Facility Margin” means, on any date of determination, the stated Facility Applicable Margin plus 2% per annum.

“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.

“Administrative Agent Cooperation Agreement” means (i) the Administrative Agent Cooperation Agreement dated as of the Closing Date between the Parent, as consenting party and the Collateral Agent and (ii) any Administrative Agent Cooperation Agreement among a Company Administrative Agent, as consenting party, the Company and the Collateral Agent in such form agreed to by the Portfolio Manager on behalf of the Company and the Administrative Agent, duly completed and executed. As used herein, “Company Administrative Agent” means the Company or any of its Affiliates, including the Parent or any of its Affiliates, or fund or account that is managed, advised or sub-advised by it or by any Affiliate (but excluding any bankruptcy remote vehicle, financing vehicle or special purpose vehicle) that has any right in its capacity as administrative agent under the related Underlying Instruments for any Portfolio Investment to consent to, approve, reject, register or otherwise impose conditions on the assignment or other transfer of such Portfolio Investment or other asset included in the Collateral as administrative agent (in each case other than as the registered owner of such Portfolio Investment, in its capacity as such owner or rights granted to all the lenders generally and, for the avoidance of doubt, excluding any Person in its capacity as the underlying borrower or any direct or indirect advisor, equity holder or owner of the applicable obligor of such Portfolio Investment).

“Administrative Agent Fee” has the meaning set forth in the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” means that certain letter agreement, dated as of the Closing Date, between the Company and the Administrative Agent, as amended and restated from time to time.

“Advances” has the meaning set forth in the introductory section of this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or threatened in writing against the Company, the UK Retention Provider or the Portfolio Manager or their respective property.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person. The Parent shall be deemed to be an Affiliate of the Borrower and the Portfolio Manager for all purposes. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 50% or more of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For the purpose of the Concentration Limitations, one obligor shall not be considered an Affiliate of another obligor solely because they are controlled by the same financial sponsor.

“Affiliate Obligation” means an obligation whose obligor is an Affiliate of the Company, the Parent or the Portfolio Manager.

“Affiliate Purchased Investment” means any Portfolio Investment sold and/or contributed by the Parent or any Affiliate (other than to any Affiliate that is a bankruptcy remote entity or is itself a Portfolio Investment) to the Company pursuant to the Sale Agreement or otherwise.

“Affiliate Purchased Investment Balance” means, as of any date of determination, an amount equal to the aggregate principal balance of all Affiliate Purchased Investments acquired by the Company prior to such date.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be New York, New York).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Amendment” has the meaning set forth in Section 6.03.

“Amortization Period” means the period beginning on (and including) the last day of the Reinvestment Period and ending on, but excluding, the Maturity Date.

“Anti-Corruption Laws” means all applicable laws, rules, and regulations of the United States or United Kingdom concerning or relating to bribery or corruption.

“Anticipated Repayment Date” means October 3, 2030; provided that the Anticipated Repayment Date may be extended by one (1) year upon (1) the consent of the Company, the Administrative Agent and the Required Lenders, (2) payment to the Lenders of an extension fee to be agreed between the Administrative Agent and the Company on or prior to the effective date of such extension and (3) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04(c), (d) and (f)(ii) on the Closing Date.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Approval Request” has the meaning set forth in Section 1.02(a).

“Asset Checklist” means, for any Portfolio Investment, an electronic list delivered by the Company (or the Portfolio Manager on its behalf) to the Administrative Agent and the Collateral Administrator that identifies: (a) the Portfolio Investment, (b) the applicable obligor, (c) each Underlying Instrument (whether original or copy) to be delivered to the Collateral Agent (in the case of an original Underlying Instrument) or to the Collateral Administrator (in the case of any Underlying Instrument in electronic form), (d) the principal amount or nominal amount, if any and (e) interest rate of such Portfolio Investment, if any.

“Assignment Document” means, with respect to any Portfolio Investment owned by the Company that is a Loan, each assignment and assumption agreement or other instrument of transfer of such Portfolio Investment and any Underlying Instrument that is necessary for the transfer by the Company of all of its legal and beneficial interest in such Portfolio Investment and all related property.

“Bankruptcy Event” means, with respect to any Person, such Person (i) becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, (ii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, and in the case of any such involuntary proceeding, such proceeding shall continue undismissed, unstayed, undischarged and unrestrained and in effect for a period of 60 consecutive days, or, (iii) in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change. In the event that the Base Rate determined in accordance with the foregoing is below 0.0% at any time during the term of this Agreement, it shall be deemed to be 0.0% until it exceeds 0.0% again.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bond” means an obligation that (i) constitutes borrowed money and (ii) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Loan or an interest therein).

“Borrowing Base” has the meaning set forth in the Margining Agreement.

“Borrowing Base Cure” has the meaning set forth in the Margining Agreement.

“Borrowing Base Event of Default” has the meaning set forth in the Margining Agreement.

“Borrowing Base Event of Default Notice” has the meaning set forth in the Margining Agreement.

“Borrowing Base Ratio” has the meaning set forth in the Margining Agreement.

“Broadly Syndicated” means, with respect to any Portfolio Investment, the satisfaction of the following criteria: (i) on the Trade Date for the acquisition or origination thereof by the Company, such obligation has an aggregate Tranche Size of at least $300,000,000 (which, solely in the case of a Revolving Loan or a Delayed Funding Term Loan, shall include the outstanding principal amount thereof and the unfunded commitments thereon that have not been irrevocably reduced to zero), (ii) on any date of determination, such obligation has at least two (2) bid quotations available through Bloomberg, LoanX/Markit Group Limited, Loan Pricing Corporation or another nationally recognized commercial loan pricing service visible to the Administrative Agent on a daily basis (and each such quote is as of a recent date and unexpired) and (iii) on any date of determination, such obligation has an explicit public rating by S&P of at least “B-” or an explicit public rating by Moody's of at least “B3” and does not have a lower explicit public rating from either such rating agency (in each case, as such rating is determined in accordance with the applicable rating agency's then-current criteria), in each case as determined by the Administrative Agent in its sole discretion acting in good faith.

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located.

“CAD” means the lawful currency of Canada.

“CAD Collection Account” means collectively, the CAD Interest Collection Account and the CAD Principal Collection Account.

“CAD Excluded Ineligible Asset Cash Account” means the CAD-denominated non-interest bearing account designated as the “CAD Excluded Ineligible Asset Account” established by the Securities Intermediary for the deposit of proceeds relating to the CAD-denominated Excluded Ineligible Assets, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“CAD Interest Collection Account” means the CAD-denominated non-interest bearing account designated as the “CAD Interest Collection Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Interest Proceeds denominated in CAD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary. All Interest Proceeds denominated in CAD will be deposited into the CAD Interest Collection Account and will remain in such account unless otherwise provided for herein.

“CAD Principal Collection Account” means the CAD-denominated non-interest bearing account designated as the “CAD Principal Collection Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Principal Proceeds denominated in CAD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary. All Principal Proceeds denominated in CAD will be deposited into the CAD Principal Collection Account and will remain in such account unless otherwise provided for herein.

“CAD Unfunded Exposure Account” means the CAD-denominated non-interest bearing account designated as the “CAD Unfunded Exposure Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Unfunded Exposure Amounts in respect of Portfolio Investments denominated in CAD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Calculation Period” means the quarterly period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the Maturity Date (or the last Additional Distribution Date, as applicable) does not occur on the 15th Calendar Day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date or the last Additional Distribution Date, as applicable).

“Calculation Period Start Date” means the 15th calendar day of March, June, September and December of each year, commencing in December, 2025 (or, if any such date is not a Business Day, the immediately succeeding Business Day).

“Cash Equivalents” means, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by (x) the United States government or (y) in the case of Cash Equivalents credited to any Permitted Non-USD Currency Account, the government of the United Kingdom, France, Germany or Canada or (b) issued by any agency of the

United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody's; (iii) commercial paper maturing no more than three (3) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody's; (iv) demand and time deposits, certificates of deposit or bankers' acceptances maturing within three (3) months after such date, having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody's and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or, in the case of Cash Equivalents credited to any Permitted Non-USD Currency Account, the laws of the related jurisdiction or any constituent jurisdiction of another related Eligible Jurisdiction that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

“Cash Interest” means, for any test period, cash interest expense calculated (i) on a pro forma basis with respect to any Portfolio Investment originated within the twelve (12) months prior to such date of determination and (ii) based on actual cash interest expense with respect to any other Portfolio Investment.

“Cash Sweep Event” means an event that will occur if, on any date of determination, either (x) the Borrowing Base Ratio is greater than or equal to the Facility Advance Rate or (y) the aggregate Dollar Equivalent of the outstanding principal amount of the Advances is greater than the Dollar Equivalent of the Borrowing Base, and shall continue until it is cured, in each case, as determined by the Administrative Agent in its sole discretion acting in good faith. For purposes of this definition, amounts on deposit in the Cure Account will be deemed to be included in the Borrowing Base.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the date of this Agreement for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which (A) the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company or (B) Diameter Capital Partners or any of its Affiliates shall cease to be the investment advisor of the Parent.

“Charges” has the meaning set forth in Section 10.08.

“Closing Date” means October 3, 2025.

“Closing Date Participation Interest” means a Participation Interest purchased by the Company on the Closing Date pursuant to the Sale Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 8.02(a).

“Collateral Accounts” has the meaning set forth in Section 8.01(a).

“Collateral Administrator” has the meaning set forth in the introductory section of this Agreement.

“Collateral Agent” has the meaning set forth in the introductory section of this Agreement.

“Commitment Fee Rate” means, on any date during the Reinvestment Period occurring on an after the Closing Date, a per annum rate equal to 0.50% per annum.

“Commitment Increase Date” means any Business Day on which the Administrative Agent (in its sole discretion) approves in writing (which may be by email) a Commitment Increase Request.

“Commitment Increase Request” means, on any date during the Reinvestment Period, the request of the Company in writing (which may be by email) to the Administrative Agent and the Lenders for an increase of the Financing Commitments pursuant to Section 2.06.

“Company” has the meaning set forth in the introductory section of this Agreement.

“Company LLC Agreement” means the amended and restated Limited Liability Company Agreement of the Company, dated as of October 3, 2025, as amended from time to time in accordance with its terms.

“Competitor” means (i) any Person primarily engaged in the business of private asset management as a business development company, mezzanine fund, private debt fund, hedge fund, distressed asset fund, vulture fund, private equity fund or any venture lender, which is in direct or indirect competition with the Company or any Affiliate thereof, (ii) any other entity as agreed to by the Administrative Agent and the Company from time to time in writing (including via email) in their respective sole discretion and (iii) any Affiliate of any Person identified in clauses (i) or (ii) above that is engaged, as its primary business, in the same or similar line of business as any material business of the Portfolio Manager, the Company or any of their respective Affiliates as of the date of this Agreement.

“Concentration Limitations” has the meaning set forth in Schedule 4.

“Concentration Test Amount” means on any date of determination, the sum of (1) the aggregate of the Current Market Value Amount of each Portfolio Investment as of such date and (2) the amounts on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds as of such date and the amounts on deposit in the Unfunded Exposure Accounts and amounts on deposit in the Cure Account (including cash and Eligible Investments) as of such date; provided that, during the Ramp-Up Period, if the Target Market Value Amount is greater than such sum, the Concentration Test Amount shall equal the Target Market Value Amount.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Credit Documents” means this Agreement, the Sale Agreement, the Administrative Agent Fee Letter, any Administrative Agent Cooperation Agreement, the Margining Agreement, each guaranty and security agreement entered into by each Tax Blocker Subsidiary and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Agreement or any of the other Credit Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Credit Risk Party” has the meaning set forth in Article VII.

“Cure Account” means the Dollar-denominated account designated as the “Cure Account” established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Cure Event” has the meaning set forth in the Margining Agreement.

“Cure Extension Confirmation Package” has the meaning set forth in the Margining Agreement.

“Cure Extension Period” has the meaning set forth in the Margining Agreement.

“Cure Extension Request” has the meaning set forth in the Margining Agreement.

“Cure Period” has the meaning set forth in the Margining Agreement.

“Cure Plan” has the meaning set forth in the Margining Agreement.

“Cure Plan Status Confirmation” has the meaning set forth in the Margining Agreement.

“Currency Shortfall” has the meaning specified in Section 4.06(b).

“Current Borrowing Base Amount” means, on any date of determination and as determined by the Administrative Agent in its sole discretion, the product of (x) the aggregate sum for each Portfolio Investment of the Current Market Value Amount of such Portfolio Investment, minus the Excess Concentration Amount and (y) the Facility Advance Rate; provided that, for the avoidance of doubt, any Ineligible Investments will be excluded from the calculation of the Current Borrowing Base Amount and assigned a value of zero for such purposes.

“Current Market Value” has the meaning set forth in the Margining Agreement.

“Current Market Value Amount” means, with respect to any Portfolio Investment as of any date of determination, (A) the Current Market Value of such Portfolio Investment multiplied by (B) the Dollar Equivalent of its Funded Principal Amount.

“Custodial Account” means collectively, the Non-USD Custodial Account and the USD Custodial Account.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides in its reasonable discretion that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent in consultation with the Company may establish another convention in its reasonable discretion, which shall be reasonably consistent with market conventions for U.S. dollar-denominated syndicated credit facilities and shall not, in the reasonable determination of the Administrative Agent, be adverse to the interests of the Company.

“Debt-Like Preferred Equity” means (i) a Preferred Equity Eligible Asset, the Underlying Instruments of which specify (x) ongoing interest payments (which may be in the form of a fully Deferrable Eligible Asset), (y) a stated legal maturity date (i.e. the asset is non-perpetual) in the form of a “mandatory redeemable date” on which all principal is contractually due and payable by the obligor and (z) that, in the event of a failure to pay or redeem (as applicable) any amounts on the stated dates in clauses (x) or (y), the holders have the right to direct a liquidation, or, the Underlying Instruments specify such other similar mechanic requiring the liquidation of the assets of such obligor to provide for payment or repayment (as applicable) of such amounts in clauses (x) and (y) or (ii) any Preferred Equity Eligible Asset designated as “Debt-Like Preferred Equity” by the Administrative Agent in its sole discretion. “Default” has the meaning set forth in Section 1.03.

“Debt-to-Recurring Revenue Ratio” means, with respect to any First Lien Recurring Revenue Eligible Asset, the meaning of “Debt-to-Recurring Revenue Ratio” or any comparable definition in its Underlying Instrument, to the extent available, as determined by the Portfolio Manager in good faith and in compliance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related Underlying Instrument, and subject to the review of the Administrative Agent, and if necessary, the mutual agreement of the Administrative Agent and the Portfolio Manager to any adjustment to such calculation in writing (which may be by email).

“Defaulting Lender” means any Lender that (a) has failed, within five (5) Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over to the Company any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Company's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deferrable Eligible Asset” means a Portfolio Investment, the Underlying Instruments of which permit, on any date of determination, either at origination or after giving effect to any amendment to or waiver of such Underlying Instruments, a portion of interest payable thereon on any payment or distribution date to be deferred and/or capitalized, and regardless of whether currently deferring the payment of any cash interest.

“Deferring Eligible Asset” means any Deferrable Eligible Asset which is currently deferring or capitalizing all or a portion of interest payable thereon.

“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but, for the avoidance of doubt, any such Loan will be a Delayed Funding Term Loan only until all commitments by the holders thereof to make such future advances to the obligor thereon expire or are terminated or reduced to zero.

“Deliver” (and its correlative forms) means the taking of the following steps by the Company or the Portfolio Manager:

(1) except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (i) (x) in the case of any certificated security or instrument (other than any instrument covered by clause (3) below), causing the delivery thereof to the Securities Intermediary endorsed to the Securities Intermediary or endorsed in blank, (y) in the case of an Uncertificated Security, causing such Uncertificated Security to the continuously registered on the books of the obligor thereof to the Securities Intermediary, or (z) in the case of any security maintained on the books and records of a clearing corporation (as defined in Section 8-102(a)(5) of the UCC) by causing the relevant clearing corporation to continuously credit such security to a securities account of the Securities Intermediary, (ii) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (iii) causing the Securities Intermediary to agree, pursuant to this Agreement, that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2) [reserved];

(3) in the case of Portfolio Investments consisting of Loans evidenced by a promissory note (the “Possessory Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York or another State of the United States that has adopted Articles 8 and 9 of the Uniform Commercial Code (a “UCC State”), or (y) a Person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in a UCC State, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in a UCC State;

(4) in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by causing the Collateral Agent to have control within the meaning of Section 9-104 of the UCC over such account in the manner set forth herein;

(5) in all cases, including general intangibles, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State; and

(6) in all cases by otherwise ensuring that (i) all steps, if any, required under applicable Law or reasonably requested by the Administrative Agent to ensure that this Agreement creates a valid, first priority Lien (subject only to Permitted Liens) on such Collateral in favor of Collateral Agent, shall have been taken, and that such Lien shall have been perfected by filing and, to the extent applicable, possession or control and (ii) obtaining all applicable consents to the pledge of the Collateral in accordance with the Credit Documents, except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 or 9-408 of the UCC.

“DIP Loan” means an obligation made to a debtor-in-possession pursuant to the Bankruptcy Code.

“Dollar Equivalent” means, (i) for any amount denominated in USD, such amount and (ii) for any amount denominated in any Permitted Non-USD Currency, the amount, as determined by the Administrative Agent in its sole discretion, of USD that would be required to purchase the amount of such Permitted Non-USD Currency using the reciprocal foreign exchange rates obtained as described in the definition of the term Spot Rate.

“EBITDA” means, with respect to any period and any Portfolio Investment, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Underlying Instrument for such Portfolio Investment (together with all add-backs and exclusions as designated in such Underlying Instrument), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instrument, an amount, for the principal obligor on such Portfolio Investment and any of its parents or subsidiaries that are obligated pursuant to Underlying Instrument for such Portfolio Investment (determined on a consolidated basis without duplication in accordance with generally accepted account principles) equal to earnings from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary costs, expenses and losses, (f) one-time, non-recurring charges consistent with the compliance statements and financial reporting packages provided by the obligors, (g) any reasonably identifiable and factually supportable “run rate” cost savings operating improvements, operating expense reductions and synergies that are projected by the obligor under such Portfolio Investment in good faith related to any applicable acquisition, merger or other corporate combinations and (h) any other item the Company and the Administrative Agent mutually deem to be appropriate; provided that with respect to any obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such obligor based on annualizing the financial data from the reporting periods actually available.

“Effective Number of Obligors” means

∑i EADi2∑i EADi2

where “EAD” is equal to the aggregate Current Market Value Amount for the Portfolio Investments (other than any Ineligible Investment) of each unique obligor.

“Eligibility Criteria” has the meaning set forth in Section 1.03.

“Eligible Currency” means USD or any Permitted Non-USD Currency (subject to the satisfaction of the Permitted Non-USD Currency Condition with respect to such Permitted Non-USD Currency).

“Eligible Investments” has the meaning set forth in Section 4.01.

“Eligible Jurisdictions” means the United States and any State therein, Canada, France, Germany, Belgium, Italy, Japan, Netherlands, Sweden, Switzerland, the United Kingdom, and any other jurisdiction consented to by the Administrative Agent in writing (including via email) to the Portfolio Manager (with a copy to the Company and the Collateral Agent) in its sole discretion.

“Entitlement Order” has the meaning set forth in Section 8.01(b).

“Equity-Like Preferred Equity” means a Preferred Equity Eligible Asset which is not Debt-Like Preferred Equity.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) the Company holds “plan assets” within the meaning of the Plan Asset Rules or becomes subject to any Similar Law as to which entering into or performance of this Agreement or the transactions contemplated hereunder would result in a violation of such Similar Law, (2) the Company sponsors or maintains any Plan or (3) the Company contributes to, is required to contribute to or has any liability (including, in the case of contribution and liability, on account of any ERISA Affiliate) with respect to any Plan.

“Euro” or “€” means the lawful currency of Participating Member States.

“Euro Collection Account” means collectively, the Euro Interest Collection Account and the Euro Principal Collection Account.

“Euro Excluded Ineligible Asset Cash Account” means the Euro-denominated non-interest bearing account designated as the “Euro Excluded Ineligible Asset Account” established by the Securities Intermediary for the deposit of proceeds relating to the Euro-denominated Excluded Ineligible Assets, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Euro Interest Collection Account” means the Euro-denominated non-interest bearing account designated as the “Euro Interest Collection Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Interest Proceeds denominated in Euro and any successor accounts established in connection with the resignation or removal of the Securities

Intermediary. All Interest Proceeds denominated in Euro will be deposited into the Euro Interest Collection Account and will remain in such account unless otherwise provided for herein.

“Euro Principal Collection Account” means the Euro-denominated non-interest bearing account designated as the “Euro Principal Collection Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Principal Proceeds denominated in Euro and any successor accounts established in connection with the resignation or removal of the Securities Intermediary. All Principal Proceeds denominated in Euro will be deposited into the Euro Principal Collection Account and will remain in such account unless otherwise provided for herein.

“Euro Unfunded Exposure Account” means the Euro-denominated non-interest bearing account designated as the “Euro Unfunded Exposure Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Unfunded Exposure Amounts in respect of Portfolio Investments denominated in CAD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Event of Default” has the meaning set forth in Article VII.

“Excess Concentration Amount” means, on any date of determination, without duplication, all or the portion of the Current Market Value Amount of any Portfolio Investment (other than any Ineligible Investment) that exceeds any Concentration Limitation as of such date; provided that the Administrative Agent shall select which Portfolio Investment(s) constitute part of the Excess Concentration Amount by applying each clause of the definition of Concentration Limitations in sequential order as set forth in Schedule 4; provided further that no more than two (2) times in any calendar year, the sequential order of each clause of the definition of Concentration Limitations may be changed upon the request of the Portfolio Manager with the agreement of the Administrative Agent.

“Excess Interest Proceeds” means (i) on any Interest Payment Date, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the amount actually paid on such Interest Payment Date pursuant to Sections 4.05(a) and (b) and (ii) at any other time of determination, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 4.05(a) and (b) on the next Interest Payment Date, the next Additional Distribution Date or the Maturity Date, as applicable, in each case, as determined by the Company in good faith and in a commercially reasonable manner.

“Exercise Notice” has the meaning set forth in Section 8.02(c).

“Excluded Ineligible Asset” has the meaning set forth in Section 1.04.

“Excluded Ineligible Asset Account” means, collectively, the Excluded Ineligible Asset Custodial Account and the Excluded Ineligible Asset Cash Account.

“Excluded Ineligible Asset Cash Account” means, collectively, the CAD Excluded Ineligible Asset Cash Account, the Euro Excluded Ineligible Asset Cash Account, the GBP Excluded Ineligible Asset Cash Account and the USD Excluded Ineligible Asset Cash Account.

“Excluded Ineligible Asset Custodial Account” means, collectively, the Non-USD Excluded Ineligible Asset Custodial Account and the USD Excluded Ineligible Asset Custodial Account.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance (other than pursuant to an assignment request by the Company under Section 3.01(f)(vi)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party's failure to comply with Section 3.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Advance Rate” means, either:

(I) on any date of determination during the Reinvestment Period, the lesser of (i) weighted average (as determined by the Administrative Agent in its sole discretion based on the Initial Market Value Amount of each such Portfolio Investment) of the Individual Advance Rates in respect of the Portfolio Investments and (ii) the Maximum Facility Advance Rate; or

(II) any date of determination during the Amortization Period, the lesser of (i) the quotient of (A) the outstanding principal amount of the Advances and (B) the balance of the Principal Proceeds on deposit in the Collateral Accounts plus the aggregate Initial Market Value Amount minus the Excess Concentration Amount and (ii) the Maximum Facility Advance Rate (in each case, as determined by the Administrative Agent in its sole discretion).

“Facility Applicable Margin” means 2.05%.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any U.S. or non-U.S. fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day's federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Financing Commitment” has the meaning set forth in the Transaction Schedule.

“Firm Bid” has the meaning set forth in the Margining Agreement.

“First Lien Eligible Asset” means any Loan or Bond that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and/or customary waterfall provisions contained in the applicable credit agreement, indenture or other Underlying Instrument), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to Permitted Liens) or (b)(1) validly perfected and second priority in the collateral subject to a Permitted Working Capital Lien and (2) validly perfected and first priority (subject to Permitted Liens) under Applicable Law in all other collateral and (iii) such Permitted Working Capital Liens are cumulatively less than or equal to 1.50x of TTM EBITDA as of the applicable Test Date.

“First Lien Recurring Revenue Eligible Asset” means a First Lien Eligible Asset (i) underwritten based on Recurring Revenue and (ii) designated as a First Lien Recurring Revenue Eligible Asset in writing by the Portfolio Manager and agreed by the Administrative Agent in connection with its initial approval (or deemed approval, in the case of the Initial Portfolio Investments) of such Loan in accordance with Section 1.02; provided that following any re-approval of such asset pursuant to Section 1.02(d), once financial maintenance covenants based on EBITDA are in effect with respect to such loan, it shall become a First Lien Eligible Asset.

“Floor” means 0.0%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funded Principal Amount” means, with respect to any Portfolio Investment as of any date of determination, the Dollar Equivalent of the outstanding funded notional amount of such asset (excluding capitalized and/or deferred interest).

“GAAP” means generally accepted accounting principles in the effect from time to time in the United States, as applied from time to time by the Company.

“GBP” and “£” mean British Pounds.

“GBP Collection Account” means collectively, the GBP Interest Collection Account and the GBP Principal Collection Account.

“GBP Interest Collection Account” means the GBP-denominated non-interest bearing account designated as the “GBP Interest Collection Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Interest Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary. All Interest Proceeds denominated in GBP will be deposited into the GBP Interest Collection Account and will remain in such account unless otherwise provided for herein.

“GBP Excluded Ineligible Asset Cash Account” means the GBP-denominated non-interest bearing account designated as the “GBP Excluded Ineligible Asset Account” established by the Securities Intermediary for the deposit of proceeds relating to the GBP-denominated Excluded Ineligible Assets, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“GBP Principal Collection Account” means the GBP-denominated non-interest bearing account designated as the “GBP Principal Collection Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Principal Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary. All Principal Proceeds denominated in GBP will be deposited into the GBP Principal Collection Account and will remain in such account unless otherwise provided for herein.

“GBP Unfunded Exposure Account” means the GBP-denominated non-interest bearing account designated as the “GBP Unfunded Exposure Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Unfunded Exposure Amounts in respect of Portfolio Investments denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hague Securities Convention” has the meaning set forth in Section 8.01(a).

“HoldCo Loan” means an obligation of a holding company which wholly owns an operating company, and which has issued senior secured and/or unsecured indebtedness structurally subordinated to the indebtedness of such operating company.

“Incipient Borrowing Base Breach” means an event that will occur if a Cure Event has occurred and is continuing and no Borrowing Base Cure occurs during the related Cure Period (it being understood that, following the end of the related Cure Period, no Cure Event may be cured by an action or group of actions that would otherwise constitute a Borrowing Base Cure during such Cure Period, unless otherwise agreed by the Administrative Agent in its sole discretion).

“Indebtedness” means:

(i) with respect to any obligor under any Portfolio Investment, for the purposes of the definitions of “Interest Coverage Ratio”, “Senior Net Leverage Ratio” and “Total Net Leverage Ratio”, the meaning of “Indebtedness” or any comparable definition in the Underlying Instrument for such Portfolio Investment, and in any case that “Indebtedness” or such comparable definition is not defined in such Underlying Instrument, without duplication, (a) all financial obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all financial obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all obligations of such entity under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers' acceptances; and

(ii) for all other purposes, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) [reserved], (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii), but expressly excluding (1) any obligation of such Person to fund any Loan constituting a Revolving Loan or a Delayed Funding Term Loan or (2) indebtedness of the Company on account of the sale by the Company of the first out tranche of any senior secured loan that arises solely as an accounting matter under ASC 860; provided that such indebtedness (i) is nonrecourse to the Company and (ii) would not represent a claim against the Company in a bankruptcy, insolvency or liquidation proceeding of the Company, in each case, in excess of the amount sold or purportedly sold.

“Indemnified Person” has the meaning specified in Section 5.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Dealers” means any of the following, as such list may be revised from time to time by mutual agreement of the Portfolio Manager and the Administrative Agent: Bank of America, Barclays Bank, Citibank, Deutsche Bank, Goldman Sachs, Jeffries, JPMorgan, Morgan Stanley, Wells Fargo, and any Affiliate of any of the foregoing, provided that in no event shall any Independent Dealer include the Company or any Affiliate of the Company.

“Independent Manager” means a natural person who for the five year period prior to his or her appointment as independent manager has not been, and during the continuation of his or her service as independent manager is not: (i) a stockholder (or other interest holder, including membership interests), director, officer, manager, trustee, employee, partner, member, attorney or counsel of the Company, the Portfolio Manager or any of their Affiliates (other than his or her service as an independent manager of the Company or other Affiliates that are structured to be “bankruptcy remote”); (ii) a creditor, customer or supplier (other than as a supplier of registered agent or registered office services) of the Company or any of its Affiliates (other than his or her service as an independent manager of the Company or other Affiliates that are structured to be “bankruptcy remote”); (iii) a Person controlling or under common control with any Person excluded from serving as independent manager under clause (i) or (ii) above; or (iv) a member of the immediate family by blood or marriage of any Person excluded from serving as independent manager under clause (i), (ii) or (iii) above; provided that an independent manager may serve in similar capacities for other special purpose entities established from time to time by Affiliates of the Company.

“Individual Advance Rate” has the meaning set forth in the Margining Agreement.

“Industry Classifications” means the industry classifications set forth in Schedule 6 hereto, as such classifications may be revised from time to time by the Administrative Agent (including via email) without the requirement of an amendment to this Agreement, but with written notice (including via email) to the Portfolio Manager, the Collateral Agent and the Collateral Administrator.

“Ineligible Investment” means any Portfolio Investment that fails, at any time, to satisfy the Eligibility Criteria; provided that with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3 (with notice to the Collateral Administrator), the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such waiver and such Portfolio Investment shall not be considered an “Ineligible Investment” by reason of its failure to meet such waived criteria; provided further that any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved; provided, further, that any Participation Interest that has not been elevated to an absolute assignment on or prior to the 90th calendar day following the Closing Date shall constitute an Ineligible Investment.

“Information” means (i) the Credit Documents and the details of the provisions thereof and (ii) all information received from the Company or any Affiliate thereof relating to the Company or its business or any obligor in respect of any Portfolio Investment in connection with the transactions contemplated by this Agreement.

“Initial Market Value” means, with respect to each Portfolio Investment (or, as applicable, proposed Portfolio Investment), the initial market value (expressed as a percentage) assigned thereto by the Administrative Agent in its sole discretion as set forth in Section 1.02(c) (or, in the case of each Initial Portfolio Investment, the “Initial Market Value” set forth in Schedule 5). Notwithstanding the foregoing, (A) the Initial Market Value for any Portfolio Investment shall not be greater than the par amount thereof, (B) the Initial Market Value of any Ineligible Investment shall be deemed to be zero and (C) any Eligible Investment that has an original issue discount of 3.0% of par or less, or is otherwise acquired for a purchase price of 97.0% or greater (expressed as a percentage of par) within three (3) months of issuance, shall be deemed to have been acquired at par.

“Initial Market Value Amount” means, with respect to any Portfolio Investment as of any date of determination, (A) the Initial Market Value of such Portfolio Investment multiplied by (2) the Dollar Equivalent of its Funded Principal Amount.

“Initial Portfolio Investments” means the Portfolio Investments listed in Schedule 5.

“Interest Collection Account” means, collectively, the USD Interest Collection Account, the CAD Interest Collection Account, the EUR Interest Collection Account and the GBP Interest Collection Account.

“Interest Coverage Ratio” means, with respect to any Portfolio Investment for any relevant test period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Underlying Instrument for such Portfolio Investment, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Underlying Instrument, the ratio of (a) EBITDA for the applicable test period, to (b) all Cash Interest in respect of Indebtedness for the applicable test period, as calculated by the Portfolio Manager in good faith and in compliance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related Underlying Instrument.

“Interest Payment Date” means the 25th calendar day of the month in which each Calculation Period ends (or, if any such date is not a Business Day, the immediately succeeding Business Day).

“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Collateral Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that, for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the Cure Account or the Excluded Ineligible Asset Cash Account or the Unfunded Exposure Accounts or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, (b) the making of any Loan or advance to any other Person or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“IRS” means the United States Internal Revenue Service.

“Lender Participant” has the meaning set forth in Section 10.06(c).

“Lenders” has the meaning set forth in the introductory section of this Agreement.

“Letter of Credit” means a facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an Underlying Instrument, (ii) if the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant.

“Liabilities” has the meaning set forth in Section 5.03.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics' liens and any liens that attach by operation of law. For the avoidance of doubt, customary restrictions on assignments or transfers of a Portfolio Investment pursuant to the Underlying Instruments of such Portfolio Investment shall not be deemed to be a “Lien.”

“Liquid Characteristics” means, with respect to any Portfolio Investment, characteristics determined by the Administrative Agent in its reasonable discretion and notified by the Company and the Portfolio Manager which shall include (but not be limited to) the following unless otherwise determined by the Administrative Agent in its reasonable discretion: (a) such Portfolio Investment is Broadly

Syndicated and/or has market quotations that are readily available and that are traded on an active and orderly market (subject to consultation with the Portfolio Manager), (b) another outstanding obligation of the obligor of such Portfolio Investment is a Broadly Syndicated obligation, (c) the obligor of such Portfolio Investment has outstanding debt or equity securities that are publicly traded on a nationally recognized securities exchange, or (d) such Portfolio Investment pays interest based on a fixed rate.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term, delayed draw and/or revolving loan agreement or other similar credit agreement.

“Majority PIK Eligible Asset” means any Deferrable Eligible Asset that, as determined by the Administrative Agent in its sole discretion, is not a Minority PIK Eligible Asset.

“Margin Stock” has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

“Margining Agreement” means the margining agreement, dated as of the Closing Date, by and between the Company, the Portfolio Manager and the Administrative Agent.

“Material Action” means to: (a) file or consent to the filing of any bankruptcy, insolvency or reorganization petition under any applicable federal, state or other law relating to a bankruptcy naming the Company as debtor or other initiation of bankruptcy or insolvency proceedings by or against the Company, or otherwise seek, with respect to the Company, relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seek or consent to the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or all or any portion of its properties; (c) make or consent to any assignment for the benefit of the Company’s creditors generally; (d) admit in writing the inability of the Company to pay its debts generally as they become due; (e) petition for or consent to substantive consolidation of the Company with any other person); (f) amend or alter or otherwise modify or remove all or any part of Section 5 or 15 the Company LLC Agreement, or any similar provision of the constitutive documents of any Tax Blocker Subsidiary; or (g) amend, alter or otherwise modify or remove all or any part of the definition of “Independent Manager” or the definition of “Material Action” (or any similar or analogous term or provision) in the Company LLC Agreement or the constitutive documents of any Tax Blocker Subsidiary.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of any Credit Risk Party, taken as a whole, (b) the ability of any Credit Risk Party to perform its obligations under this Agreement or any of the other Credit Documents to which it is a party or (c) the rights of or benefits available to the Agents, the Collateral Administrator, the Securities Intermediary or the Lenders under this Agreement or any of the other Credit Documents.

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon (other than the default interest margin), or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment (other than the default interest margin), or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby or (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

“Material Modification” has the meaning set forth in the Margining Agreement.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) on or after the Anticipated Repayment Date, the date selected by the Administrative Agent or any Lender (in each case, in its sole discretion); provided that (i) for the avoidance of doubt, the date selected by any Lender or the Administrative Agent in accordance with this clause (4) shall be applicable to the entire facility and all Lenders and Secured Obligations hereunder and (ii) in the case of a date selected pursuant this clause (4), the Administrative Agent will provide the Company with at least 30 days prior notice of such date (which notice may be provided by email).

“Maximum Facility Advance Rate” means 67.5%.

“Maximum Principal Amount” means, as of any date of determination and with respect to all or any specified portion of the Portfolio Investments, the sum of (a) the Funded Principal Amount of such Portfolio Investments as of such date and (b) in the case of any such Portfolio Investments that are Delayed Funding Term Loans or Revolving Loans, the Unfunded Exposure Amounts thereof as of such date.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Mezzanine Obligation” means an obligation which is unsecured, subordinated debt of the applicable obligor.

“Minimum Equity Amount” has the meaning set forth in the Margining Agreement.

“Minimum Utilization Amount” means, on any date of determination, (x) with respect to the Term Advances, 100% and (y) with respect to the Revolving Advances, the percentage set forth in the table below multiplied by the Financing Commitment applicable to the Revolving Advances then in effect:

Period Start Date	Period End Date	Minimum Utilization Amount (% of Financing Commitment)
Closing Date	January 3, 2026	25.0%
January 3, 2026	April 3, 2026	37.5%
April 3, 2026	Ramp-up Period End Date	50.0%
Ramp-up Period End Date	Last day of the Reinvestment Period	68.75%

“Minority PIK Eligible Asset” means any Deferrable Eligible Asset that (i) requires 50% or more of the stated cash spread to be paid in cash and (ii) with respect to which the portion of then-current cash interest accrues at a rate greater than or equal to the then-applicable reference rate in respect of such obligation plus the Facility Applicable Margin.

“Moody's” means Moody's Investors Service, Inc. and any successor thereto.

“Non-USD Excluded Ineligible Asset Custodial Account” means the non-USD-denominated account designated as the “Non-USD Excluded Ineligible Asset Account” established by the Securities Intermediary for the deposit of non-USD-denominated Excluded Ineligible Assets, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Non-USD Collateral Accounts” means the Non-USD Custodial Account, the CAD Collection Account, the CAD Unfunded Exposure Account, the Euro Collection Account, the Euro Unfunded Exposure Account, the GBP Collection Account, and the GBP Unfunded Exposure Account,

“Non-USD Custodial Account: means the account designated as the “Non-USD Custodial Account” established by the Securities Intermediary for holding any non-USD-denominated Portfolio Investments and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Non-approved Eligible Investment” has the meaning set forth in Section 1.02(c).

“Non-approved Ineligible Investment” has the meaning set forth in Section 1.02(c).

“Non-approved Portfolio Investment” has the meaning set forth in Section 1.02(c).

“Notice of Exclusive Control” has the meaning set forth in Section 8.01(b).

“Non-Performing Asset” means a Portfolio Investment which on any date of determination is subject to one of the following conditions (including with respect to any Material Modification to which the Administrative Agent provides consent hereunder):

(i) Such obligation is subject to any non-payment, insolvency or bankruptcy event of default (as defined in the Underlying Instruments for such obligation) in accordance with its terms (including the terms of its Underlying Instruments after giving effect to any grace and/or cure period set forth in the related loan agreement, indenture or other applicable Underlying Instrument, but not to exceed five (5) days);

(ii) such obligation is subject to any Bankruptcy Events;

(iii) other than a waiver to permit interest to be paid in kind (as permitted under the applicable Underlying Instruments) the payment of principal or interest (other than default interest) related to such obligation has been waived by the lenders pursuant to the Underlying Instruments for ninety (90) days or more in a restructuring event, forbearance or waiver in connection with the credit deterioration of the obligor;

(iv) other indebtedness of the obligor ranking pari passu with such portfolio investment is in default with respect to the payment of principal or interest for which the lenders for such pari passu Indebtedness have elected to accelerate such Indebtedness, which default would trigger a default under the related loan agreement, indenture or other applicable Underlying Instrument (after giving effect to any grace and/or cure period set forth in the related loan agreement, indenture or other applicable Underlying Instrument, but not to exceed five (5) days); or

(v) such obligation is a DIP Loan.

“Notice of Prepayment or Reduction” has the meaning set forth in Section 4.03(c).

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested or required by the Company, including pursuant to Section 3.01(f)(vi)).

“Parent” means Diameter Credit Company.

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Interest” means a participation interest in a Loan.

“PATRIOT Act” has the meaning set forth in Section 2.04(f).

“Paydown Percentage” means, (a) prior to the Amortization Period, zero, (b) for the period on and after the first day of the Amortization Period and ending on (and excluding) the 1-year anniversary of the commencement of the Amortization Period, 72.5% and (c) thereafter, 100%; provided that while the Effective Number of Obligors is less than ten (10), the Paydown Percentage shall be 100.0%. In all cases, the Paydown Percentage shall be applied as a Ratable Distribution between Lenders holding Term Advances and Lenders Holding Revolving Advances.

“Permitted Distribution” means,

(I) on any Business Day, distributions of Interest Proceeds and/or Principal Proceeds (at the discretion of the Company) to the Parent (or other permitted equity holders of the Company) for any purpose or to the Portfolio Manager or any investment manager for the payment of servicer or investment management fees and other amounts payable to the Portfolio Manager or any such investment manager by the Company (in each case, subject to Article IV and, in the case of payments occurring on an Interest Payment Date, the Priority of Payments); provided that amounts may be distributed only so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution); (ii) no Cash Sweep Event or Cure Event has occurred and is continuing (and will not occur after giving effect to such Permitted Distribution); (iii) each Permitted Distribution of Principal

Proceeds shall be in an amount not less than U.S.$500,000; (iv) the Company gives at least one (1) Business Day’s prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (v) not more than five (5) Permitted Distributions are made in any single Calculation Period unless otherwise waived by the Administrative Agent, the Collateral Agent and the Collateral Administrator, (vi) such distribution satisfies the requirements of Section 4.03(h), (vii) if such payment occurs during the Amortization Period, the applicable Paydown Percentage of any Principal Proceeds has been applied to repay outstanding Advances in accordance with the definition of Ratable Distribution, (viii) (I) the case of Interest Proceeds, only to the extent of available Excess Interest Proceeds and (II) in the case of Principal Proceeds, pro forma for the distribution, sufficient Principal Proceeds exist in the USD Principal Collection Account and the Permitted Non-USD Collection Accounts to settle any pending purchases during the Amortization Period, (ix) no Permitted Distribution may occur prior to the first regularly scheduled Interest Payment Date and (x) the Company confirms in writing (which may be by email) to the Administrative Agent, the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied (which written confirmation shall include the relevant calculations for each applicable clause above), and the Administrative Agent confirms in writing (which may be by email) to the Collateral Agent (with a copy to the Collateral Administrator) that the conditions to a Permitted Distribution set forth herein are satisfied, and

(II) on any date of determination, distributions of any proceeds received by the Company in respect of any Excluded Ineligible Asset.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Credit Documents, (d) judgment Liens not constituting an Event of Default hereunder, (e) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents and securities on deposit in or credited to one or more accounts maintained by a custodian or bank, in each case granted in the ordinary course of business in favor of the bank or custodian with which such accounts are maintained, securing amounts owing to such bank or custodian with respect to cash management, operating account arrangements, netting arrangements or other amounts owing in connection with the maintenance or operation of any bank or securities account, (f) with respect to any collateral underlying a Portfolio Investment, the Lien in favor of the Company and liens permitted under the related Underlying Instruments, (g) as to agented Portfolio Investments, Liens in favor of the agent under the related Underlying Instruments, (h) Liens in favor of any purchaser of a Portfolio Investment if such Portfolio Investment has been sold by the Company for cash consideration and (i) such cash consideration has been deposited into a Collateral Account, (ii) the transfer of such Portfolio Investment has not been or cannot be completed and (iii) the Company has settled such sale as a participation or similar arrangement (including settlement as a participation pending transfer), (i) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (x) attach only to the securities (or proceeds) being purchased or sold and (j) any other Lien designated as a Permitted Lien by the Portfolio Manager with notice to the Administrative Agent and the agreement of the Administrative Agent and (y) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing.

“Permitted Non-USD Collection Accounts” means the CAD Collection Account, the Euro Collection Account, the GBP Collection Account, and any similar collection account opened in connection with any other Permitted Non-USD Currency approved by the Administrative Agent in its sole discretion.

“Permitted Non-USD Currency” means CAD, Euro, GBP, and/or any other currency approved by the Administrative Agent in its sole discretion.

“Permitted Non-USD Currency Accounts” means the Non-USD Custodial Account, CAD Collection Account, the CAD Unfunded Exposure Account, the Euro Collection Account, the Euro Unfunded Exposure Account, the GBP Collection Account, the GBP Unfunded Exposure Account, and any similar account opened in connection with any other Permitted Non-USD Currency approved by the Administrative Agent in its sole discretion.

“Permitted Non-USD Currency Condition” has meaning set forth in Section 2.05 hereto.

“Permitted Obligor Indebtedness” means senior secured Indebtedness that (i) is secured on a first lien basis by all or a portion of the assets of the related obligor and (ii) has a ratio of the maximum aggregate principal amount outstanding or available to be drawn under the applicable Underlying Instruments to EBITDA of such obligor (based on the most recently available quarterly financial statements of such obligor as of the Test Date for the related Portfolio Investment (or prospective Portfolio Investment) not greater than 1.50x or, with respect to any Portfolio Investment (or prospective Portfolio Investment), such greater amount as the Administrative Agent may permit with respect to such Portfolio Investment (or prospective Portfolio Investment) in its sole discretion acting in good faith.

“Permitted RIC Distributions” means, on any Business Day, distributions to the Parent to the extent required to allow the Parent to make sufficient distributions to allow the Parent to qualify as a regulated investment company and to otherwise eliminate or minimize U.S. federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 115% of the higher of (a) the net investment income of the Borrower for the applicable fiscal year determined in accordance with GAAP as specified in the annual financial statement most recently delivered pursuant to Section 6.02(p) and (b) the amounts that the Borrower would have been required to distribute to the Parent to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for U.S. federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii) in clause (b), calculated by only taking into account the income and assets of the Borrower and assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code, (B) after the occurrence and during the continuance of an Event of Default, the amount of Permitted RIC Distributions made in any calendar quarter shall not exceed U.S.$1,500,000 (or such greater amount consented to by the Administrative Agent in its sole discretion) and (C) amounts may be distributed pursuant to this definition only so long as the Company gives at least one (1) Business Day's prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator.

“Permitted Working Capital Lien” means a lien securing any Permitted Obligor Indebtedness, which may be a super-first priority lien (senior to any senior, secured Indebtedness),

secured solely by all or a portion of the current assets of the related obligor (it being understood that such revolving lending facility may be secured on a junior lien basis by other assets of the related obligor) or a super-priority revolving loan payable on a first lien first out basis; provided that the total commitment of such Permitted Obligor Indebtedness does not exceed 1.50x of TTM EBITDA at the relevant Test Date.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established by the Company or any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Portfolio” means all Portfolio Investments Purchased hereunder and not otherwise sold or liquidated.

“Portfolio Investments” has the meaning set forth in the introductory section of this Agreement.

“Portfolio Manager” has the meaning set forth in the introductory section of this Agreement.

“Portfolio Manager Fee” means the fees and documented out of pocket expenses payable to the Portfolio Manager for services rendered and performed of its obligations under this Agreement, due and payable on each Interest Payment Date in an amount up to $50,000 per quarter (unless such fee is waived by the Portfolio Manager).

“Possessory Collateral” has the meaning set forth in the definition of “Deliver.”

“Preferred Equity Eligible Asset” means an equity security (other than Margin Stock) backed by the corporate cash flows and/or asset value of the obligor thereof, as approved by the Administrative Agent in its sole discretion.

“Premium Call Period” means the period ending on, but excluding, October 3, 2027.

“Prime Rate” means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Administrative Agent determines (in a commercially reasonable manner in good faith) that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Administrative Agent may select a reasonably comparable index or source consistent with the index or source the Administrative Agent is then using as Administrative Agent in similarly situated facilities to use as the basis for the Prime Rate.

“Principal Collection Account” means, collectively, the USD Principal Collection Account, the CAD Principal Collection Account, the EUR Principal Collection Account and the GBP Principal Collection Account.

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed or deposited by the Company including amounts deposited by the Parent or transferred from the Interest Collection Account, in each case in connection with, and in the amount necessary for, any Borrowing Base Cure and the proceeds of Advances made in accordance herewith), in each case other than Interest Proceeds in the Interest Collection Account or amounts on deposit in any Unfunded Exposure Account or the Excluded Ineligible Asset Cash Account.

“Priority of Payments” has the meaning set forth in Section 4.05.

“Proceeding” has the meaning set forth in Section 10.07(b).

“Purchase” means each acquisition of a Portfolio Investment hereunder by way of (x) a sale or contribution by the Transferor to the Company pursuant to the Sale Agreement, (y) purchase from any other affiliated or unaffiliated party pursuant to an arms' length transaction or (z) originating any Loan.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

“Ramp-Up Period” means the period beginning on, and including, the Closing Date and ending on, but excluding, July 3, 2026 the (“Ramp-Up Period End Date”).

“Ratable Distribution” means, for any relevant application of Principal Proceeds (1) a percentage of such Principal Proceeds equal to the Revolving Advance Principal Share Percentage as of (x) the date of the applicable payment, with respect to payments made pursuant to Section 4.06 or 4.07 during the Reinvestment Period, or (y) the last day of the Reinvestment Period, otherwise, to the payment of principal on the Revolving Advances and (2) a percentage of such Principal Proceeds equal to the Term Advance Principal Share Percentage as of (x) the date of the applicable payment, with respect to payments made pursuant to Section 4.06 or 4.07 during the Reinvestment Period, or (y) the last day of the Reinvestment Period, otherwise to the payment of principal on the Term Advances, and in each of (1) and (2) payable pro rata to the Lenders based on their respective Financing Commitment, in each case, as calculated by the Administrative Agent.

“Recurring Revenue” means, with respect to any Portfolio Investment for any relevant test period, the definition of “annualized recurring revenue” (or an equivalent term) in the related Underlying Instruments, or if no such definition exists in such Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues the Company and the Administrative Agent mutually deem to be appropriate.

“Reference Rate” means Term SOFR.

“Reference Rate Replacement Adjustment” means, with respect to any replacement of the then-current Reference Rate with an Unadjusted Reference Rate Replacement for any applicable Calculation Period for any setting of such Unadjusted Reference Rate Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent for the applicable Calculation Period giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Reference Rate with the applicable Unadjusted Reference Rate Replacement by the Relevant Governmental Body on the applicable Reference Rate Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Reference Rate with the applicable Unadjusted Reference Rate Replacement for syndicated credit facilities denominated in the applicable Eligible Currency; provided that if the Company in its commercially reasonable judgment objects to the Reference Rate Replacement Adjustment selected by the Administrative Agent or the method for calculating such Reference Rate Replacement Adjustment within one (1) Business Day of notice thereof, consent from the Company must be obtained for such Reference Rate Replacement Adjustment.

“Reference Rate Replacement Conforming Changes” means, with respect to the replacement of the Reference Rate, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Calculation Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or continuation notices, length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Portfolio Manager, may be appropriate to reflect the adoption and implementation of the new Reference Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in its reasonable discretion) that no market practice for the administration of such new Reference Rate exists, in such other manner of administration as the Administrative Agent and the Portfolio Manager mutually agree is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Reference Rate Replacement Date” means the earlier to occur of the following events with respect to the Reference Rate and Advances:

(a) in the case of clause (a) or (b) of the definition of “Reference Rate Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Reference Rate permanently or indefinitely ceases to provide such Reference Rate; or

(b) in the case of clause (c) of the definition of “Reference Rate Transition Event,” the date specified by the Administrative Agent following the date on which the Administrative Agent is unable to determine such Reference Rate for the applicable Eligible Currency or Eligible Currencies.

“Reference Rate Transition Event” means the occurrence of one or more of the following events with respect to a Reference Rate and Advances:

(a) a public statement or publication of information by or on behalf of the administrator of such Reference Rate announcing that the administrator has ceased or will cease to provide such Reference Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Reference Rate (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Reference Rate, the central bank for the Reference Rate, an insolvency official with jurisdiction over the administrator for such Reference Rate, a resolution authority with jurisdiction over the administrator for such Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Reference Rate, which states that the administrator of such Reference Rate has ceased or will cease to provide such Reference Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor or such Reference Rate (or such component thereof); or

(c) if the Administrative Agent is unable to determine such Reference Rate for Advances denominated in such Eligible Currency (i) because such Reference Rate ceases to exist or is no longer published on a current basis, (ii) due to a material disruption to such Reference Rate that is not expected to be temporary or (iii) due to a change in the methodology of calculating such Reference Rate; provided that no such event described in clauses (ii) or (iii) of this clause (c) shall constitute a Reference Rate Transition Event if the Company in its commercially reasonable judgment objects to such designation within one (1) Business Day’s notice thereof, unless the Company consents to such designation.

“Register” has the meaning set forth in Section 3.01(c).

“Reinvestment Period” means the period beginning on, and including, the Closing Date and ending on, but excluding, the earlier of (i) October 3, 2028 and (ii) the date on which an Event of Default occurs and the Administrative Agent so declares that the Reinvestment Period has ended as a result of such Event of Default; provided that the Reinvestment Period may be extended by one (1) year upon (a) the consent of the Company, the Administrative Agent and the Required Lenders, (b) payment to the Lenders of an extension fee to be agreed between the Administrative Agent and the Company on or prior to the effective date of such extension and (c) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04(c), (d) and (f)(ii) on the Closing Date.

“Related Parties” has the meaning set forth in Section 9.01.

“Relevant Governmental Body” means with respect to the replacement of the Reference Rate in respect Advances, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Request for Advance” has the meaning set forth in Section 2.03(d).

“Required Lenders” means (a) Barclays Bank PLC and any Lender which is an Affiliate thereof for so long as Barclays Bank PLC is the Administrative Agent and (b) together with Lenders in clause (a), Lenders holding 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments. The Financing Commitment of any Defaulting Lenders shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means (i) with respect to the Company or the Portfolio Manager, any duly appointed officer or authorized signatory of the Portfolio Manager (in the Portfolio Manager's role as sole member of the of the Company), (ii) with respect to the Administrative Agent, such person with directly responsibility for the administration of this Agreement, (iii) with respect to the Collateral Agent or the Securities Intermediary, any officer thereof customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement and (iv) with respect to the Collateral Administrator, any officer thereof customarily performing functions with respect to collateral administration matters and, with respect to a particular matter under this Agreement, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding; provided that in no case shall a Permitted Distribution constitute a Restricted Payment.

“Retention Event” means any failure of the UK Retention Provider to comply with the requirements of Section 10.14.

“Revolving Advance” means each Advance other than a Term Advance.

“Revolving Advance Principal Share Percentage” means, as of any date of determination, the amount, expressed as a percentage, equal to the aggregate outstanding principal amount of Revolving Advances divided by the aggregate outstanding principal amount of all Advances.

“Revolving Commitment” means with respect to each Lender, the commitment of such Lender to provide Revolving Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender's name on the Transaction Schedule or in the assignment and assumption pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to (i) a Commitment Increase Request, (ii) Section 4.07 or (iii) any assignments made in accordance with the provisions of Section 10.06 of this Agreement.

“Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“ROFO Notice” has the meaning set forth in Section 8.02(c).

“S&P” means S&P Global Ratings, an S&P Global business, and any successor thereto.

“Sale Agreement” has the meaning set forth in the introductory section of this Agreement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive country-wide or territory-wide Sanctions (including, among others, Cuba, Iran, North Korea, and the Crimea, Donetsk and Luhansk regions, and the non-government controlled Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European

Union, any EU member state or His Majesty's Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or His Majesty's Treasury of the United Kingdom.

“Second Lien Eligible Asset” means a Loan or Bond (i) that is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to any Permitted Working Capital Lien and/or customary waterfall provisions and first priority liens accorded priority status under Applicable Law and to Permitted Liens), (ii) the value of the collateral securing which (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans and Bonds of equal or higher seniority secured by the same collateral, in each case, as determined by the Administrative Agent in its sole discretion, (iii) which is secured by corporate cashflows and (iv) such Permitted Working Capital Liens are cumulatively less than or equal to 1.5x of TTM EBITDA as of the applicable Test Date.

“Secured Obligation” has the meaning set forth in Section 8.02(a).

“Secured Party” has the meaning set forth in Section 8.02(a).

“Securities Intermediary” has the meaning set forth in the introductory section of this Agreement.

“Securitization Exposure” means, as determined by the Administrative Agent in its sole discretion acting in good faith on any date of determination, (1) an on-balance sheet or off-balance sheet credit exposure (including credit-enhancing representations and warranties) that arises from a traditional securitization or synthetic securitization (including a resecuritization), (2) an exposure that directly or indirectly references a securitization exposure described in clause (1) of this definition or (3) otherwise determined by the Administrative Agent in its sole discretion acting in good faith, with the advice of counsel, to be a “UK Securitization Exposure” under the UK Securitization Regulations.

“Senior Net Leverage Ratio” means, with respect to any Portfolio Investment (other than a First Lien Recurring Revenue Eligible Asset) for any relevant test period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instrument for each such Portfolio Investment, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instrument, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for the applicable test period, as calculated by the Portfolio Manager in good faith and in compliance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related Underlying Instrument.

“Servicing Standard” means, with respect to any Portfolio Investment, to service and administer such Portfolio Investments in accordance with applicable law, the terms of this Agreement, the Underlying Instruments, all customary and usual servicing practices for loans like the Portfolio

Investments and, to the extent consistent with the foregoing, (i) if the Portfolio Manager is the originator or an Affiliate thereof, the higher of: (A) in a manner which the Portfolio Manager believes to be consistent with the practices and procedures followed by institutional servicers of national standing relating to assets of the nature and character of the Portfolio Investments, and (B) the same care, skill, prudence and diligence with which the Portfolio Manager services and administers loans for its own account or for the account of others and (ii) if the Portfolio Manager is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Portfolio Manager services and administers loans for its own account or for the account of others.

“Settlement Date” has the meaning set forth in Section 1.03.

“Similar Law” means any state, local or other law, rule or regulation that is substantially similar to Title I of ERISA and/or Section 4975 of the Code.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the website of the SOFR Administrator, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time) on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person's debt (including contingent liabilities) does not exceed the present fair value of such Person's present assets; (b) such Person's capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such Person has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor Backed Asset” means an Eligible Investment owned by a Financial Sponsor.

“Spot Rate” means, as of any date of determination, (x) with respect to actual currency exchange between USD and any Permitted Non-USD Currency, the applicable currency-USD rate available through the Collateral Agent’s banking facilities or, if the Collateral Agent has notified the Administrative Agent and the Company that it will no longer provide such services or if Citibank, N.A. or any of its Affiliates is no longer the Collateral Agent, as selected by the Portfolio Manager and as consented to by the Administrative Agent (or, if an Event of Default has occurred and is continuing, as selected by the Administrative Agent in its sole discretion) at the time of such exchange or calculation and (y) with respect to all other purposes between USD and any Permitted Non-USD Currency, the applicable currency-USD spot rate that appeared on the BFIX page of Bloomberg Professional Service (or any successor thereto) (or such other recognized service or publication used by the Administrative Agent for purposes of determining currency spot rates in the ordinary course of its business from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as determined by the Administrative Agent in its sole discretion. The determination of the Spot Rate shall be conclusive absent manifest error.

“Trade Ticket” means any trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol).

“Standby Directed Investment” has the meaning set forth in Section 4.01.

“Standstill Period” has the meaning set forth in Section 8.02(c).

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage‑backed securities.

“Subordinated Eligible Asset” means a subordinated debt obligations of an obligor, which may include Debt-Like Preferred Equity, Equity-Like Preferred Equity, Mezzanine Obligations, or HoldCo Loans.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that notwithstanding any provision herein to the contrary, the term “Subsidiary” shall not include any Person that constitutes an investment held by the Company in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Company.

“Substitute Portfolio Investment” has the meaning set forth in Section 1.06.

“Substitution” has the meaning set forth in Section 1.06.

“Substitution Date” has the meaning set forth in Section 1.03.

“Synthetic Security” means a security or swap transaction, other than a participation interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Market Value Amount” means the outstanding Financing Commitments divided by the Maximum Facility Advance Rate.

“Tax Blocker Subsidiary” means any wholly-owned, directly or indirectly, subsidiary of the Company from time to time designated in writing by the Company to the parties hereto, and consented to by the Administrative Agent (which consent the Administrative Agent may give, withhold or condition in its sole and absolute discretion), as a “Tax Blocker Subsidiary” (which designation will contain a description of the assets to be transferred to such subsidiary).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means each Advance other than a Revolving Advance.

“Term Advance Principal Share Percentage” means, as of any date of determination, the amount, expressed as a percentage, equal to the aggregate outstanding principal amount of Term Advances divided by the aggregate outstanding principal amount of all Advances.

“Term Commitment” means with respect to each Lender, the commitment of such Lender to provide Term Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender's name on the Transaction Schedule or in the assignment and assumption pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to (i) a Commitment Increase Request, (ii) Section 4.07 or (iii) any assignments made in accordance with the provisions of Section 10.06 of this Agreement.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Calculation Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Calculation Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Reference Rate Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent in its sole discretion as the forward-looking term rate based on SOFR.

“Test Date” has the meaning set forth in the Margining Agreement.

“Total Net Leverage Ratio” means, with respect to any Portfolio Investment (other than any First Lien Recurring Revenue Eligible Asset) for any relevant test period, the meaning of “Total Net Leverage Ratio” or any comparable definition in the Underlying Instrument for each such Portfolio Investment, and in any case that “Total Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instrument, the ratio of (a) Indebtedness minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for the applicable test period, as calculated by the Portfolio Manager in good faith and in compliance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related Underlying Instrument.

“Trade Date” has the meaning set forth in Section 1.03.

“Tranche Size” means, with respect to any Portfolio Investment, an amount equal to the sum of the principal amount of the aggregate tranche of such Portfolio Investment as of the date of its acquisition by the Company plus any incremental term loan issuance issued under the same credit document and has the same interest spread, maturity and seniority.

“Transaction Schedule” has the meaning set forth in the introductory section of this Agreement.

“Transferor” has the meaning set forth in the introductory section of this Agreement.

“TTM EBITDA” means, with respect to any obligor of a Portfolio Investment (other than a First Lien Recurring Revenue Eligible Asset) and any date of determination, such obligor's “trailing twelve month” EBITDA, as determined in accordance with the Underlying Instruments in respect of the related Portfolio Investment (or in such other manner as the Company (or the Portfolio Manager on its behalf) and the Administrative Agent shall agree upon in writing (including via e-mail)).

“UCC” has the meaning set forth in Section 8.01(a).

“UK Retained Interest” means a material net economic interest of not less than 5 (five) percent of the nominal value of the securitized exposures (in the form of membership interests in the Company, which may be held directly or indirectly) in accordance with Article 6(3)(d) of Chapter 2 of the PRASR and SECN 5.2.8R(1)(d).

“UK Retention Provider” has the meaning set forth in the introductory section of this Agreement.

“UK Securitization Regulations” the Securitisation Regulations 2024/102, the Securitisation (Amendment) Regulations 2024/705, the Securitisation Sourcebook (“SECN”) of the Financial Conduct Authority (“FCA”) Handbook and the Securitisation Part (“PRASR”) of the Prudential Regulation Authority (“PRA”) Rulebook, in each case, as amended, varied or substituted from time to time.

“Unadjusted Reference Rate Replacement” means the Reference Rate replacement excluding the Reference Rate Replacement Adjustment.

“Uncertificated Security” has the meaning set forth in the UCC.

“Underlying Instrument” means the agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“Unfunded Exposure Accounts” means the USD Unfunded Exposure Account, the CAD Unfunded Exposure Account, the Euro Unfunded Exposure Account, the GBP Unfunded Exposure Account and any similar account opened in connection with any other Permitted Non-USD Currency approved by the Administrative Agent in its sole discretion acting in good faith.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Funding Term Loan or Revolving Loan, an amount equal to the aggregate par amount of all unfunded commitments associated with such Delayed Funding Term Loan or Revolving Loan, as applicable.

“Unfunded Exposure Required Equity Amount” means, on any date of determination, an amount equal to, for each Portfolio Investment that is a Delayed Funding Term Loan or Revolving Loan, (x) the Unfunded Exposure Amount of such Delayed Funding Term Loan or Revolving Loan minus (y) the product of (i) the Current Market Value of such unfunded exposure (assuming for this purpose that such exposure is fully funded) and (ii) the Individual Advance Rate of such Delayed Funding Term Loan or Revolving Loan.

“Unfunded Exposure Shortfall” means, on any date of determination, an amount equal to the greater of (x) zero and (y) (A) prior to the last day of the Reinvestment Period, the aggregate Unfunded Exposure Required Equity Amount for all Portfolio Investments and (B) on and after the last day of the Reinvestment Period, the aggregate Unfunded Exposure Amount for all Portfolio Investments, minus, in each case, the amounts on deposit in the Unfunded Exposure Accounts, if such amount is greater than zero.

“Unrestricted Cash” means, with respect to any Portfolio Investment, the meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for the applicable Portfolio Investment, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instrument, all cash or cash equivalents available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than statutory liens, liens of depositary institutions and liens permitted under or granted in accordance with such Underlying Instrument).

“Unsecured Bond” means a Bond that is an unsecured obligation of the obligor.

“Unsecured Loan” means a Loan that is an unsecured obligation of the obligor.

“Unsecured Obligations” means Unsecured Bonds and Unsecured Loans.

“USD” means United States dollars.

“USD Collection Account” means collectively, the USD Interest Collection Account and the USD Principal Collection Account.

“USD Collateral Accounts” means the USD Collection Account, the USD Custodial Account and the USD Unfunded Exposure Account.

“USD Custodial Account: means the USD-denominated account designated as the “USD Custodial Account” established by the Securities Intermediary for holding any USD-denominated Portfolio Investments and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“USD Excluded Ineligible Asset Account” means, collectively, the USD Excluded Ineligible Asset Custodial Account and the USD Excluded Ineligible Asset Cash Account.

“USD Excluded Ineligible Asset Cash Account” means the USD-denominated non-interest bearing account designated as the “USD Excluded Ineligible Asset Account” established by the Securities Intermediary for the deposit of proceeds relating to the USD-denominated Excluded Ineligible Assets, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“USD Excluded Ineligible Asset Custodial Account” means the USD-denominated account designated as the “USD Excluded Ineligible Asset Account” established by the Securities Intermediary for the deposit of USD-denominated Excluded Ineligible Assets, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“USD Interest Collection Account” means the USD-denominated non-interest bearing account designated as the “USD Interest Collection Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Interest Proceeds denominated in USD upon identification by the Collateral Manager as after being received into the USD Pass-Through Collection Account and any successor accounts established in connection with the resignation or removal of the Securities Intermediary. All Interest Proceeds denominated in USD will be deposited into the USD Interest Collection Account following identification thereof and will remain in such account unless otherwise provided for herein.

“USD Pass-Through Collection Account” means the USD-denominated non-interest bearing account designated as the “USD Interest Collection Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the initial deposit of Interest Proceeds and Principal Proceeds denominated in USD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary. All Proceeds denominated in USD will be initially deposited into the USD Pass-Through Collection Account and will remain in such account unless otherwise provided for herein.

“USD Principal Collection Account” means the USD-denominated non-interest bearing account designated as the “USD Principal Collection Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of Principal Proceeds denominated in USD upon identification by the Collateral Manager as after being received into the USD Pass-Through Collection Account and any successor accounts established in connection with the resignation or removal of the Securities Intermediary. All Principal Proceeds denominated in USD will be deposited into the USD Principal Collection Account and will remain in such account unless otherwise provided for herein.

“USD Unfunded Exposure Account” means the USD-denominated non-interest bearing account designated as the “USD Unfunded Exposure Account” established by the Securities Intermediary and set forth in the Transaction Schedule for the deposit of the Unfunded Exposure Amounts in respect of Portfolio Investments denominated in USD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code or an entity that is treated as a disregarded entity that is wholly-owned by such a Person, in each case for U.S. federal income tax purposes.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f).

“Valuation Provider” has the meaning set forth in the Margining Agreement.

“Value Adjustment Event” has the meaning set forth in the Margining Agreement.

“Warranty Portfolio Investment” has the meaning assigned to such term in the Sale Agreement.

“Weighted Average Spread” means, with respect to floating rate Portfolio Investments (excluding Ineligible Investments), as of any date, the number obtained by:

(a) summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such floating rate Portfolio Investments (plus for any Portfolio Investment, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over the then-current applicable reference rate (which spread or excess may be expressed as a negative percentage) by the Funded Principal Amount of each floating rate Portfolio Investment (other than Ineligible Investments) as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such floating rate Portfolio Investment that is a Revolving Loan or a Delayed Funding Term Loan, the related commitment or undrawn fee as of such date by the Unfunded Exposure Amount of each such floating rate Portfolio Investment (other than Ineligible Investments) as of such date; and

(b) dividing such sum by the aggregate Maximum Principal Amount of all such floating rate Portfolio Investments (other than Ineligible Investments) as of such date, and rounding the result up to the nearest 0.001%; provided that with respect to any such Portfolio Investment that contains an interest rate floor that at the time is greater than the index, then, so long as the Company has notified the Administrative Agent of such floor, the stated interest rate spread on such asset over the index shall be deemed to be equal to the sum of (x) the stated interest rate spread over such index and (y) the excess of the specified “floor” rate relating to such asset over the index.

“Withholding Agent” means the Company and the Administrative Agent.

ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments. On the Closing Date, the Company shall acquire the Initial Portfolio Investments from the Transferor pursuant to the Sale Agreement, subject to the conditions specified in this Agreement. From time to time during the Reinvestment Period, the Company may Purchase additional Portfolio Investments, or request that Portfolio Investments be Purchased for the Company's account, all on and subject to the terms and conditions set forth herein.

SECTION 1.02. Procedures for Purchases and Related Advances.

(a) Timing of Approval Requests. No later than five (5) Agent Business Days (or two (2) Agent Business Days in the case of Portfolio Investments that are Broadly Syndicated or, in each case, such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a binding commitment or other agreement to acquire any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account (a “Purchase Commitment”) or that a Substitution occur, the Portfolio Manager, on behalf of the Company, shall deliver to the Administrative Agent an individual approval request relating to each such proposed Portfolio Investment (each such approval request, as it relates to the individual asset set forth therein, an “Approval Request”). Each Approval Request shall be for a Funded Principal Amount of no less than $5,000,000. Granted approvals may be evidenced by delivery by electronic communication of an asset approval letter substantially in the form of Exhibit C (which may be in Excel or email format).

(b) Contents of Approval Requests. Each Approval Request shall consist of an electronic submission to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Portfolio Manager and the Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information as the Administrative Agent may reasonably request to the extent that such information is available to the Portfolio Manager.

(c) Approval of Portfolio Investments. The Administrative Agent shall have the right, on behalf of all Lenders, to reasonably request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Portfolio Manager and the Company (including via email) of its determination of approval or failure to approve each Portfolio Investment proposed to be acquired pursuant to an Approval Request no later than the fifth (5th) Agent Business Day (or, in the case of a Portfolio Investment that is Broadly Syndicated, three (3) Agent Business Days) succeeding the date on which it receives such Approval Request and all information requested in connection therewith; provided that (i) any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent, (ii) the failure of the Administrative Agent to notify the Portfolio Manager and the Company of its approval in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition, and (iii) each approval (including a deemed approval pursuant to clause (i)) shall be valid for 45 days. Each notice of approval of a Portfolio Investment (a copy of which shall be delivered to the Collateral Administrator) shall include the Individual Advance Rate, the Initial Market Value and, if applicable, the Value Adjustment Events for such Portfolio Investment; provided that the Individual Advance Rates in respect of the Initial Portfolio Investments are as set forth in the Margining Agreement and the Initial Market Values of the Initial Portfolio Investments are as set forth in Schedule 5. For the avoidance of doubt, the Company shall not enter into a Purchase Commitment with respect to any Portfolio Investment that has not been approved (or deemed to be approved) by the Administrative Agent in accordance with this Section 1.02.

The failure of the Administrative Agent to approve the acquisition of a Portfolio Investment will not prohibit the Company from acquiring such Portfolio Investment (subject to the conditions set forth in this Section if it otherwise satisfies the requirements of Section 1.03, including, without limitation, that it satisfies the Eligibility Criteria as of its Trade Date); provided that any Portfolio Investment not so approved prior to its Trade Date shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved; provided, further, that, with respect to any Portfolio Investment not so approved prior to its Trade Date and in respect of which either (i) the Administrative Agent thereafter refuses to grant an Approval Request with respect to such Portfolio Obligation or (ii) which, in the determination of the Administrative Agent (in its sole discretion) at the time of the purchase of such Portfolio Investment failed to satisfy the Eligibility Criteria set forth on Schedule 3, other than in the case of a Portfolio Investment with respect to which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3 (any Portfolio Investment described in the immediately foregoing (i), a "Non-approved Eligible Investment," any Portfolio Investment described in the immediately foregoing (ii), a "Non-approved Ineligible Investment" and collectively, the “Non-approved Portfolio Investments”), the Company shall (x) in the case of a Non-approved Eligible Investment, hold or sell, transfer or otherwise dispose of such Portfolio Investment, in its sole discretion (subject to the requirements of Section 1.04) and (y) in the case of a Non-approved Ineligible Investment, at the election of the Administrative Agent (in its sole discretion) either (A) make commercially reasonable efforts to sell such Non-approved Ineligible Investment for a sale price not less than the fair market value thereof as soon as reasonably practicable, as determined by the Portfolio Manager in accordance with the Servicing Standard and based on then-current market conditions and the Portfolio Manager’s overall goal of maximizing returns on the Collateral, following the receipt by the Portfolio Manager of a written notification from the Administrative Agent that such Portfolio Investment constitutes a Non-approved Ineligible Investment or (B) transfer such Non-approved Ineligible Investment into the Excluded Ineligible Asset Account.

In respect of any Portfolio Investment not so approved prior to its Trade Date that is a Delayed Funding Term Loan or Revolving Loan, the Company shall deposit cash into the applicable Unfunded Exposure Account (including, where available, from amounts credited to the USD Principal Collection Account, the USD Interest Collection Account or a Permitted Non-USD Collection Account)

in an aggregate amount at least equal to the Unfunded Exposure Amount of such Portfolio Investment, to be held as cash collateral until such later date (if any) on which such Portfolio Investment is so approved

(d) Re-Approval of Certain Portfolio Investments. If any Portfolio Investment that is a First Lien Recurring Revenue Eligible Asset is reclassified as an as an EBITDA-based Portfolio Investment (as indicated in the most recent compliance certificate provided by the Company), the Portfolio Manager shall submit an Approval Request to the Administrative Agent no later than five (5) Agent Business Days following the date of such compliance certificate and such Portfolio Investment shall be subject to re-approval by the Administrative Agent in accordance with clause (c) above; provided that the failure to approve such Portfolio Investment will solely mean it is a Non-approved Eligible Investment which will not be included in the Borrowing Base and notwithstanding anything to the contrary contained herein, there shall be no requirement to sell, transfer or dispose of such Portfolio Investment. The Portfolio Manager may request that an MTC Eligible Asset be reapproved at any time, which, with the consent of the Administrative Agent in its sole discretion, will reset the Initial Market Value and the Test Date applicable to such Portfolio Investment and remove any Value Adjustment Events.

SECTION 1.03. Conditions to Purchases. No Purchase Commitment, Purchase or Substitution shall be entered into or made unless each of the following conditions is satisfied (or waived by the Administrative Agent to the Company and the Portfolio Manager in writing (including via email) in its sole discretion) as of the date on which such Purchase Commitment is entered into or such Purchase would otherwise be made (such Portfolio Investment's “Trade Date”) or, in the case of a Substitution, the date on which the Company consummates a Substitution (the “Substitution Date”):

(1) the information contained in the Approval Request accurately describes such Portfolio Investment, such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 as determined by the Administrative Agent in its sole discretion (the “Eligibility Criteria”), and the Administrative Agent has approved (or has been deemed to approve pursuant to Section 1.02(c)(i)) such Approval Request in accordance with Section 1.02;

(2) [reserved];

(3) with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment meets the criteria set forth in the definition of Applicable Settlement Date;

(4) no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), has occurred and is continuing, and the Reinvestment Period has not otherwise ended;

(5) if the Weighted Average Spread as of such date is less than 3%, the Weighted Average Spread would be maintained or increased as a result of the proposed Purchase Commitment, Purchase or Substitution; and

(6) after giving pro forma effect to the Purchase or Substitution of such Portfolio Investment and the related Advance, no Cash Sweep Event has occurred; provided that the Company may consummate a Purchase that does not require the payment of any cash by the Company or Substitution of a Portfolio Investment in accordance with Section 1.02 notwithstanding that a Cash Sweep Event shall be continuing after giving pro forma effect thereto if the Administrative Agent has approved such Purchase or Substitution in its sole discretion and, on a pro forma basis after giving effect to such Purchase or Substitution, the Borrowing Base

Ratio is reduced and each of the Concentration Limitations will be satisfied or, if not satisfied, maintained or improved.

If the above conditions to a Purchase Commitment, a Purchase or a Substitution are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, with notice to the Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator, the date on which such Purchase (if any) or Substitution shall settle (the “Settlement Date” for such Portfolio Investment).

SECTION 1.04. Sales of Portfolio Investments. The Company will not voluntarily sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent, except that, subject to Section 6.02(w), the Company may sell any Portfolio Investment (including any Ineligible Investment) or other asset without consent from, or prior notice to, the Administrative Agent so long as, immediately prior to such sale or other disposition and immediately after giving effect to such sale or disposition, (a) no Event of Default or Cash Sweep Event shall have occurred and be continuing, in each case, unless (x) such Event of Default or Cash Sweep Event would be lessened or cured or (y) if such sale was committed to be entered into prior to such Event of Default or Cash Sweep Event, (b) the sale of such asset by the Company shall either be (i) for an amount equal to par or (ii) on an arm's-length basis at fair market value and in accordance with the Portfolio Manager's Servicing Standard and standard market practices and (c) if the Weighted Average Spread is less than 3%, the Weighted Average would be maintained or increased as a result of the proposed Purchase Commitment, Purchase or Substitution.

With respect to any Portfolio Investment (or portion of a Portfolio Investment) that, as of any date of determination, (i) is a Non-Performing Asset which exceeds the Concentration Limitation set forth in clause (3) of the definition thereof, (ii) has been converted into an equity security or similar instrument (other than a Preferred Equity Eligible Asset which exceeds the Concentration Limitation set forth in clause (4) of the definition thereof) or (iii) is restructured or requalified into an Ineligible Investment as a Securitization Exposure (any Ineligible Investment described in clauses (i), (ii) or (iii), an “Excluded Ineligible Asset”), the Company shall use commercially reasonable efforts to sell, participate, dividend, contribute, transfer, convey or otherwise dispose of such Excluded Ineligible Asset (or portion thereof) for a sale price not less than the fair market value thereof (as determined by the Portfolio Manager in accordance with the Servicing Standard and based on current market conditions and the Portfolio Manager’s overall goal of maximizing returns) following such Ineligible Investment becoming an Excluded Ineligible Asset.

For the avoidance of doubt, nothing contained in this Section 1.04 shall be construed as a waiver of any Default or Event of Default that may result from any Portfolio Investment being deemed to be an Ineligible Investment, the effect of which causes a Cash Sweep Event to have occurred and/or Concentration Limitations or any other covenant or condition under this Agreement not being satisfied.

In addition and without limitation to the foregoing restrictions, notwithstanding anything to the contrary, the Company will not have substituted, distributed, dividended or sold Affiliate Purchased Investments (other than Warranty Portfolio Investments) to the Parent or any Affiliate (other than to any Affiliate than is a bankruptcy remote entity or is itself a Portfolio Investment) with an aggregate principal balance, collectively, in excess of 20% of the Affiliate Purchased Investment Balance measured as of the date of such substitution, distribution, sale or dividend.

SECTION 1.05. Certain Assumptions relating to Portfolio Investments and Certain Matters relating to Currency Equivalents.

(a) All determinations of whether an asset is to be included for purposes of determination of the Borrowing Base, any Eligibility Criteria, any Concentration Limitation or any other calculation to be made under this Agreement or the other Credit Documents will be on a trade-date basis (meaning that any asset that has been purchased will be treated as a Portfolio Investment from and after the trade date for such purchase, and the amount of any cash to be applied to effectuate such purchase will be treated as disbursed as of the trade for such purchase); provided, however, that, for purposes of all calculations and related reports hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Company has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by the Company until such settlement date.

(b) For purposes of all valuations and calculations under the Credit Documents (including, without limitation, the Current Market Value Amount of the Portfolio Investments and the Borrowing Base), (i) the principal amount of any Portfolio Investment or Eligible Investment denominated in a Permitted Non-USD Currency, (ii) proceeds denominated in any Permitted Non-USD Currency on deposit in a Permitted Non-USD Currency Account and (iii) for purposes of the calculation of the Borrowing Base Ratio and related calculations, the aggregate outstanding principal amount of Advances denominated in a Permitted Non-USD Currency shall be valued at the Dollar Equivalent at the applicable Spot Rate in accordance with the definition of such term on the applicable date of valuation or calculation, as applicable.

(c) [Reserved].

(d) For all purposes of this Agreement requiring the calculation of EBITDA, TTM EBITDA, Interest Coverage Ratio, Senior Net Leverage Ratio, Total Net Leverage Ratio, or any related definitions required to make such calculation, each such calculation shall be made on the first day of each fiscal quarter utilizing the most recent financial information of the obligors received by the Company at least 15 Business Days after receiving such information prior to such date and such calculation of EBITDA, TTM EBITDA, Interest Coverage Ratio, Senior Net Leverage Ratio or Total Net Leverage Ratio shall be deemed to remain the same for each day of such fiscal quarter (other than to the extent a provision of this Agreement requires a calculation after giving effect to a sale or acquisition of a Portfolio Investment, in which case such sale or acquisition shall be the only adjustment required to be taken into account); provided that if new financial information is received within the relevant fiscal quarter, the Administrative Agent shall be entitled to rely on such new financial information for purposes of determining the occurrence of any Value Adjustment Event.

(e) To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall be entitled to request direction from the Administrative Agent as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Collateral Agent, the Custodian and the Securities Intermediary, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(f) Direction of the Collateral Agent and Securities Intermediary. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, any language of this Agreement providing for the Borrower (or the Collateral Manager on its behalf) to direct, instruct or otherwise advise the Collateral Agent or Securities Intermediary to deposit, transfer, withdraw, invest or otherwise deal with funds regarding any Covered Account and/or to settle securities or trades shall be deemed to mean that such direction, instruction or advice shall be provided by the Borrower (or the Collateral Manager on its behalf) to the Collateral Administrator who will thereafter provide related direction, instruction or advice to the Collateral Agent or the Securities Intermediary, as applicable.

(g) Any direction required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of the Collateral may be in the form of a Trade Ticket from the applicable Borrower on which the Collateral Agent and Collateral Administrator may rely. Furthermore, with respect to any instruction to the Collateral Agent hereunder relating to the transfer of amounts on deposit in any of the Covered Accounts, a copy of such instruction shall also be required to be given to the Collateral Administrator.

SECTION 1.06. Substitution.

(a) During the Reinvestment Period and (b) after the Reinvestment Period in connection with a Borrowing Base Cure and with the consent of the Administrative Agent, the Company may replace a Portfolio Investment with another Portfolio Investment (each such replacement, a “Substitution” and such new Portfolio Investment, a “Substitute Portfolio Investment”) so long as the Company has submitted an Approval Request and all applicable conditions precedent set forth in Section 1.02(c) and Section 1.03 have been satisfied with respect to each Substitute Portfolio Investment to be acquired by the Company in connection with such Substitution. Any Substitution must comply with the terms of the Sale Agreement. In addition and without limitation to the foregoing restrictions, the sum of the principal balance of all Affiliate Purchased Investments (other than Warranty Portfolio Investments) substituted, distributed, dividended or sold by the Company to the Parent, or any Affiliate thereof (other than to any Affiliate than is a bankruptcy remote entity or is itself a Portfolio Investment) shall not exceed twenty percent (20%) of the Affiliate Purchased Investment Balance measured as of the date of such substitution, distribution, sale or dividend.

ARTICLE II
THE AdvanceS

SECTION 2.01. Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Lender hereby severally agrees to make available Advances to the Company in an Eligible Currency, in an aggregate amount outstanding not exceeding the amount of such Lender's Financing Commitment; provided that non-USD Advances shall be limited to 25% of the Financing Commitment and CAD Advances shall be limited to 10% of the Financing Commitment. The Financing Commitments shall terminate on the earlier of (a) the close of business on the last day of the Reinvestment Period and (b) the Maturity Date (or, with respect to any partial reduction of the Financing Commitments, such earlier date determined pursuant to Section 4.07) with respect to such reduced Financing Commitments).

SECTION 2.02. [Reserved].

SECTION 2.03. Advances; Use of Proceeds.

(a) Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 and/or an Advance set forth in Section 2.05 as of (i) the related Trade Date and/or (ii) the Advance date, as applicable, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the Company on the related Settlement Date (or otherwise on the related Advance date if no Portfolio Investment is being acquired on such date) as provided herein.

(b) Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid.

(c) Subject to Section 2.03(f), the Company shall use the proceeds of the Advances received by it hereunder to (x) Purchase the Portfolio Investments identified in the related Approval Request and to pay all fees, costs and expenses in connection therewith, (y) make advances to the obligor of Delayed Funding Term Loans or Revolving Loans in accordance with the Underlying Instruments relating thereto or (z) make distributions to the Parent or payment of investment management fees and other amounts payable to the Portfolio Manager or any of its Affiliates in accordance with the definition of Permitted Distributions or Permitted RIC Distributions; provided that, if the proceeds of an Advance are deposited in the applicable Principal Collection Account as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Advance remaining after such Purchase, then, subject to Section 3.01(a), upon written notice from the Portfolio Manager the Collateral Agent shall apply such proceeds (x) subject to the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03, to Purchase Portfolio Investments (including to fund unfunded Delayed Funding Term Loans and Revolving Loans) prior to the next date on which funds must be applied pursuant to Section 4.05 or (y) if such purchase is not made pursuant to the immediately preceding subclause (x), then as provided in Section 4.05 (for the avoidance of doubt, without any premium or penalty). The proceeds of the Advances shall not be used for any other purpose.

(d) With respect to any Advance, the Portfolio Manager shall, on behalf of the Company, submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, specifying a request for an Advance, not later than 2:00 p.m. New York City time, two (2) Business Days prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. The Administrative Agent will use its best efforts to support requests made one (1) Business Day prior to the Business Day specified as the date on which such Advance shall be made if such request is received not later than 1:00 p.m. New York City time. Any requested Advance shall be in an amount such that, after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), no Cash Sweep Event shall have occurred.

(e) [Reserved].

(f) If, on any date of determination on or prior to the last day of the Reinvestment Period, there exists an Unfunded Exposure Shortfall, the Company shall (i) request an Advance and, so long as no Event of Default has occurred and is continuing, deposit the proceeds thereof in the applicable Unfunded Exposure Account(s) (following exchange of all or the applicable portion of the proceeds of such Advance to each applicable Eligible Currency at the Spot Rate, to the extent required) and/or (ii) deposit cash from other sources into the applicable Unfunded Exposure Account(s) in an aggregate amount at least equal to the aggregate Unfunded Exposure Shortfall. Without limitation to the foregoing, if two (2) Business Days prior to the end of the Reinvestment Period there exists any excess of the Unfunded Exposure Amount over the amounts on deposit in the Unfunded Exposure Accounts, then the Portfolio Manager, on behalf of the Company, shall be deemed to have requested an Advance on such date for funding on the last day of the Reinvestment Period in accordance with Article III in an amount, to be deposited in the applicable Unfunded Exposure Account(s) or, as applicable, equal to the lesser of (a) such excess of the aggregate Unfunded Exposure Amount over the amounts on deposit in the applicable Unfunded Exposure Accounts(s) (subject to each applicable Eligible Currency at the Spot Rate) and (b) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances; provided that, if the Company deposits cash from other sources into the applicable Unfunded Exposure

Account(s) to reduce such excess, then the amount of any such Advance shall be reduced by the amount of such deposit. After giving effect to each such Advance, the Company shall ensure that the proceeds of such Advance and cash from other sources that are available in accordance with the terms of this Agreement in an amount (together with amounts already on deposit in the Unfunded Exposure Accounts) equal to (x) during the Reinvestment Period, the aggregate Unfunded Exposure Required Equity Amount and (y) following the Reinvestment Period, the aggregate Unfunded Exposure Amount, are on deposit in the Unfunded Exposure Accounts in aggregate.

(g) If any Lender becomes a Defaulting Lender and remains a Defaulting Lender for more than five (5) Business Days, all or any part of any Advance not made by such Defaulting Lender shall be reallocated among the non-Defaulting Lenders who notify the Administrative Agent (including via e-mail) by 2:00 p.m. New York City time, on the date such Lender became a Defaulting Lender, that they will accept such reallocation, on a pro rata basis (determined without regard to the outstanding Advances and Financing Commitments of the Defaulting Lender and any non-Defaulting Lender not providing such notice), but only to the extent that such reallocation does not, as to any non-Defaulting Lender who provides such notice, cause such non-Defaulting Lender's outstanding Advances to exceed its Financing Commitment.

SECTION 2.04. Conditions Precedent. Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the following conditions are satisfied (or waived by the Administrative Agent in its sole discretion):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Credit Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the Credit Documents that are dated as of or prior to the date of this Agreement have been executed and are in full force and effect, and that the initial sales (or grants of Participation Interests, as applicable) contemplated by the Sale Agreement shall have been consummated in accordance with the terms thereof.

(c) Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of counsel for the Company, the Portfolio Manager, the Parent and the Transferor, covering such matters relating to the transactions contemplated hereby and by the other Credit Documents as the Administrative Agent shall reasonably request (including, without limitation, certain bankruptcy matters) in writing.

(d) Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Company, the Transferor, the Parent and the Portfolio Manager as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Credit Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the Transferor, the Parent and the Portfolio Manager and any other legal matters relating to the Company, the Parent, the Portfolio Manager, this Agreement or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Closing Date, including the fee payable pursuant to Section 4.03(e) and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal fees and expenses of one external counsel for: (i) the Administrative Agent and the Lenders, as a whole, and (ii) the Collateral Agent and the Collateral Administrator, as a whole) required to be reimbursed or paid by the Company under Section 10.04(a).

(f) PATRIOT Act, Etc. (i) To the extent requested by the Administrative Agent, the Collateral Agent or any Lender, the Administrative Agent, Collateral Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification.

(g) Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder.

(h) Certain Acknowledgements. The Administrative Agent shall have received (i) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name the Company as debtor and that are filed in the jurisdiction in which the Company is organized, (ii) a UCC lien search indicating that there are no effective lien notices or comparable documents that name the Transferor as debtor which cover any of the Portfolio Investments (other than any liens thereon that will be released on the Closing Date) and (iii) such other searches that the Administrative Agent deems necessary or appropriate.

(i) Officer's Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of the Company, certifying that the conditions set forth in Sections 2.05(3) and 2.05(5) have been satisfied on and as of the Closing Date.

(j) Other Documents. Such other documents as the Administrative Agent may reasonably require.

SECTION 2.05. Conditions to Advances. No Advance shall be made unless each of the following conditions is satisfied (or waived by the Administrative Agent in writing (including via email) in its sole discretion) as of the proposed date of such Advance:

(1) the Closing Date shall have occurred;

(2) the Company shall have delivered a Request for Advance in accordance with Section 2.03(d);

(3) no Event of Default, Default, Borrowing Base Event of Default or Cash Sweep Event has occurred and is continuing;

(4) the Reinvestment Period has not ended;

(5) all of the representations and warranties contained in Article VI and in any other Credit Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct in all respects), in each case on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct in all respects) as of such earlier date;

(6) immediately after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(a) no Cash Sweep Event exists as a result of such Advance and each of the Concentration Limitations is satisfied or, in the case of the Concentration Limitations, if not currently satisfied, maintained or improved, after giving effect to any adjustment for Excess Concentration Amounts;

(b) the aggregate principal balance of Advances then outstanding will not exceed the limit for Advances set forth in the Transaction Schedule;

(c) in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$1,000,000 unless waived by the Administrative Agent; and

(d) except with respect to Advances made on the Closing Date, in the aggregate not more than 25% of the Revolving Commitment will have been funded on the date of such Advance and during the 31 day period immediately preceding the date of such Advance (unless otherwise waived by the Administrative Agent in its sole discretion);

(e) [Reserved]; and

(f) after the making of such Advance, there is no existing Unfunded Exposure Shortfall;

(7) with respect to an Advance in any Permitted Non-USD Currency, the Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence of the establishment of all Permitted Non-USD Currency Accounts denominated in such Permitted Non-USD Currency, Schedule 1 to this Agreement shall have been amended by the necessary parties hereto to reflect such Permitted Non-USD Currency Accounts, and the Administrative Agent and the Lenders shall have received any legal opinions from Dechert LLP or other counsel reasonably acceptable to the Administrative Agent and the Lenders as to the perfection and priority of the Collateral Agent’s security interest on behalf of the Secured Parties in such Permitted Non-USD Currency Accounts (collectively, the “Permitted Non-USD Currency Condition”).

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which any Advance shall be provided.

SECTION 2.06. Commitment Increase Option. The Company may, at any time during the Reinvestment Period, submit a Commitment Increase Request for an increase in the Financing Commitment to up to U.S.$500,000,000 (on an uncommitted basis), subject to satisfaction of the following conditions precedent (unless otherwise waived by the Administrative Agent):

(a) the Administrative Agent (on behalf of the Lenders and in its sole discretion) approves in writing (which may be by email) such Commitment Increase Request;

(b) no Default or Event of Default shall have occurred and be continuing, in each case on and as of the Commitment Increase Date;

(c) no Cash Sweep Event has occurred and is continuing;

(d) all of the representations and warranties contained in Article VI and in any other Credit Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct in all respects), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct in all respects) as of such earlier date;

(e) the Company shall have paid to the Administrative Agent on the Commitment Increase Date, for the account of each Lender, a fee calculated in accordance with the Administrative Agent Fee Letter and any applicable lender fee letter associated with the relevant Commitment Increase Request;

(f) any Commitment Increase Request shall be in an amount not less than the lower of (x) $50,000,000 and (y) the then-current maximum amount for which a Commitment Increase Request is permitted to be made;

(g) [Reserved]; and

(h) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04(c), (d) and (f)(ii) on the Closing Date.

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE Advances

SECTION 3.01. The Advances.

(a) Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent for deposit to the applicable Principal Collection Account. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Company may borrow and prepay Advances. The Company may, during the Reinvestment Period, reborrow Revolving Advances in an amount up to the aggregate unused Financing Commitments of the

Lenders on such date, subject to the terms and conditions set forth herein. Except as set forth in the immediately preceding sentence, once prepaid, Advances may not be reborrowed.

(b) Interest on the Advances. Subject to Section 3.01(h) and Section 3.02, all outstanding Advances shall bear interest (from and including the date on which such Advance is made to and including the date on which such Advance is repaid) on each day during the term of this Agreement at a per annum rate equal to the applicable Reference Rate for such Advance for each Calculation Period in effect plus the Facility Applicable Margin for Advances applicable to such Advance on each such date, as further set forth in the immediately succeeding two sentences; provided that, following the occurrence and during the continuation of an Event of Default under clauses (a), (d), (e), (f) or (g) of Article VII, at the request of the Administrative Agent or the Required Lenders, all outstanding Advances, any unpaid and past due Administrative Agent Fee and any unpaid interest thereon shall bear interest (from and including the date the Company receives written notice of such Event of Default to and including the earlier of the applicable date on which such Advance is repaid or the Event of Default is waived in accordance with the terms thereof, as applicable) at a per annum rate equal to the applicable Reference Rate for each Calculation Period in effect plus the Adjusted Facility Margin; provided further that, for purposes of this Section 3.01(b), (x) if the aggregate outstanding principal amount of the Advances at any time during the Reinvestment Period is less than the Minimum Utilization Amount, the amount of outstanding Advances at such time shall be deemed to equal the Minimum Utilization Amount and (y) the interest rate in respect of such deficit shall be deemed to be the Facility Applicable Margin.

(c) Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register (the “Register”) in which it shall record (1) the amount and Eligible Currency of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, (3) whether such Advance constitutes a Revolving Advance or a Term Advance and (4) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d) Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental

Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use commercially reasonable efforts (which will not require such party to incur a loss), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 30 calendar days after the date on which such Lender or the Administrative Agent notifies the Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to the Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the related Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the applicable Base Rate plus the Facility Applicable Margin; provided, further, that no breakage costs resulting from the repayment of Advances on a date other than an Interest Payment Date shall be payable in connection with a repayment of Advances in accordance with this Section 3.01(e); provided, further, that to the extent similar circumstances exist in similar asset backed secured lending facilities (which shall be determined by the applicable Lender in its sole discretion), the Company is being charged similar amounts under this Section 3.01(e) (as determined by such Lender in its sole discretion) as are similarly situated borrowers to whom such Lender is charging such additional amounts (or similar additional amounts) in similar circumstances in such similar facilities (which shall be determined by the applicable Lender in its sole discretion).

(f) Increased Costs.

(i) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B) impose on any Lender or the London interbank market or other applicable lending market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

(C) subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material (which demand shall be accompanied by a statement setting forth the basis for such demand; provided that in no event shall any Lender be required to provide any information or documentation to the extent such Lender reasonably determines providing the same would constitute a breach by such Lender of confidentiality obligations), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iv) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Administrative Agent's right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Administrative Agent notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Administrative Agent's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270‑day period referred to above shall be extended to include the period of retroactive effect thereof.

(v) [Reserved.]

(vi) If any Lender (A) provides notice of unlawfulness or requests compensation under clause (e) above, this clause (f) or Section 3.03(c) or (B) is a Defaulting Lender under clause (i) of the definition of such term (or, in the case of a requirement to assign or delegate interests, rights and obligations as set forth below, is otherwise a Defaulting Lender), then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, (x) prepay the Advances of such Lender or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in and the consents required by Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01(e) or (f) or Section 3.03) and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment). No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such assignment.

(g) No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment shall not be less than the amounts otherwise specified to be paid under this Agreement.

(h) Alternate Rate of Interest. If prior to the commencement of any Calculation Period: (x)(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Reference Rate (including, without limitation, because such Reference Rate is not available or published on a current basis), for deposits in the applicable Eligible Currency and such Calculation Period; or (ii) the Administrative Agent is advised by the Required Lenders that the Reference Rate for such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period and (y) an alternative reference rate for such Reference Rate has not been selected in accordance with Section 3.02; then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance is requested, such Advance shall accrue interest at the applicable Base Rate plus the Facility Applicable Margin (or the Adjusted Facility Margin, as applicable).

SECTION 3.02. Reference Rate Replacement.

(a) If a Reference Rate Transition Event has occurred with respect to the Reference Rate, the Administrative Agent shall notify the other parties hereto in writing and the Administrative Agent and the Company may select an alternative reference rate that is the sum of: (A) if available, Daily Simple SOFR or (B) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Reference Rate giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Reference Rate for syndicated credit facilities denominated in USD at such time.

(b) In connection with any replacement of a Reference Rate in accordance with this Section 3.02, the Administrative Agent, in consultation with the Portfolio Manager, will have the right to make Reference Rate Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Reference Rate Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notwithstanding anything in this Section 3.02 or otherwise set forth in this Agreement to the contrary, if no alternative reference rate is adopted with respect to the Reference Rate for Advances made in USD by the later of (i) the date that is 30 days after notice from the Administrative Agent of a Reference Rate Transition Event and (ii) the applicable Reference Rate Replacement Date, the provisions of Section 3.01(h) shall apply.

SECTION 3.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by on or on account of any obligation of the Company hereunder shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Company. The Company shall indemnify each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent and the Collateral Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent or the Collateral Agent, as applicable, for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Collateral Agent in connection with any Credit Document, and any expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the Collateral Agent, as applicable, to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent or the Collateral Agent, as applicable to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Secured Parties. (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the

Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) an executed IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Company or the Parent within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” related to the Company or the Parent described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(iv) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party's obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01. Interest Proceeds. The Company shall notify the obligor (or the relevant agent under the applicable Underlying Instruments) with respect to each Portfolio Investment to remit all amounts denominated in USD to the USD Pass-Through Collection Account. Upon identification of such amounts as Interest Proceeds or Principal Proceeds, such amounts shall be withdrawn from the USD Pass-Through Collection Account and deposited to the USD Interest Collection Account or the USD Principal Collection Account, as applicable. The Company shall notify the obligor (or the relevant agent under the applicable Underlying Instruments) with respect to each Portfolio Investment denominated in a Permitted Non-USD Currency to remit all amounts that constitute Interest Proceeds to the applicable Interest Collection Account. To the extent Interest Proceeds are received other than by deposit into the USD Pass-Through Collection Account, the USD Interest Collection Account or the applicable Permitted Non-USD Currency Account, the Company shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the USD Interest Collection Account or the applicable Permitted Non-USD Currency Account, as applicable, or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the USD Interest Collection Account or the applicable Permitted Non-USD Currency Account, as applicable, all Interest Proceeds received by it promptly upon receipt thereof in accordance with the written direction of the Portfolio Manager.

Interest Proceeds shall be retained in the applicable Interest Collection Account. In the case of the USD Interest Collection Account, such amounts shall be invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) in JP Morgan U.S. Government Money Market Fund (1086) Premier Share Class (the “Standby Directed Investment”) or such other Cash Equivalents with a rate of return that is greater than zero selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing, in which case, selected by the Administrative Agent) (“Eligible Investments”). Eligible Investments shall mature no later than the end of the then-current Calculation Period. In the absence of any such direction, amounts held in such accounts will remain uninvested.

Interest Proceeds on deposit in the Interest Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company or the Portfolio Manager on its behalf (or, following the occurrence and during the continuation of an Event of Default, the Administrative Agent) and applied to make payments in accordance with this Agreement or to make Permitted Distributions or Permitted RIC Distributions as permitted by this Agreement or, at the request of the Company and with the approval of the Administrative Agent (other than in connection with any Borrowing Base Cure, in which case the Company shall provide written notice prior to such deposit), to be deposited into the Principal Collection Account and become Principal Collection Proceeds.

SECTION 4.02. Principal Proceeds. The Company shall notify the obligor (or the relevant agent under the applicable Underlying Instruments) with respect to each Portfolio Investment denominated in a Permitted Non-USD Currency to remit all amounts that constitute Principal Proceeds to the applicable Principal Collection Account. To the extent Principal Proceeds are received other than by deposit into the USD Pass-Through Collection Account, USD Principal Collection Account or the applicable Permitted Non-USD Currency Account, the Company shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in the applicable Principal Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the applicable Principal Collection Account all Principal Proceeds received by it promptly upon receipt thereof in accordance with the written direction of the Portfolio Manager.

All Principal Proceeds shall be retained in the applicable Principal Collection Account. In the case of the USD Principal Collection Account, such amounts shall be invested (and reinvested) in the Standby Directed Investment or such other Eligible Investment selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds.

Principal Proceeds on deposit in the USD Principal Collection Account and the Permitted Non-USD Currency Accounts shall be withdrawn (at the written direction of the Company or the Portfolio Manager on its behalf (or, following the occurrence and during the continuation of an Event of Default, the Administrative Agent) by the Collateral Agent and applied (i) to make payments in accordance with this Agreement, (ii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement or to be deposited into the applicable Unfunded Exposure Account or (iii) to make Permitted Distributions, Permitted RIC Distributions or, with the prior written consent of the Administrative Agent, Restricted Payments as permitted by this Agreement, in each case with prior notice to the Administrative Agent.

For the avoidance of doubt, all amounts on deposit in the Permitted Non-USD Currency Accounts shall be held uninvested.

SECTION 4.03. Principal and Interest Payments; Prepayments; Commitment Fee.

(a) The Company shall pay the unpaid principal amount of the Advances (together with accrued and unpaid interest thereon) to the Administrative Agent for the account of each Lender on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Collateral Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.

(b) Accrued and unpaid interest on the Advances shall be payable in arrears on each Interest Payment Date, each Additional Distribution Date and on the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the first proviso to Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c) Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay outstanding Advances in whole or in part (i) on any Business Day following the date on which Barclays Bank PLC or its Affiliate no longer acts as Administrative Agent, (ii) in connection with a Borrowing Base Cure or (iii) on any other Business Day notified in writing by the Company to the Administrative Agent; provided that, at the request of any Lender in respect of any prepayment on a date other than an Interest Payment Date, such Lender shall be entitled to any costs incurred in respect of the breakage of its funding at the Reference Rate for the related Calculation Period. The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed notice in the form of Exhibit B hereto (a “Notice of Prepayment or Reduction”) (attached as a .pdf or similar file) of any prepayment pursuant to Section 4.03(c)(i) or Section 4.03(c)(iii) not later than 5:00 p.m., New York City time, two (2) Business Days before the date of prepayment; provided that, the Administrative Agent may, on behalf of the Lenders, waive the two (2) Business Day notice requirement from time to time in its sole discretion, so long as the notice arrives no later than 11:00 a.m. New York City time on the Business Day prior to the date on which such prepayment is to be made. Each Notice of Prepayment or Reduction shall be irrevocable (unless such notice conditions such prepayment upon consummation of a transaction which is contemplated to result in a prepayment of outstanding Advances, in which event such notice may, with the consent of the Administrative Agent, be revocable or conditioned upon such consummation) and shall specify the prepayment date, Eligible Currency and the principal amount of the Term Advances and/or Revolving Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Borrowing Base Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$1,000,000 (or, if less, the aggregate outstanding amount of the Advances) unless otherwise waived by the Administrative Agent. Prepayments shall be accompanied by accrued and unpaid interest.

(d) The Company agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender), a commitment fee in accordance with the Priority of Payments which shall accrue at the average daily Commitment Fee Rate on the lesser of (i) the average daily unused amount of the Financing Commitment of such Lender (excluding any portion of such unused amount with respect to which interest is payable in accordance with the final proviso of Section 3.01(b)) during the period from and including the date of this Agreement to but excluding the last day of the Reinvestment Period and (ii) the Financing Commitment minus the Minimum Utilization Amount. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) The Company agrees to pay the Administrative Agent on the Closing Date, for the account of each Lender, in Dollars, an upfront structuring fee in the amount and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned on the Closing Date and shall not be refundable for any reason whatsoever. For the avoidance of doubt, no commitment fee shall accrue on the unused amount of any increase in the Financing Commitment resulting from a Commitment Increase Request until the related Commitment Increase Date.

(f) [Reserved].

(g) Without duplication of the other amounts described in this Section 4.03, the Company shall pay to the Administrative Agent for its own account, in USD, fees in the amounts and at the times specified in the Administrative Agent Fee Letter.

(h) Without limiting Section 4.03(c), the Company (w) shall (or shall have the right to, as applicable) prepay outstanding Advances in whole or in part on any date as set forth in Section 4.03(c), (x) after the end of the Reinvestment Period or at any time that an Event of Default has occurred and is continuing, shall apply the applicable Paydown Percentage of Principal Proceeds to repay outstanding Advances pursuant to the Priority of Payments and in connection with any Permitted Distribution, and (y) following the occurrence and during the continuation of a Cash Sweep Event, shall repay outstanding Advances in a Ratable Distribution using all available Principal Proceeds and Interest Proceeds pursuant to the Priority of Payments until such Cash Sweep Event is cured in accordance with the definition thereof. All such prepayments shall be accompanied by accrued and unpaid interest and fees.

(i) On any date of determination during the Amortization Period on which (i) the Effective Number of Obligors is less than 6 or (ii) less than 10% of the Financing Commitment on the Closing Date is outstanding, the Required Lenders may elect (by written notice to the Administrative Agent and the Company (a “Clean-Up Call Notice”)) to require the Company to prepay all outstanding Advances using all available Principal Proceeds and Interest Proceeds pursuant to the Priority of Payments within 10 Business Days of the delivery of the Clean-Up Call Notice (such payment date, the

“Clean-up Call Payment Date”). All such prepayments shall be accompanied by accrued and unpaid interest and all Financing Commitments shall be reduced to zero.

SECTION 4.04. Cure Account.

(a) The Company shall cause all cash received by it in connection with a Borrowing Base Cure pursuant to clause (i) of the definition of such term to be deposited in the Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Cure Account such amounts received by it (and identified in writing as such) promptly upon receipt thereof. Prior to the Maturity Date, all cash amounts in the Cure Account shall be invested (and reinvested) in the Standby Directed Investment or such other Eligible Investment selected by the Portfolio Manager with the written consent (including via email) of the Administrative Agent (unless an Event of Default has occurred and is continuing, in which case, selected by the Administrative Agent). All amounts contributed to the Company by the Parent in connection with a Borrowing Base Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b) Amounts on deposit in the Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company or the Portfolio Manager on its behalf (or, following the occurrence and during the continuation of an Event of Default, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, following the occurrence of an Event of Default and the declaration of the Advances then outstanding to be due and payable pursuant to Article VII, and at the written direction of the Administrative Agent, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that the Company may not direct any withdrawal from the Cure Account if a Cash Sweep Event has occurred and is continuing (or would occur after such withdrawal).

SECTION 4.05. Priority of Payments. On (w) each Interest Payment Date, (x) the Maturity Date and (y) each Agent Business Day after the occurrence of an Event of Default and the declaration of the Secured Obligations as due and payable (each date set forth in clause (y) above, an “Additional Distribution Date”), the Collateral Agent shall distribute, in accordance with the quarterly report approved by the Portfolio Manager in accordance with Section 9.02(g) (or, in the case of clause (w), in accordance with any similar report delivered by the Company at its option for the most recently ended calendar month) (or, in the case of an Additional Distribution Date, in accordance with the calculations provided by the Administrative Agent to the Collateral Agent in connection therewith), all amounts in the Interest Collection Accounts, and the Principal Collection Accounts in the following order of priority (the “Priority of Payments”):

(a) to pay (i) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder and under the other Credit Documents (including fees, out-of-pocket expenses and indemnities) up to a maximum amount, under this subclause (i) of U.S.$50,000 on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter); provided, that, if any such amount is not utilized during any calendar quarter then such unutilized amount may be applied during any of the three succeeding calendar quarters (and shall be deemed used first in any calendar quarter before any other amount); and (ii) second, any other accrued and unpaid fees (other than the commitment fee payable to the Lenders) and out-of-pocket expenses, including indemnities due hereunder or under any other Credit Document or payable to any Governmental Authority in respect of Taxes payable by the Company (including Taxes payable by the Parent or any of the Parent’s direct or indirect equity holders, in each case, in respect of income of the Company) or filing, registration or similar fees, up to a maximum amount under this clause (a) of U.S.$200,000 on each

Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter);

(b) to pay interest due in respect of the Advances, any unpaid Administrative Agent Fee and any increased costs and accrued and unpaid commitment fees payable to the Lenders (pro rata based on amounts due);

(c) to pay (i) on each Interest Payment Date, all prepayments and repayments of the Advances required or, if elected by the Company, permitted under this Agreement (including any repayments of outstanding Advances pursuant to Section 4.03(h) and any applicable premium in the event of a contemporaneous commitment reduction for which such a premium is payable pursuant to Section 4.07(a)) and (ii) on the Maturity Date (and, if applicable, any Additional Distribution Date or Clean-up Call Payment Date), principal of the Advances until the Advances are paid in full;

(d) (i) prior to the end of the Reinvestment Period, at the election of the Portfolio Manager, to fund the applicable Unfunded Exposure Accounts in an amount at least equal to the aggregate Unfunded Exposure Shortfall and up to the Unfunded Exposure Amount and (ii) after the Reinvestment Period, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amount;

(e) to pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein and in the priority set forth therein;

(f) (i) to make any Permitted Distributions or Permitted RIC Distributions directed pursuant to this Agreement to be made on such Interest Payment Date and (ii) to pay Portfolio Manager Fees; and

(g) (i) on any Interest Payment Date, to deposit any remaining amounts in the applicable Principal Collection Account as Principal Proceeds, (ii) on any Interest Payment Date, any remaining amounts in the applicable Interest Collection Account as Interest Proceeds, to the Company (or its designee) and (iii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company (or its designee).

SECTION 4.06. Payments Generally. (a) All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Portfolio Manager. Prior to an Interest Payment Date and no more than four (4) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in the applicable Eligible Currency. All interest hereunder shall be computed on the basis of a year of 360 days (other than interest calculated at the Base Rate, which shall be calculated on the basis of a year of 365/366 days) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) [Reserved].

(c) For purposes of the Priority of Payments, any amounts on deposit in each Collection Account denominated in any Eligible Currency shall be applied on any Payment Date (i) first, to make payments in such Eligible Currency and (ii) second, to the extent that there are insufficient funds in any such applicable Interest Collection Account or Principal Collection Account to make payments in accordance with the related Priority of Payments (a “Currency Shortfall”), to make payments in any other Eligible Currency (pro rata based on available amounts from each other Eligible Currency), as converted by the Collateral Agent using the Spot Rate; provided, that such payments shall be subject to availability of such funds pursuant. The applicable quarterly report delivered to the Collateral Agent pursuant to Section 4.05(a) shall be deemed to be an instruction to the Collateral Agent to convert amounts on deposit in the applicable Collection Account at the Spot Rate to the extent necessary to make the payments pursuant to the Priority of Payments.

(d) At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may in its sole discretion, upon not less than 3 Business Days’ notice, direct the Collateral Agent to exchange all amounts in each of the Permitted Non-USD Currency Accounts for USD at the applicable Spot Rate and deposit such converted amounts into the USD Interest Collection Account, the USD Principal Collection Account or the USD Unfunded Exposure Account, respectively.

(e)

(i) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Company has not in fact made such payment or such amounts were not paid from a Collateral Account; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in its reasonable discretion in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or Company with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(ii) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to the Administrative Agent such Lender's share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 3.01 and may, in reliance upon such assumption, make available to Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Company (so long as the applicable Lender is not Barclays Bank PLC or an Affiliate thereof) severally agree to pay to the Administrative Agent forthwith on written demand such corresponding amount in same day funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in its reasonable discretion in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, Term SOFR for the Calculation Period in effect plus the Facility Applicable Margin. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f) If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender to the Company as provided herein, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Advance set forth in Section 2.05 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g) The obligations of the Lenders hereunder to make Advances are several and not joint. The failure of any Lender to make any Advance or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make any Advance or to purchase its participation.

(h) Nothing in this Section 4.06 shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 4.07. Termination or Reduction of Financing Commitments.

(a) On any date set forth in (x) Section 4.03(c)(i) or (y) Section 4.03(c)(iii), the Company shall be entitled at its option, subject to the payment of any applicable premium described in the immediately succeeding paragraph, and upon three (3) Business Days' prior delivery of a Notice of Prepayment or Reduction to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) to either (i) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all unpaid Administrative Agent Fees, all applicable premium and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (ii) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances.

Each commitment reduction (or termination) pursuant to Section 4.07(a)(y) above that is made during the Premium Call Period, whether in full or in part (or terminates the Financing Commitments in whole) shall be made in a Ratable Distribution (unless otherwise agreed by the Administrative Agent as described above) and accompanied by a premium equal to (x) during the period from the Closing Date to and including, October 3, 2026, 2% and (y) during the period from but excluding October 3, 2026, to and including, October 3, 2027, 1% of the principal amount of such commitment reduction (or termination); provided that, if on a rolling 12-month basis Administrative Agent fails to grant more than four out of eight consecutive proposed Approval Requests in the previous twelve (12) months, a commitment reduction in an amount equal to the aggregate Current Borrowing Base Amount of the proposed Portfolio Investments for which such Approval Requests were not granted will not be subject to such premium provided further that, (i) if the Company reduces or terminates the Financing Commitments in whole in connection with (x) an assignment of all or a portion of any Financing Commitment (and the Advances at the time owing to it) to a Competitor, (y) a sale by the Administrative Agent of all or a portion of the Collateral to a Competitor pursuant to Section 8.02(c), (ii) if Barclays Bank PLC or any of its Affiliates is no longer the Administrative Agent, (iii) if the Financing Commitments are terminated in full or the maturity of the Advances is accelerated after the occurrence and during the continuation of an Event of Default, (iv) if a Lender or the Administrative Agent seeks reimbursement for increased costs, taxes or indemnified amounts from the Borrower hereunder or (v) if the reduction or termination occurs in connection with a refinancing of all or a portion of the facility by Barclays Bank PLC or any Affiliate thereof, then, in case of each of clauses (i) through (v), no such premium or penalty shall be due hereunder.

(b) The Financing Commitments shall be automatically and irrevocably reduced, in a Ratable Distribution (unless otherwise agreed by the Administrative Agent pursuant to Section 4.07(a)), by all amounts that are used to prepay or repay Advances following the occurrence and during the continuation of an Event of Default.

(c) All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated. The Term Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Term Advances at any time. The Revolving Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Revolving Advances following the last day of the Reinvestment Period.

(d) The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period, with such repayment or prepayment being made in a Ratable Distribution (unless otherwise agreed by the Administrative Agent pursuant to Section 4.07(a)).

SECTION 4.08. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.05.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Lenders hereunder; third, as the Company may request (so long as no Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender's potential future funding obligations with respect to Advances under this Agreement; fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; sixth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with their Financing Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) No Defaulting Lender shall be entitled to receive any commitment fee (including pursuant to Section 4.03(d)) for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Company and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify in writing the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with their Financing Commitments hereunder, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

ARTICLE V
THE PORTFOLIO MANAGER

SECTION 5.01. Appointment and Duties of the Portfolio Manager. The Company hereby appoints the Portfolio Manager as its servicer under this Agreement to perform the servicing functions of the Company set forth herein, and the Portfolio Manager hereby accepts such appointment. In performing such services and acting on the behalf of the Company, the Portfolio Manager is authorized to exercise full discretion and act for the Company in the same manner and with the same force and effect as the directors or officers of the Company might or could do in respect of the performance of such services, as well as in respect of all other things necessary or incidental to the furtherance or conduct of such services, subject in each case to the other terms of this Agreement. The Company hereby authorizes the Portfolio Manager, in its sole discretion (but subject to Applicable Law and the provisions of this Agreement), to take all actions that it considers reasonably necessary and appropriate in respect of the Portfolio Investments, this Agreement and the transactions contemplated hereby. For so long as no Event of Default has occurred and is continuing, the services to be provided by the Portfolio Manager shall consist of (x) supervising the Portfolio, including communicating with obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Portfolio and otherwise managing the Portfolio on behalf of the Company, delivering Approval Requests on behalf of and in the name of the Company and (y) acting on behalf of the Company for all other purposes hereof and the transactions contemplated hereby. The Portfolio Manager agrees to comply with all covenants and restrictions imposed on the Company herein and in each other Credit Document and not to act in contravention of this Agreement. The Company hereby irrevocably appoints the Portfolio Manager its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for herein.

The Portfolio Manager assumes no responsibility under this Agreement other than to provide the representations and render the services expressly called for from the Portfolio Manager hereunder and under the other Credit Documents. In providing such representations and performing such services, the Portfolio Manager shall act in accordance with the Servicing Standard.

The Portfolio Manager may employ third parties (including its Affiliates) to render advice and assistance to the Company and to perform any of the Portfolio Manager's duties hereunder, provided that the Portfolio Manager shall not be relieved of any of its duties or liabilities hereunder regardless of the performance of any services by third parties. For the avoidance of doubt, neither the Administrative Agent nor any Lender shall have the right to remove or replace the Portfolio Manager as Portfolio Manager hereunder.

As compensation for its activities hereunder, the Portfolio Manager shall be entitled to be paid the Portfolio Manager Fee as provided in the Priority of Payments.

SECTION 5.02. Portfolio Manager Representations as to Eligibility Criteria; Etc. The Portfolio Manager represents to the other parties hereto that (a) as of the Test Date for each Portfolio Investment acquired and the Substitution Date for each Substitute Portfolio Investment, such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and (b) all of the information contained in the related Approval Request is true, correct and complete in all material respects as of the date of such Approval Request (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct in all respects) after giving effect to all supplements thereto; provided that, to the extent any such information was furnished to the Company by any third party, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Portfolio Manager.

SECTION 5.03. Indemnification; Limitation of Liability. The Portfolio Manager shall indemnify and hold harmless the Company, the Agents, the Collateral Administrator, the Securities Intermediary and the Lenders and their respective affiliates, directors, officers, stockholders, partners, members, agents, employees and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, demands, damages or liabilities of any kind, including legal fees and disbursements (but limited, in the case of attorneys’ fees, to reasonable and documented fees and out-of-pocket expenses of one firm of outside counsel (and one local counsel in any applicable jurisdiction) for each affiliated group of Indemnified Persons) (collectively, “Liabilities”), and shall reimburse each such Indemnified Person on a current basis for all reasonable and documented expenses (including reasonable and documented fees and disbursements of counsel as limited above), incurred by such Indemnified Person in connection with investigating, preparing, responding to or defending any investigative, administrative, judicial or regulatory action, suit, claim or proceeding, relating to or arising out of (a) any breach by the Portfolio Manager of any of its obligations hereunder and (b) the failure of any of the representations or warranties of the Portfolio Manager set forth herein to be true when made or when deemed made; provided that such indemnity shall not, as to any Indemnified Person be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted (i) from (A) with respect to the indemnity available to the Collateral Agent, the Collateral Administrator and the Securities Intermediary, the gross negligence or willful misconduct of such Indemnified Persons, as applicable, or (B) with respect to any other Indemnified Person, the fraud, bad faith, gross negligence or willful misconduct of such Indemnified Person, or (ii) from a claim arising as a result of a dispute between Indemnified Parties (other than any dispute involving claims against the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Lenders, in each case, in their respective capacities as such). Except as set forth in the immediately preceding sentence to the extent such Indemnified Person incurs such Liabilities from a third party, in no event shall the Portfolio Manager be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Portfolio Manager has been advised of such loss or damage and regardless of the form of action. For the avoidance of doubt, without limiting clauses (a) or (b) of this Section 5.03, in no event shall the Portfolio Manager be liable for any Liabilities (i) arising solely from the performance of the Portfolio Investments (including Liabilities that represent losses from Portfolio Investments due to the related obligor's financial inability to pay) or (ii) to the extent it has complied with its obligations under Section 5.01 in accordance with the Servicing Standard.

This Section 5.03 shall survive the termination of this Agreement and the repayment of all amounts owing to the Secured Parties hereunder.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties. The Company (and, with respect to clauses (a) through (e), (l), (n)(x), (n)(y), (o), (t), (u) and (w), the Portfolio Manager) represents to the other parties hereto solely with respect to itself that as of the date hereof and each Test Date (or as of such other date as maybe expressly set forth below):

(a) it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Credit Document to which it is or becomes a party and to consummate the transactions herein and therein contemplated;

(b) the execution, delivery and performance of this Agreement and each such other Credit Document, and the consummation of the transactions contemplated herein and therein have been duly authorized by it and this Agreement and each other Credit Document to which it is a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing);

(c) the execution, delivery and performance of this Agreement and each other Credit Document to which it is or may become a party and the consummation of the transactions contemplated herein and therein do not conflict with the provisions of its governing instruments and will not violate any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body, except where such violation would not reasonably be expected to have a Material Adverse Effect, and will not result in the breach of, or constitute a default, or require any consent, under any agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d) it is not subject to any Adverse Proceeding;

(e) it has obtained all consents and authorizations (including all required consents and authorizations of any Governmental Authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Credit Document to which it is a party and each such consent and authorization is in full force and effect, except where such failure to obtain or remain in full force and effect would not reasonably be expected to have a Material Adverse Effect;

(f) neither the Company nor the Parent is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(g) it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(h) it has no Indebtedness other than (i) Indebtedness incurred under the terms of the Credit Documents, (ii) Indebtedness incurred in the ordinary course of business arising in connection with Trade Tickets for the acquisition and sale of Portfolio Investments or pursuant to the transactions contemplated by this Agreement and the other Credit Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan;

(i) (x) it does not hold “plan assets” within the meaning of the Plan Asset Rules and is not subject to any Similar Laws as to which entering into and performance of this Agreement and the transactions contemplated hereby would be a violation of such Similar Law; (y) it has not within the last six (6) years sponsored or maintained any Plan and (z) it has not within the last six (6) years contributed to, or been required to contribute to and does not have any liability under Title IV of ERISA with respect to any Plan (including, in the case of contribution or liability with respect to a Plan, on behalf of an ERISA Affiliate) which would reasonably be expected to result in a Material Adverse Effect;

(j) as of the date of this Agreement it is, and immediately after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Credit Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(k) it is not in default under (x) this Agreement, the other Credit Documents or any Underlying Instrument to which it is a party past the applicable grace or cure period, or (y) any other contract to which it is a party, except, with respect to clause (y), where such default would not reasonably be expected to have a Material Adverse Effect;

(l) it has complied with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio, except, in the case of the Portfolio Manager, where non-compliance would not reasonably be expected to have a Material Adverse Effect;

(m) (1) it does not have any Subsidiaries or own any Investments in any Person other than Tax Blocker Subsidiaries, the Portfolio Investments or Investments (x) constituting Eligible Investments (as measured at their time of acquisition), (y) acquired by the Company with the approval of the Administrative Agent, or (z) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof and (2) except as promptly provided to the

Administrative Agent, the Credit Documents, the constitutive documents of the Company and the Underlying Instruments represent all of the agreements between the Portfolio Manager, the Parent and the Transferor, on the one hand, and the Company, on the other;

(n) (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject and which are in its possession, and all other matters actually known to it, in each case, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (y) no written information (other than projections, forward-looking information, general economic data or industry information) heretofore furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished by a third party or relates to a third party, to the Company’s knowledge contains), when taken as a whole (and after giving effect to all updates thereto), as of its delivery date, any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading and (z) as of the Closing Date, to the best knowledge of the Company the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects;

(o) all of the conditions to the acquisition of the Portfolio Investments specified in Section 1.03 have been satisfied or waived;

(p) the Company has filed all federal, state and other tax returns and reports required to be filed; all such tax returns are true and correct; and the Company has paid or withheld (as applicable) all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable;

(q) it is a disregarded entity of the Parent for U.S. federal income tax purposes and has not taken any action or actions that would cause it to be classified, taxed or treated as other than a disregarded entity of the Parent for U.S. federal income tax purposes;

(r) its only beneficial owner for U.S. federal income tax purposes is a U.S. Person;

(s) prior to the date hereof, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar Loan or debt obligations and activities incidental thereto;

(t) neither it nor any of its Affiliates is (i) a Person that is designated as a High Risk or under Increased Monitoring by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (ii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iii) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance in all material respects with all applicable Sanctions and also in compliance with all applicable provisions of the PATRIOT Act in all material respects;

(u) each of the Company and the Portfolio Manager has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, the Portfolio Manager, agents of the Company or the Portfolio Manager actively involved in the transactions contemplated by the Credit Documents, and their respective directors, managers, officers and employees (as applicable) with applicable Anti-Corruption Laws and applicable Sanctions, and each of the Company and the Portfolio Manager and their officers and directors and their employees, members and agents are in compliance with applicable Anti-Corruption Laws and applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in the Company or the Portfolio Manager being designated as a Sanctioned Person. None of the Company or the Portfolio Manager or their respective subsidiaries, directors, officers or managers, or any director, manager, or, to the knowledge of the Company, employee, agent or Affiliate of the Company or Portfolio Manager that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(v) the Company has good and marketable title to all Portfolio Investments and other Collateral free of any Liens (other than Permitted Liens) and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Company or the Transferor as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “secured party” pursuant hereto, as necessary or advisable in connection with the Sale Agreement, or which has been terminated;

(w) the Company is not relying on any advice (whether written or oral) of any Lender, Agent or any of their respective Affiliates in connection with the Credit Documents or the transactions contemplated thereby;

(x) there are no unsatisfied judgments for Taxes with respect to the Company and no claim is being asserted with respect to the Taxes of the Company, except to the extent that any such claim is being contested in compliance with clause (p) above;

(y) upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in the Collateral acquired with the proceeds of such Advance, free and clear of any adverse claim (other than Permitted Liens) or restrictions on transferability (other than ordinary course restrictions on transferability);

(z) [reserved];

(aa) the Company is not a “covered foreign person,” as that term is defined in 31 C.F.R. § 850.209 and is in compliance in all material respects with the U.S. Outbound Investment Security Program, as codified at 31 C.F.R. Part 850;

(bb) no ERISA Event has occurred that alone or in combination with any other ERISA Events would result in a Material Adverse Effect; and

(cc) all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock.

SECTION 6.02. Covenants of the Company and the Portfolio Manager. The Company (and, with respect to clauses (e), (g), (k), (r), (x), (hh) and (ii), the Portfolio Manager):

(a) shall at all times: (i) [reserved]; (ii) maintain its own separate books and records and bank accounts, except that the accounts of the Company may be included in the consolidated financial statements of the Parent as required by GAAP or Applicable Law; (iii) hold itself out to the public and all other Persons as a legal and economic entity separate from Parent and any other Person and shall not identify itself as a division of any other Person (provided that this clause (iii) shall not bind the Company's position for Tax purposes); (iv) [reserved]; (v) file its own Tax returns, if any, as may be required under Applicable Law, except to the extent that the Company (1) part of a consolidated group filing a consolidated return or returns or (2) treated as a “disregarded entity” for Tax purposes and is not required to file Tax returns under Applicable Law, and pay any U.S. federal income Taxes and other material Taxes due and so required to be paid under Applicable Law (other than Taxes which are being contested in good faith and by proper proceeding and against which adequate reserves are being maintained in accordance with GAAP); (vi) not commingle its assets with the assets of any other Person, and shall hold all of its assets in its own name, except as otherwise permitted or required under the Credit Documents; (vii) conduct its business in its own name and comply in all material respects with (A) limited liability company formalities and (B) all applicable organizational formalities to maintain its separate existence (provided that this clause (vii) shall not bind the Company's position for Tax purposes); (viii) maintain separate financial statements except to the extent that its financial and operating results are consolidated with those of the Parent in consolidated financial statements; provided that all audited financial statements of Parent that are consolidated to include the Company will contain detailed notes clearly stating that (1) all of the Company’s assets are owned by the Company and (2) the Company is a separate legal entity (provided that this clause shall not bind the Company's position for Tax purposes); (ix) pay its own liabilities only out of its own funds as the same shall become due; provided that the Company may share overhead expenses with another Person so long as such expenses are allocated fairly and reasonably between the Company and such other Person; (x) maintain an arm's length relationship with the Parent and each of its other Affiliates with respect to any transaction; provided that this clause shall not (A) apply to the execution, delivery and performance of the Credit Documents or the Company’s Constitutive Documents, (B) prohibit the Company from making Permitted Distributions and (C) prohibit the Parent from transferring Portfolio Investments, Cash or other assets to the Company in whole or in part as a capital contribution to the Company; (xi) not (A) guarantee, become obligated for, or hold out its credit or assets as being available to satisfy the obligations of others or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except, in each case, as permitted by or pursuant to the Credit Documents; (xii) [reserved]; (xiii) to the extent used in its business, use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any misunderstanding regarding its separate identity (provided that this clause shall not bind the Company's position for Tax purposes); (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) except as permitted by the Credit Documents, not acquire the obligations or any securities of its Affiliates or any other Person (except (A) for equity interests in obligors in connection with the exercise of any remedies with respect to a Portfolio Investment or any exchange offer, work out or restructuring of a Portfolio Investment, (B) the Portfolio Investments or (C) Tax Blocker Subsidiaries, in the case of the Company); (xviii) cause the managers, officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; (xix) maintain at least one Independent Manager, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents (it being understood that the Company shall not be in violation of the requirement to have at least one (1) Independent Manager after the earlier of an Independent Manager resigning or becoming deceased, incapacitated or disabled so long as a new Independent Manager is appointed within thirty (30) days after a Responsible Officer of the Company has actual knowledge or receives written notice thereof); (xx) [reserved]; (xxi) not take any Material Action without the written approval of all of its members, including the Independent Manager; (xxii) not seek its dissolution or winding up in whole or in part or divide or permit any division of the Company; (xxiii) not make loans or advances to any Person, except for the Portfolio Investments and as permitted by or pursuant to the Credit Documents; (xxiv) make no transfer of its Portfolio Investments, except as permitted by or pursuant to the Credit Documents; and (xxv) at all times be organized as a special purpose entity and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its Constitutive Documents in a manner that would adversely affect the existence of the Company as a bankruptcy remote special purpose entity.

(b) shall not (i) engage, directly or indirectly, in any business, other than the actions permitted pursuant to its constituent documents and actions required or permitted to be performed under the preceding clause (a), including, other than with respect to any warrants or equity received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit the Company from taking, or refraining to take, any action under or with respect to a Portfolio Investment); (ii) fail to be Solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment unless in accordance with the Credit Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm's-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and other assets as permitted or contemplated hereunder and the related assets and proceeds and incidental property necessary for the ownership or operation of these assets and the Company.

(c) shall at all times conduct its business so that any assumptions made with respect to the Company in any “true sale” and “substantive non-consolidation” opinion letter delivered in connection with the Credit Documents will continue to be true and correct, but solely to the extent that said opinion letters expressly require such assumptions to remain true and correct at all times in order for such letters’ underlying opinions to be valid;

(d) shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Credit Documents, (ii) Indebtedness incurred in the ordinary course of business arising in connection with Trade Tickets for the acquisition and sale of Portfolio Investments or pursuant to the transactions contemplated by this Agreement and the other Credit Documents, (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan and (iv) indemnification and other obligations in connection with the purchase, sale or transfer of any asset pursuant to the Credit Documents or any Underlying Instrument; provided that the Company shall not acquire any Delayed Funding Term Loan or Revolving Loan if such acquisition would cause the Unfunded Exposure Amount to exceed 10% of the Concentration Test Amount;

(e) shall comply with all applicable Anti-Corruption Laws and applicable Sanctions and shall maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Company and its directors, managers, officers and employees, and agents acting on behalf of the Company or the Portfolio Manager, with applicable Anti-Corruption Laws and applicable Sanctions;

(f) shall not amend (x) any of its constituent documents or (y) any document to which it is a party, in each case, in any manner that would reasonably be expected to adversely affect the Lenders in any material respect, without the prior written consent of the Administrative Agent (or, if such amendment is required by law, notice to the Administrative Agent);

(g) shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, any other Credit Document or the Advances, except as may be expressly permitted hereby, (B) permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (C) take any action including selling, pledging, assigning or transferring to any other Person in violation of the terms of this Agreement, that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except for Permitted Liens, and the Company shall use commercially reasonable efforts to defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all material claims of third parties claiming through or under the Company (other than Permitted Liens) in accordance with the Servicing Standard;

(h) shall not, without the prior consent of the Administrative Agent, which consent may be withheld in the sole and absolute discretion of the Administrative Agent, enter into any hedge agreement;

(i) shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company) seriously misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 30 days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j) shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company, as applicable, and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation except where failure to maintain such rights, franchises, licenses and permits would not reasonably be expected to have a Material Adverse Effect and (ii) qualify and remain qualified as a limited liability company, as applicable, in good standing in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Credit Documents or any of the Collateral, except where failure to qualify would not reasonably be expected to have a Material Adverse Effect;

(k) shall comply with all Applicable Law (whether statutory, regulatory or otherwise) in all material respects, except, with respect to the Portfolio Manager, where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l) shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;

(m) except for (i) Investments permitted by Section 6.02(u)(C), (ii) in connection with a Tax Blocker Subsidiary or (iii) with the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any Loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Credit Documents;

(n) (i) shall conduct its affairs so that it does not “plan assets” within the meaning of the Plan Asset Rules and so that it is not subject to any Similar Laws as to which the entering into and performance of this Agreement and the transactions contemplated hereby would result in a violation in Similar Law, (ii) shall not sponsor or maintain any Plan, and (iii) shall not contribute to, or become required to contribute, or have any liability with respect to any Plan (including, in the case of contribution or liability with respect to a Plan, on behalf of an ERISA Affiliate) which would result in a Material Adverse Effect;

(o) [reserved];

(p)

(i) shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information: (A) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated statement of operations for such year and the related consolidated statements of changes in net assets and of cash flows for such year; (B) as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter, and the unaudited consolidated statements of operations of the Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; and (C) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request;

(ii) shall promptly furnish to the Administrative Agent as soon as available, but no later than the date any financial statements are due pursuant to Section 6.02(p)(i)(A) or (B), a compliance certificate, certified by a Responsible Officer of the Company to be true and correct (which certification shall be made in his/her capacity as an officer of the Company and not in any individual capacity), (A) stating whether any Default or Event of Default exists; (B) stating whether the Company is in compliance with the covenants set forth in this Agreement, including whether a certification that the Collateral has been Delivered to the Collateral Agent; (C) stating whether the representations and warranties of the Company contained in Article IV, or in any other Credit Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; (D) certifying that such financial statements fairly present the financial condition and the results of operations of the Company on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and lack of footnote disclosure; and (E) including a written confirmation to be provided by the UK Retention Provider pursuant to Section 10.14(d) that the UK Retention Provider continues to comply with Section 10.14(a), (b) and (c);

(q) shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Company or upon the income, profits or property of the Company;

(r) shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person's performance under this Agreement and the other Credit Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters ; provided, that an officer or employee of the Company or the Portfolio Manager shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Company’s auditors, on the other hand. The Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with the Company’s or Portfolio Manager’s business and operations. So long as no Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon three (3) Business Days' prior written notice, (ii) during normal business hours and (iii) no more than one (1) time in any calendar year. During the existence of an Event of Default, there shall be no limit on the timing or number of such inspections and only one (1) Business Day' prior notice will be required before any inspection;

(s) shall not use any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;

(t) shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that (i) the Company may make Permitted Distributions or Permitted RIC Distributions subject to the requirements set forth in the definitions thereof and (ii) the Company may make distributions of the amounts on deposit in the applicable Excluded Ineligible Asset Cash Account in its sole discretion (with prompt written notice provided to the Administrative Agent);

(u) shall not make or hold any Investments, except (A) the Portfolio Investments or Investments constituting Eligible Investments (measured at the time of acquisition), (B) those that have been consented to by the Administrative Agent, (C) those the Company shall have acquired or received in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof, (D) amounts in the Excluded Ineligible Asset Cash Account or (E) equity interests in Tax Blocker Subsidiaries;

(v) (i) shall not request any Advance, and the Company shall not directly or indirectly, use, and shall procure that its directors, officers, employees and agents of the Company or the Portfolio Manager actively involved in the transactions contemplated by the Credit Documents shall not directly or indirectly use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to fund, finance, or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation any Sanctions, (C) in any manner that would result in the violation of, or could reasonably be expected to result in the imposition of, any Sanctions applicable to any party hereto and (ii) shall not permit any Sanctioned Person or Sanctioned Country to have any direct or indirect interest in or connection to any funds repaid or remitted by the Company or Portfolio Manager in connection with this Agreement that could reasonably be expected to result in a violation of Sanctions by, a restriction on the use of such funds with respect to, or the imposition of Sanctions on, any Person participating in the transactions contemplated hereby;

(w) shall not (A) other than as otherwise permitted hereunder, transfer to any of its Affiliates any Portfolio Investment acquired from any of its Affiliates (other than sales to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction and at or greater than fair market value) and (B) other than pursuant to the Sale Agreement, acquire any Portfolio Investment from the Parent or any of its Affiliates except where the sale is entered into pursuant to a sale agreement with such Affiliate and where the Company has submitted back-up filings against the Affiliate seller of such Portfolio Investment under the Uniform Commercial Code or appropriate filing offices in each relevant jurisdiction and, if a new sale agreement is entered into by the Company after the Closing Date with a Person other than the Parent, it has provided an opinion of counsel satisfactory to the Administrative Agent that such sale is a “true sale,” in form and substance agreed by the Administrative Agent;

(x) subject to any confidentiality obligations to which the Company or the Portfolio Manager are subject, shall either (i) post on a password protected website maintained by the Portfolio Manager to which the Administrative Agent, its agents and its vendors Oxane Partners, Acuity Knowledge Partners and Covenant Review will have access or (ii) deliver via email to the Administrative Agent and its agents and (if so designated by the Administrative Agent) its vendors Oxane Partners, Acuity Knowledge Partners and Covenant Review, with respect to each obligor in respect of a Portfolio Investment, without duplication of any other reporting requirements set forth in this Agreement or any other Credit Document, any management discussion and analysis provided by such obligor and any financial reporting packages and notifications of credit events or other events that would constitute a Value Adjustment Event with respect to such obligor and with respect to each Portfolio Investment for such obligor (including any attached or included information, statements and calculations, including compliance certificates with corresponding calculations), in each case within ten (10) Business Days of the receipt thereof by the Company or the Portfolio Manager; provided that the Company shall either (i) post on a password protected website maintained by the Portfolio Manager to which the Administrative Agent and its agents and its vendors Oxane Partners, Acuity Knowledge Partners and Covenant Review will have access or (ii) deliver via email to the Administrative Agent and its agents and (if so designated by the Administrative Agent) its vendors Oxane Partners, Acuity Knowledge Partners and Covenant Review notice of any credit event or other event that would constitute a Value Adjustment Event relating to an obligor no later than (A) in the case of a credit event, two (2) Business Days after the Company has knowledge of such event and (B) any other event that would constitute a Value Adjustment Event, three (3) Business Days after the Company has knowledge of such event. The Company shall cause the Portfolio Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Portfolio Manager with neither undue burden nor expense and to the extent the provision thereof would not violate any confidentiality obligations to which it is subject);

(y) shall not elect to be classified as other than a disregarded entity for U.S. federal income tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as other than a disregarded entity of Parent for U.S. federal income tax purposes;

(z) its only beneficial owner for U.S. federal income tax purposes shall be a U.S. Person;

(aa) shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary and requested by the Administrative Agent or the Collateral Agent to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all Persons and parties (other than holders of Permitted Liens), pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent (without obligation and without limiting the duties of the Company pursuant to this Section 6.02(aa)) to file a UCC financing statement listing 'all assets of the debtor' (or substantially similar language) in the collateral description of such financing statement;

(bb) [reserved]

(cc) shall not hire any employees;

(dd) shall not maintain any bank accounts or securities accounts other than the Collateral Accounts and the Excluded Ineligible Asset Account;

(ee) except as otherwise expressly permitted herein, shall not cancel or terminate any of the Underlying Instruments in respect of a Portfolio Investment to which it is party or beneficiary (in any capacity), or consent to or accept any cancellation or termination other than by the terms of such Portfolio Investment of any of such agreements (in each case) without payment in full of such Portfolio Investment or the applicable portion thereof so cancelled or terminated unless (in each case) either (i) following the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have consented thereto in writing in its sole discretion or (ii) no Cash Sweep Event is occurring (or would occur after given effect to such transaction);

(ff) shall not make or incur any capital expenditures except as reasonably required to perform its functions in accordance with this Agreement;

(gg) [reserved];

(hh) shall not act on behalf of a Sanctioned Country or a Sanctioned Person, in violation of Sanctions. Each of the Company and the Portfolio Manager does not own and will not acquire any security issued by, or interest in, any country, territory, or entity, in violation of Sanctions or that would result in any Person being in violation of Sanctions; and

(ii) shall give notice or cause the Company to give notice to the Administrative Agent in writing (including via email) promptly upon (and in no event later than three (3) Business Days (or, in the case of an Event of Default, one (1) Business Day) after) the Company or the Portfolio Manager has knowledge of the occurrence of any of the following:

(1) any Adverse Proceeding;

(2) any Default or Event of Default; provided that if such Default is subsequently cured, failure to provide notice of such Default shall not itself result in an Event of Default under this clause (2);

(3) the occurrence of a Value Adjustment Event;

(4) the assertion of an adverse claim that is known by the Company or the Portfolio Manager against any of the Portfolio Investments, the Collateral Accounts or any other Collateral;

(5) any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and

(6) any Portfolio Investment has become an Ineligible Investment.

SECTION 6.03. Amendments of Portfolio Investments, Etc. If the Company enters into any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related Underlying Instrument or rights thereunder (each, an “Amendment”) or makes any affirmative determination to exercise any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days' of its entry into such amendment, supplement, consent, waiver or modification or the making of such affirmative determination) notice thereof to the Administrative Agent and deliver copies of any amendments, supplements, consents, waivers or modifications to the Underlying Instruments to the Administrative Agent and the Collateral Administrator not later than three (3) Business Days’ of its receipt (subject to any confidentiality obligations to which it is subject) (which may be effected by posting such documents to the website maintained by the Portfolio Manager pursuant to Section 6.02(x)). In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Portfolio Manager shall deem appropriate under the circumstances; provided that if an Event of Default has occurred and following the end of the related Standstill Period, the Company will, subject to the Servicing Standard, exercise all voting and other powers of ownership as the Administrative Agent shall instruct (it being understood that, if the terms of the related Underlying Instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following the Company's receipt of copies of any executed amendments to Underlying Instruments, executed waiver or consent forms or other documents executed or delivered in connection with any Amendment, it will promptly (and in any event, not later than three (3) Business Days’ of its receipt) provide notice thereof to the Administrative Agent and subject to any confidentiality obligations to which it is subject, promptly (and in any event, not later than three (3) Business Days’ of its receipt) provide to the Administrative Agent (which may be effected by posting such documents to the website maintained by the Portfolio Manager pursuant to Section 6.02(x)) such executed copies.

SECTION 6.04. Ratings, Etc. At the Administrative Agent’s written request, the Company will cooperate with efforts to procure a private rating (but no specific rating) for the Advances from one or more rating agencies to be mutually agreed by the Company and the Administrative Agent. Any such rating may be procured at or after Closing Date, shall not be a condition to the Closing Date, and shall be at the sole cost (including, without limitation, legal fees) of the Administrative Agent.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, in the case of a default in payment resulting solely from an administrative error or omission by the Administrative Agent, the Collateral Administrator, Collateral Agent, Securities Intermediary, such failure continues for a period of 2 Business Days following the earlier of (x) the Company or the Portfolio Manager becoming aware of such failure and (y) receipt of written notice by the Company or the Portfolio Manager of such failure;

(b) any representation or warranty made or deemed made by or on behalf of the Company, any Tax Blocker Subsidiary, the Portfolio Manager or the Parent (in any capacity, including as UK Retention Provider) (collectively, the “Credit Risk Parties”) herein or in any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data or industry information or, except to the extent such information is included for purposes of Section 6.01(n), information relating to third parties) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any respect when made or deemed made but taken as a whole and after giving effect to all updates thereto (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its acquisition shall not constitute a failure) and, other than in the case of any representation or warranty set forth in clauses (a), (b), (h), (v), (y) or (cc) of Section 6.01, if such failure is capable of being remedied, such failure shall continue for a period of (1) in the case of clauses (c), (f), (k), (l) and (cc), five (5) Business Days and (2) in all other cases, ten (10) Business Days, following the earlier of (i) receipt by such Credit Risk Party of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such inaccuracy;

(c) (A) the applicable Credit Risk Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), (b), (d), (f), (g), (i), (k), (l), (m), (t), (v), (w), (hh) or (ii) or Section 8.02(b) (as applicable) or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein and not otherwise covered under this Article VII (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Credit Document and, in any case, if such failure is capable of being remedied, such failure shall continue for a period of (1) with respect to Section 6.02(b)(i) or (iv), (m), (n), (u) (v), (w)or (dd), five (5) Business Days and (2) in any other case, ten (10) Business Days, following the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure;

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) calendar days, or an order or decree approving or ordering any of the foregoing shall be entered;

(e) any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party or for a substantial part of its assets, (iv) file an answer admitting the allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f) any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g) the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company;

(h) any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of sixty (60) days after the date on which the right to appeal has expired;

(i) an ERISA Event occurs that alone or in combination with other ERISA Events would reasonably be expected to result in a Material Adverse Effect;

(j) a Change of Control occurs;

(k) the Company or the pool of Collateral shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(l) the Portfolio Manager (i) resigns as Portfolio Manager under this Agreement, (ii) assigns any of its obligations or duties as Portfolio Manager in contravention of the terms of this Agreement or (iii) otherwise ceases to act as Portfolio Manager in accordance with the terms of this Agreement and, in each case, an Affiliate of the Portfolio Manager is not appointed (and has accepted such appointment) with the prior written consent of the Administrative Agent;

(m) a Borrowing Base Event of Default occurs;

(n) at any time after the execution and delivery thereof, (1) this Agreement ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Secured Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by this Agreement with the priority required by this Agreement, in each case for any reason other than the failure of the Collateral Agent or any other Secured Party to take any action within its control; or (2) any Credit Risk Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Credit Document;

(o) (i) failure of the Company to fund any Unfunded Exposure Account when required in accordance with Section 2.03(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f) or (ii) failure of the Company to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan or Revolving Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f); provided that the failure of the Company to undertake any action set forth in this clause (o) is not remedied within five (5) Business Days;

(p) a Retention Event occurs and, if such failure is capable of being remedied, such failure shall continue for a period of seven (7) Business Days following the earlier of (i) receipt by such UK Retention Provider of written notice of such failure from the Administrative Agent and (ii) an officer of such UK Retention Provider becoming aware of such failure; or

(q) the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof makes it unlawful for any Credit Risk Party to perform any of its material obligations hereunder or under any other Credit Document subject to (i) any grandfathering clause in such law, rule, regulation or interpretation that applies to the Company and such performance and (ii) any transition, grace or compliance period of such law, rule, regulation or interpretation that provides the Company with a timeframe following such adoption to become fully compliant;

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued and unpaid interest thereon and all fees (which, if such declaration occurs during the Premium Call Period, shall include a fee determined as set forth in Section 4.07(a)) and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued and unpaid interest thereon and all fees (which, if such declaration occurs during the Premium Call Period, shall include a fee determined as set forth in Section 4.07(a)) and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII
COLLATERAL ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Collateral Accounts; Agreement as to Control.

(a) Establishment and Maintenance of Collateral Accounts. The Company hereby appoints the Securities Intermediary and has directed the establishment of, and the Securities Intermediary hereby acknowledges that it has established, each of the USD Collateral Accounts and the Permitted Non-USD Currency Accounts. The USD Collateral Accounts and the Permitted Non-USD Currency Accounts are referred to herein collectively as the “Collateral Accounts.” The Company also hereby directs the establishment in the Company’s name of, and the Securities Intermediary hereby acknowledges that it has established, the Excluded Ineligible Asset Account. For the avoidance of doubt, each Excluded Ineligible Asset Account shall not be a “Collateral Account” hereunder.

The Securities Intermediary agrees (x) to maintain the Collateral Accounts as a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the Uniform Commercial Code from time to time in effect in the State of New York (the “UCC”) and an “intermediary” within the meaning of Article 1(1)(c) of the Hague Convention on the Law Applicable to Certain Rights in Respect

of Securities Held with an Intermediary (the “Hague Securities Convention”)), in the name of the Company subject to the lien of the Collateral Agent and (y) not to change the name or account number of any Collateral Account without the prior consent of the Collateral Agent. The Securities Intermediary hereby certifies that it is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the Collateral Accounts in the name of the Company. The Securities Intermediary holds all money in the Permitted Non-USD Currency Accounts and each Excluded Ineligible Asset Account that is not denominated in USD as a securities intermediary and not as trustee or fiduciary and as a result such money will not be held as client money in accordance with applicable local law.

(b) Collateral Agent in Control of Collateral Accounts. This Agreement is intended to grant “control” of the Collateral Accounts and possession of other Collateral to the Collateral Agent for purposes of perfection of the Collateral Agent’s security interest in the Collateral Accounts and other Collateral pursuant to Article 8 and Article 9 of the UCC. Each of the parties hereto hereby agrees that (1) each Collateral Account shall be deemed to be a “securities account” (within the meaning of Section 8-501(a) of the UCC and Article 1(1)(b) of the Hague Securities Convention), (2) all property credited to any Collateral Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC and (3) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Collateral Account. The only permitted withdrawals from the Collateral Accounts shall be in accordance with the provisions of this Agreement.

Except as otherwise provided in this Agreement, the Securities Intermediary shall comply with entitlement orders (as defined in Section 8‑102(a)(8) of the UCC) (“Entitlement Orders”) or other orders or instructions originated by the Company (or the Portfolio Manager on its behalf) with respect to the Collateral Accounts or the financial assets (including cash) credited thereto without further consent by the Collateral Agent. If at any time the Securities Intermediary shall receive any Entitlement Order or other direction or instruction from the Collateral Agent (acting solely at the written direction of the Administrative Agent) relating to any Collateral Account or the financial assets credited thereto, the Securities Intermediary shall comply with such Entitlement Order or other direction or instruction without further consent by the Company, the Portfolio Manager or any other Person. In the event that any Entitlement Order or other order or instruction from the Collateral Agent conflicts with an Entitlement Order or other order or instruction from the Company (or the Portfolio Manager on its behalf), the Entitlement Order or other order or instruction from Collateral Agent shall govern. If at any time the Collateral Agent (acting solely at the written direction of the Administrative Agent) notifies the Securities Intermediary in writing that the Collateral Agent will exercise exclusive control over the Collateral Accounts (a “Notice of Exclusive Control”), the Securities Intermediary will cease complying with Entitlement Orders or other directions or instructions concerning the Collateral Accounts and the financial assets (including cash) credited thereto originated by or on behalf of the Company (or the Portfolio Manager on its behalf) until such time, if any, as such Notice of Exclusive Control is rescinded in writing by the Collateral Agent (acting solely at the written direction of the Administrative Agent). Solely as among the Collateral Agent and the Company, the Collateral Agent agrees that it will not deliver a Notice of Exclusive Control (or otherwise provide an Entitlement Order or other direction or instruction) until and unless an Event of Default has occurred and is continuing and it has received written instruction from the Administrative Agent with respect thereto.

(c) Subordination of Lien, Etc. If the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Collateral Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent for the benefit of the Secured Parties. The property credited to any Collateral Account will not be subject to deduction, set-off, banker's lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set-off (1) all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Collateral Accounts, and (2) the face amount of any payments made by checks, wire transfers, ACH or otherwise that have been credited to any Collateral Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(d) Property Registered, Indorsed, etc. to Securities Intermediary; Reports. All securities or other property represented by a promissory note or an instrument underlying any financial assets credited to any Collateral Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Collateral Account be registered in the name of the Company, payable to the Company or specially indorsed to the Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank. The Collateral Administrator shall promptly deliver copies of all statements, confirmations and other correspondence concerning the Collateral Accounts and/or any financial assets credited thereto simultaneously to each of the Company, the Portfolio Manager, the Collateral Agent and the Administrative Agent at the address for each set forth in this Agreement. In the event the Securities Intermediary receives instructions to effect a securities transaction as contemplated in 12 CFR 12.1, the Company acknowledges that, upon its written request and at no additional cost, it has the right to receive the notification from the Securities Intermediary after the completion of such transaction as contemplated in 12 CFR 12.4(a) or (b). The Company agrees that, absent specific request, such notifications shall not be provided by the Securities Intermediary hereunder, and in lieu of such notifications, the Collateral Administrator shall make available the statements in the manner required by the Credit Documents.

(e) Jurisdiction; Governing Law of Collateral Accounts. The establishment and maintenance of each Collateral Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the “securities intermediary's jurisdiction” (within the meaning of Section 8-110 of the UCC) shall be the State of New York. To the extent that any Collateral Account (into which cash is credited as set forth herein) is re-characterized as a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC), New York shall be deemed to be the “bank's jurisdiction” (within the meaning of Section 9-304(b) of the UCC) and in the case of any such re-characterization all references herein to Citibank, N.A, as securities intermediary shall be deemed to refer to Citibank, N.A as a deposit bank and all references herein to the Securities Intermediary complying with Entitlement Orders shall be deemed to refer to the deposit bank complying with instructions with respect to the disposition of funds credited to a Collateral Account. The parties further agree that the law applicable to all the issues in Article 2(1) of The Hague Securities Convention shall be the law of the State of New York. The Company and the Securities Intermediary agree that each and every Account Agreement is hereby amended to provide that with respect to the Collateral Accounts, the law applicable to all issues specified in Article 2(1) of the Hague Securities Convention shall be the laws of the State of New York. The Company and the Securities Intermediary covenant that no amendment with respect to any Account Agreement shall be entered into that would have the effect of changing the parties' choice of law set forth in the previous sentence without the prior written consent of the Collateral Agent.

(f) No Duties. The parties hereto acknowledge and agree that the Securities Intermediary shall not have any additional duties under this Agreement other than those expressly set forth in this Agreement, and the Securities Intermediary shall satisfy those duties expressly set forth in this Agreement so long as it acts without gross negligence, fraud, reckless disregard or willful misconduct. In particular (without implied limitation), the Securities Intermediary need not investigate whether the Collateral Agent is entitled under this Agreement, or otherwise, to give any Entitlement Order, Notice of Exclusive Control or any other directions, instructions or other orders in any instance.

Without limiting the generality of the foregoing, the Securities Intermediary shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers.

(g) Investment of Funds on Deposit in the Unfunded Exposure Account. All amounts on deposit in the Unfunded Exposure Account shall be invested (and reinvested) in the Standby Directed Investment or such other the Eligible Investment as selected by the Company (or the Portfolio Manager on its behalf) or, during the continuation of an Event of Default, as selected by the Administrative Agent. Amounts on deposit in the CAD Unfunded Exposure Account, the Euro Unfunded Exposure Account, the GBP Unfunded Exposure Account, and any similar account opened in connection with any other Permitted Non-USD Currency approved by the Administrative Agent in its sole discretion shall remain uninvested.

(h) Account Agreement. At the time of its entry into the governing law provisions of this Agreement which governs the Collateral Accounts (the “Account Agreement”) that are currently in force and at each time of any later amendment to the Account Agreement that reaffirmed such governing law provisions, the Securities Intermediary shall have an office located in the United States of America that is not a temporary office and that engaged in a business or other regular activity of maintaining securities accounts.

(i) Unfunded Exposure Account

(i) Amounts may be deposited into the Unfunded Exposure Accounts from time to time in accordance with Section 4.05. Amounts shall also be deposited into the Unfunded Exposure Accounts as set forth in Section 2.03(f).

(ii) While no Event of Default or Cash Sweep Event has occurred and is continuing (after giving effect to such release), the Portfolio Manager may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator), the release of funds on deposit in any Unfunded Exposure Account for the purpose of funding the Company's unfunded commitments with respect to Delayed Funding Term Loans and Revolving Loans. Following the occurrence of an Event of Default and the declaration of the Advances then outstanding to be due and payable in accordance with Article VII, at the written direction of the Administrative Agent (with a copy to the Collateral Administrator), the Securities Intermediary shall transfer all amounts in the Unfunded Exposure Accounts (following exchange of such amounts for USD at the Spot Rate, to the extent required) to the USD Principal Collection Account to be applied pursuant to Section 4.05. Upon the direction of the Company by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in any Unfunded Exposure Account in excess of the Unfunded Exposure Amount shall be released to the USD Principal Collection Account (following exchange of such amounts for USD at the Spot Rate, to the extent required) to prepay the outstanding Advances.

(j) Excluded Ineligible Asset Account. If the Company fails to dispose of any Excluded Ineligible Asset within ten (10) Business Days of such Portfolio Investment becoming an Excluded Ineligible Asset in accordance with Section 1.04, all Interest Proceeds, Principal Proceeds and all other proceeds received in respect of such Excluded Ineligible Asset shall be promptly deposited by the Company into the applicable Excluded Ineligible Asset Cash Account.

SECTION 8.02. Collateral Security; Pledge; Delivery.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company's obligations to the Agents, the Securities Intermediary, the Collateral Administrator and the Lenders (each, a “Secured Party” and, collectively, the “Secured Parties”) under this Agreement and the other Credit Documents (collectively, the “Secured Obligations”), the Company hereby pledges to the Collateral Agent and grants a continuing security interest in favor of the Collateral Agent in all of the Company's right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising): all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, each as defined in the UCC, and any and all other property of any type or nature owned by it, including, without limitation: (1) each Portfolio Investment, (2) all of the Company's interests in the Collateral Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Sale Agreement, any other Credit Document and all rights related to each such agreement, (4) all other property of the Company and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof (all of the property described in this clause (a) being collectively referred to herein as “Collateral”) ; provided that the Collateral shall not include any Excluded Ineligible Assets (or proceeds thereof) and the Excluded Ineligible Asset Account.

(b) Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company; (2) if any of the securities or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent's continuing perfected security interest in such Collateral (including Delivering such securities or other property to the Collateral Agent); and (3) withing the 6-month period preceding the 5th anniversary of the Closing Date (and each 5th anniversary of such date), deliver to the Administrative Agent and the Collateral Agent, at the expense of the Company, legal opinions from Dechert LLP or other counsel reasonably acceptable to the Administrative Agent and the Lenders, as to the perfection and priority of the Collateral Agent's security interest in any of the Collateral.

(c) Remedies, Etc. Following the declaration of the Secured Obligations then outstanding to be due and payable in full pursuant to Article VII, the Collateral Agent shall (but only if and to the extent directed in writing by the Administrative Agent) do any of the following:

(i) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's or its designee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Administrative Agent) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days' prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(ii) Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof;

(iii) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv) Endorse any checks, drafts, or other writings in the Company's name to allow collection of the Collateral;

(v) Take control of any proceeds of the Collateral;

(vi) Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or

(vii) Perform such other acts as may be reasonably required to protect the Collateral Agent's rights and interest hereunder.

Notwithstanding anything to the contrary herein, in connection with any liquidation or disposition of the Collateral pursuant to clause (i) above, the Company, the Parent and/or any of their respective Affiliates shall have the right to purchase the Collateral subject to such liquidation or at a purchase price at least equal to the sum of the then accrued and outstanding Secured Obligations. Any such party may exercise such right by delivering written notice to the Administrative Agent (who shall provide a copy to the Collateral Agent and the Collateral Administrator) of its election to exercise such right (the “Exercise Notice”), which shall include a proposed purchase price and be delivered in cash, not later than five (5) Business Days after the date on which the Company receives notice from the Administrative Agent of the occurrence of such Event of Default and termination of the Financing Commitments, as applicable. Once an Exercise Notice is delivered to the Administrative Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral in cash, at the price referenced above, for settlement within the normal settlement period for such Collateral. The cash purchase price must be received no later than five (5) Business Days following delivery of the Exercise Notice. The Administrative Agent shall not cause liquidation or disposition of the Portfolio Investment to occur during the time that the Company and its Affiliates are entitled to provide an Exercise Notice (the “Standstill Period”).

Following the Standstill Period, if the Administrative Agent (or the Collateral Agent, at the direct of the Administrative Agent) determines to liquidate all or a portion of the collateral through a sale to a Competitor, the Company, the Parent and/or any of their respective Affiliates shall have the right to purchase the Collateral subject to such sale at a purchase price at least equal to the purchase price agreed with such Competitor. Any such party may exercise such right by delivering written notice to the Administrative Agent (who shall provide a copy to the Collateral Agent and the Collateral Administrator) of its election to exercise such right (the “ROFO Notice”), which shall include a proposed purchase price and be delivered in cash, not later than two (2) Business Days after the expiration of the Standstill Period.

Without limiting any other rights of the Collateral Agent and the other Secured Parties under this Agreement, but subject to the right of the Company or any Affiliate thereof to deliver a notice in accordance with clause (i) of this Section 8.02(c), each of the Company and the Portfolio Manager hereby acknowledges and agrees that the Collateral Agent, Administrative Agent or any Lender may bid (including, without limitation, credit bid) and purchase, in any public or private sale conducted under the provisions of the UCC (including pursuant to Sections 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to Section 363 of the Bankruptcy Code), or at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law, all or any portion of the Collateral. For the avoidance of doubt, each of the Company and the Portfolio Manager hereby further agrees that the Administrative Agent and each Lender (subject to Section 9.02(d)) shall retain all rights (individual and otherwise) it may have to submit a bid at a public or private sale in connection with the purchase of all or any portion of the Collateral, in which any of the Secured Obligations owing to such Lenders under this Agreement are used and applied as a credit on account of the purchase price, at any sales of all or any portion of the Collateral conducted under the provisions of the UCC and the Bankruptcy Code, foreclosure sales or other similar dispositions of Collateral.

(d) Compliance with Restrictions. The Company and the Portfolio Manager agree that in any sale of any of the Collateral following the declaration of the Secured Obligations then outstanding to be due and payable in full pursuant to Article VII, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company and the Portfolio Manager further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Portfolio Manager for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e) Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Company and the Portfolio Manager hereby waive any claims against each Agent and Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f) Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company's attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent's discretion (exercised at the written direction of the Administrative Agent), following the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g) Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Company or the Portfolio Manager herein.

(h) Release of Security Interest upon Disposition of Collateral. Upon any sale, transfer or other disposition of any Collateral (or portion thereof) that is permitted hereunder, the security interest granted hereunder in such Portfolio Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of) shall, immediately upon the sale or other disposition of such Portfolio Investment or other Collateral (or such portion) and automatically without any further action on the part of the Collateral Agent or any other Secured Party, be released and revert to the Company. Upon any such release, the Collateral Agent will, at the Company's sole expense and upon receipt of a certification of the Company (or the Portfolio Manager on its behalf) that all conditions to such sale, transfer or disposition have been complied with, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing any or all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such release.

(i) Termination. Upon the payment in full of all Secured Obligations (other than contingent and unasserted indemnification and expense reimbursement obligations) and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company's sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

(j) Administrative Agent Cooperation Agreements. For each applicable Portfolio Investment, reasonably promptly following a request therefor from the Administrative Agent and, in any case, on or prior to the Settlement Date therefor (or, in the case of the Initial Portfolio Investments, within three (3) Business Days of the Closing Date), the Company shall prepare, execute and deliver (and procure execution by the other parties required to execute and deliver the same) to the Collateral Agent (if in physical form) or the Collateral Administrator (if in electronic form), copies of an Asset Checklist (and, without duplication, Underlying Instruments in respect of Portfolio Investments provided to it and in its possession) and, if the Company or any Affiliate of the Company that serves as the administrative agent pursuant to the Underlying Instruments of the applicable Portfolio Investment, any Administrative Agent Cooperation Agreement for such Portfolio Investment, to be held by the Collateral Agent or the Collateral Administrator, as applicable, pending the assignment of such Portfolio Investment in connection with the exercise of remedies by the Collateral Agent or the Required Lenders under the Credit Documents.

If the consent or signature of or other action (including, without limitation, registering the assignee in any register of lenders maintained by it) by the Company or any Affiliate of the Company (in each case solely in its capacity as administrative agent pursuant to the Underlying Instruments) is or could be required for the transfer of all or any portion of a Portfolio Investment by the Company, the Administrative Agent may require the Company or such Affiliate to provide reasonable assurances to the Administrative Agent (which may be in the form of an Administrative Agent Cooperation Agreement) that the Company or such Affiliate will not, in its capacity as administrative agent, unreasonably withhold or delay any such consent, signature or other action.

Except as otherwise expressly provided above in this clause (j), original Underlying Instruments shall be released by the Collateral Agent only in connection with sales of Portfolio Investments pursuant to the exercise of remedies under the Credit Documents or as otherwise expressly permitted hereunder or upon the payment in full of the Secured Obligations (other than contingent indemnification obligations), and in each case only upon delivery to the Collateral Agent of a request for release from the Company and which request for release shall be deemed a certification that such conditions for release have been satisfied. Upon receipt of such direction, the Collateral Agent shall release (which, if such sale, transfer or assignment is made in accordance with the express terms hereof, will not be unreasonably withheld, conditioned or delayed) the original Underlying Instruments to the Company (or as otherwise provided in the related release request), and the Company will not be required to return the related original Underlying Instruments to the Collateral Agent. Written instructions as to the method of shipment and shipper(s) the Collateral Agent is directed to utilize in connection with the transmission of original Underlying Instruments in the performance of the Collateral Agent's duties under this clause (j) shall be delivered by the Company to the Collateral Agent prior to any shipment of any original Underlying Instruments hereunder. If the Collateral Agent does not receive such written instruction from the Company, the Collateral Agent shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Company shall arrange for the provision of such services at the sole cost and expense of the Company and shall maintain such insurance against loss or damage to the original Underlying Instruments as the Company deems appropriate.

Neither the Collateral Agent nor the Collateral Administrator shall have any obligation to review or verify whether the Company or the Portfolio Manager on its behalf has obtained and delivered the necessary Administrative Agent Cooperation Agreements or Underlying Instruments required for purchases of Portfolio Investments hereunder. In taking and retaining custody of any such original Underlying Instruments, the Collateral Agent shall be deemed to be acting as the agent of the Secured Parties; provided that (x) in the taking and retaining custody of any such original Underlying Instruments, the Collateral Agent makes no representations as to the existence, perfection, enforceability or priority of any Lien on such original Underlying Instruments or as to the adequacy or sufficiency of such original Underlying Instruments and (y) in the taking and retaining custody of any such original Underlying Instruments, the Collateral Agent's duties shall be limited to those expressly contemplated herein.

ARTICLE IX
THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, but without prejudice to each Lender’s right to bid or credit bid in any foreclosure sales or similar dispositions of Collateral, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties at the direction of the Administrative Agent.

The Company hereby directs Citibank, N.A., as Collateral Agent, to execute, perform and deliver any Administrative Agent Cooperation Agreement and any instruments and agreements ancillary thereto upon the consent to execution of each such agreement by the Administrative Agent.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

No Agent or the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty of the Administrative Agent expressly set forth in this Agreement to include such rights and powers or that such Agent is required to exercise as directed in writing by (i) in the case of the Collateral Agent, the Administrative Agent or (ii) in the case of any Agent, the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent (except insofar as provided to it as Agent hereunder) or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Lenders (or such other number or percentage of Lenders that shall be permitted herein to direct such action or forbearance). None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any Default or Event of Default unless and until a Responsible Officer has received written notice thereof from the Company, a Lender or the Administrative Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Credit Document, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder. Without limitation to the immediately preceding sentence, none of the Collateral Agent, the Collateral Administrator, the Securities Intermediary nor the Administrative Agent shall be required to take any action under this Agreement or any other Credit Document if taking such action (A) would subject such Person to Tax in any jurisdiction where it is not then subject to Tax, or (B) would require such person to qualify to do business in any jurisdiction where it is not then so qualified.

Each Agent and the Collateral Administrator shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent and the Collateral Administrator also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent and the Collateral Administrator may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it in good faith, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria in any instance, to determine any characteristic of any Portfolio Investment, to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other Person with the requirements of this Agreement.

Each of the Collateral Administrator, the Securities Intermediary and each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. None of the Collateral Administrator, the Securities Intermediary or any Agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Person with due care. Each of the Collateral Administrator, the Securities Intermediary and each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (the “Related Parties”) for such Agent. The exculpatory provisions in this Article IX shall apply to any such sub-agent and to the Related Parties of the Collateral Administrator, the Securities Intermediary and each Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days' notice to each Agent, the Lenders, the Portfolio Manager, the Securities Intermediary and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (a) in the case of the Collateral Administrator, the Collateral Agent and the Securities Intermediary, so long as no Event of Default has occurred and is continuing, with the consent of the Portfolio Manager and (b) in the case of the Administrative Agent, so long as no Event of Default has occurred and is continuing, with the prior written consent of the Portfolio Manager. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor (a) in the case of the Collateral Administrator, the Collateral Agent and the Securities Intermediary, so long as no Event of Default has occurred and is continuing, with the consent of the Portfolio Manager and (b) in the case of the Administrative Agent, so long as no Event of Default has occurred and is continuing, with the prior written consent of the Portfolio Manager, which successor shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed and shall have accepted such appointment within sixty (60) days after the retiring Agent, Collateral Administrator or Securities Intermediary gives notice of its resignation, such Agent, Collateral Administrator or Securities Intermediary may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, Collateral Administrator or Securities Intermediary, as applicable, and the retiring Agent, Collateral Administrator or Securities Intermediary, as applicable, shall be discharged from its duties and obligations hereunder. After the retiring Agent's, Collateral Administrator's or Securities Intermediary's resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring Agent, Collateral Administrator or Securities Intermediary, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Securities Intermediary and the Collateral Agent may be removed at any time with 30 days' notice by the Company (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Lenders and the Portfolio Manager. Upon any such removal, the Company shall have the right (with the written consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such Person shall have been so appointed by the Company and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may (with, so long as no Event of Default has occurred and is continuing, the consent of the Company) appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed and shall have accepted such appointment within sixty (60) days after the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary receives notice of removal, the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable, may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Collateral Agent, the Collateral Administrator and/or the Securities Intermediary hereunder, and the removed Collateral Agent, the Collateral Administrator and/or the Securities Intermediary shall be discharged from its duties and obligations hereunder. After the removed Collateral Agent's, the Collateral Administrator's and/or the Securities Intermediary's removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed Collateral Agent, Collateral Administrator and/or Securities Intermediary, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.

Upon the request of the Company or the Administrative Agent or the successor Agent, Collateral Administrator or Securities Intermediary, any such retiring or removed Agent, Collateral Administrator or Securities Intermediary shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor party all the rights, powers and trusts of the retiring or removed Agent, Collateral Administrator or Securities Intermediary, and shall duly assign, transfer and deliver (or cause its sub-custodian or bailee to so assign, transfer and deliver) to such successor agent all property and money held by such retiring or removed agent hereunder to such successor agent all property and money held by such retiring or removed Agent, Collateral Administrator or Securities Intermediary hereunder. Upon reasonable request of any such successor, the Company and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, any organization or entity into which the Collateral Agent, the Securities Intermediary or the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be the successor of the Collateral Agent, the Securities Intermediary or the Collateral Administrator hereunder without the execution or filing of any paper with any Person or any further act on the part of any Person.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts.

Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond, electronic communication or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

In the absence of fraud, gross negligence or willful misconduct on the part of the Agents or the Collateral Administrator, as the case may be, each of them may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion, electronic communication or other document furnished to it, reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties and conforming to the requirements of this Agreement but, in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to it, each shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.

No Agent nor the Collateral Administrator shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war, any act or provision of any present or future law or regulation or governmental authority, terrorism, accidents, labor disputes, disease, epidemic, pandemic, quarantine, national emergency, loss or malfunction of utilities or computer software or hardware, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility. In connection with any payment, the Collateral Agent and the Collateral Administrator are entitled to rely conclusively on any instructions provided to them by the Administrative Agent.

Before the Collateral Agent or Collateral Administrator acts or refrains from acting, it may require, and may conclusively rely on, a certificate (which may be constituted by written directions provided in accordance with this Agreement) of an officer of the Company, the Portfolio Manager or Administrative Agent. The Collateral Agent or Collateral Administrator shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

Upon the execution of this Agreement, the parties hereto shall deliver a certificate (upon which the Collateral Agent or Collateral Administrator may conclusively rely) setting forth the names of individuals, email addresses and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any related document together with a specimen signature of such authorized officers and the Collateral Agent or Collateral Administrator shall be entitled to conclusively rely on the then current certificate until receipt of a superseding certificate.

For the avoidance of doubt, neither the Collateral Agent, Collateral Administrator or Securities Intermediary shall have any obligation to ensure, monitor or enforce compliance with the risk retention requirements of the UK Securitization Regulations.

The rights, protections and immunities given to the Collateral Agent in this Section 9.01 and Section 9.02 shall likewise be available and applicable in all respects to the Securities Intermediary and the Collateral Administrator regardless of whether such Person is expressly mentioned in such provision.

SECTION 9.02. Additional Provisions Relating to the Collateral Agent, the Securities Intermediary and the Collateral Administrator.

(a) Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein and the Administrative Agent may direct the Collateral Agent in writing to take any action incidental thereto; provided that in each case the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to Applicable Law or this Agreement or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, make provision reasonably satisfactory to the Collateral Agent for payment of same (which provision may be payment of such cost or expense by the Company in accordance with the Priority of Payments if such arrangement is reasonably satisfactory to the Collateral Agent).

With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, the Lenders or otherwise if the taking of such action, in the determination of the Collateral Agent, (1) is contrary to Applicable Law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Lenders, as the case may be, issuing such instruction make provision satisfactory to the Collateral Agent for payment of same. In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business

Days of its receipt of such request, the Administrative Agent shall be deemed to have declined to consent to the relevant action.

If, in performing its duties under this Agreement, the Collateral Agent or the Collateral Administrator is required to decide between alternative courses of action, the Collateral Agent or the Collateral Administrator, as the case may be, shall request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent or the Collateral Administrator does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent or the Collateral Administrator, as the case may be, may, but shall be under no duty to, take or refrain from taking any such courses of action and shall have no liability in connection therewith except as otherwise provided in this Agreement. The Collateral Agent and the Collateral Administrator, as the case may be, shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants selected with due care in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(b) Custody and Preservation. The Collateral Agent is required to hold in the custody and preserve of any of the Collateral in its possession pursuant to the terms of this Agreement and the standard of care set forth therein, provided that the Collateral Agent shall be deemed to have complied with the terms of this Agreement with respect to the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests (or, following the occurrence and during the continuation of an Event of Default, as the Administrative Agent reasonably requests), but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to comply with the terms of this Agreement. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c) Collateral Agent Not Liable. Except to the extent arising from the gross negligence or willful misconduct of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent's failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.

(d) Certain Rights and Obligations of the Collateral Agent. Anything contained herein to the contrary notwithstanding and without further consent or authorization from any Lenders, in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale (including, without limitation, pursuant to Section 9-610 of the UCC, Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the United States Bankruptcy Code (as set forth in Title 11 of the United States Code, as amended, the “Bankruptcy Code”), or under any analogous provisions of any other debtor relief law), any Agent (or any Lender) may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (or any Lender), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the purchaser at such sale.

(e) Collateral Agent, Securities Intermediary and Collateral Administrator Fees and Expenses. The Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Company and the Portfolio Manager, may agree in writing, subject to the Priority of Payments. The Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including attorney's fees and, in the case of the Securities Intermediary, expenses incurred by any sub-agent, sub-custodian or bailee of the Securities Intermediary permitted hereunder, (but limited, in the case of attorney’s fees, to the reasonable and documented fees and out-of-pocket expenses of one firm of outside counsel (and one local counsel in any applicable jurisdiction and one additional outside counsel in the event of conflict) for the Collateral Agent, the Securities Intermediary and the Collateral Administrator as a whole) in connection with this Agreement and the transactions contemplated hereby, subject to the Priority of Payments.

(f) Execution by the Collateral Agent, the Securities Intermediary and the Collateral Administrator. The Collateral Agent, the Securities Intermediary and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent, Securities Intermediary and Collateral Administrator, respectively, hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent hereunder.

(g) Reports by the Collateral Administrator. The Company hereby appoints Siepe, LLC, as Collateral Administrator and directs the Collateral Administrator to prepare daily reports in respect of the composition of the Collateral (including cash accounts, reconciliations, and trading activity), monthly reports in respect of the Collateral and related calculations determined as of the tenth (10th) Business Day of the relevant month (which may be included within quarterly reports in any applicable month) and quarterly reports in conjunction with each Interest Payment Date determined as of the end of the related Calculation Period, in each case, substantially in the forms reasonably agreed by the Company, the Collateral Administrator and the Administrative Agent or, in the case of each monthly report, substantially in the form attached as Exhibit D hereto, and in each case based upon information provided to the Collateral Administrator by the Administrative Agent and the Portfolio Manager. Each such monthly report shall be provided to the Administrative Agent, the Portfolio Manager and the Lenders on or prior to the Business Day immediately preceding the 29th calendar day of the applicable month. Each such quarterly report shall be provided to the Collateral Agent, the Administrative Agent, the Portfolio Manager and the Lenders three (3) Business Days prior to the related Interest Payment Date. Company and the Portfolio Manager shall use all reasonable efforts to cooperate with the Collateral Administrator in connection with the matters described herein, including calculations relating to the reports contemplated herein or as otherwise reasonably requested hereunder. Without limiting the generality of the foregoing, the Portfolio Manager shall supply in a timely fashion any determinations, designations, classifications or selections made by it relating to a Portfolio Investment, including in connection with the acquisition or disposition thereof, and any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Portfolio Investment and reasonably need to complete the reports required to be prepared by the Collateral Administrator hereunder or reasonably required to permit the Collateral Administrator to perform its obligations hereunder. If the Collateral Administrator receives written notice of any modification to the Industry Classifications as set forth in the definition of such term, it shall utilize such revised Industry Classifications in connection with all applicable calculations included in the reports. The Collateral Administrator shall endeavor to deliver a draft of each such report to the Portfolio Manager and the Portfolio Manager shall review, verify and approve the contents of the aforesaid reports and upon verification the Collateral Administrator shall make such report available to the Administrative Agent and the Lenders. To the extent any of the information in such reports conflicts with data or calculations in the records of the Portfolio Manager, the Portfolio Manager shall notify the Collateral Administrator of such discrepancy and use reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. Upon reasonable request by the Collateral Administrator, the Portfolio Manager further agrees to provide to the Collateral Administrator from time to time during the term of this Agreement, on a timely basis, any information relating to the Portfolio Investments and any proposed purchases, sales or other dispositions thereof as to enable the Collateral Administrator to perform its duties hereunder. In addition, the Administrative Agent agrees to supply in a timely fashion any determinations made by it relating to the Portfolio Investments, the Advances and the Financing Commitments, including but not limited to the Initial Market Value, the Current Market Value, whether each Advance is a Term Advance or a Revolving Advance and the interest rate at which the Advances accrue. Notwithstanding any obligation set forth in this Section 9.02(g), no Person shall be deemed to have breached its obligations under this Section 9.02(g) to the extent it is subject to a confidentiality obligation that prevents it from fulfilling its obligations herein.

(h) Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Portfolio Manager, the Administrative Agent, the Company or the Required Lenders to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent's or Collateral Administrator's, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof, absent gross negligence or willful misconduct of the Collateral Agent or the Collateral Administrator, as applicable.

ARTICLE X
MISCELLANEOUS

SECTION 10.01. Non-Petition; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Portfolio Manager and the other parties hereto hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all Secured Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made). The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding‑up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by the Company or against the Company by any Person other than a party hereto.

Notwithstanding any other provision of this Agreement or any other Credit Document, (a) the Secured Obligations are limited recourse obligations of the Company, payable solely from the Collateral as applied in accordance with this Agreement and, on the exhaustion of the Collateral, all Secured Obligations of and all claims against the Company arising under this Agreement or any other Credit Document or any transactions contemplated hereby or thereby shall be extinguished and shall not revive and (b) no recourse under any obligation, covenant or agreement of the Company or the Portfolio Manager contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company and (with respect to the express obligations of the Portfolio Manager under the Credit Documents) the Portfolio Manager and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company or the Portfolio Manager contained in this Agreement or any other Credit Document, or implied therefrom, and that any and all personal liability for breaches by the Company or the Portfolio Manager of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

SECTION 10.02. Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) transmitted by facsimile, (b) personally delivered, (c) in the case of a mailed notice, upon receipt, or (d) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

SECTION 10.03. No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Expenses; Indemnity; Damage Waiver; Right of Setoff.

(a) The Company shall pay (1) all fees and reasonable and documented out‑of‑pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one firm of outside counsel (and one local counsel in any applicable jurisdiction) for the Administrative Agent and its Related Parties and one additional firm of outside counsel (and one additional local counsel in any applicable jurisdiction and one additional outside counsel in the event of conflict) for the Collateral Agent, the Securities Intermediary, the Collateral Administrator and its or their Related Parties, collectively, in connection with the preparation and administration of this Agreement, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Securities Intermediary, the Collateral Administrator and the Lenders (but limited in the case of legal fees and expenses of each of the Administrative Agent and the Lenders to the reasonable and documented fees, charges and disbursements of one firm of outside counsel (and one local counsel in any applicable jurisdiction) for each affiliated group of Persons, and one firm of outside counsel (and one local counsel in any applicable jurisdiction and one additional outside counsel in the event of conflict) for the Securities Intermediary, the Collateral Agent and the Collateral Administrator (including, in the case of the Securities Intermediary, expenses incurred by any sub-agent, sub-custodian or bailee of the Securities Intermediary permitted hereunder), as a whole, in each case, in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and their Related Parties (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including experts for each Indemnitee but limited, in the case of legal fees, charges and disbursements, to the reasonable and documented fees, charges and disbursements of one firm of outside counsel (and one local counsel in any applicable jurisdiction) for each of the Administrative Agent and the Lenders for each of their respective affiliated group of Persons and one firm of outside counsel (and one local counsel in any applicable jurisdiction) for each affiliated group of the Securities Intermediary, the Collateral Agent, the Collateral Administrator and their respective Related Parties, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by the Company or the Portfolio Manager hereunder or the exercise of the parties thereto of their respective rights (including, without limitation, the approval or disapproval by the Administrative Agent of the acquisition of any Portfolio Investment in accordance with the terms of this Agreement) or the consummation of the transactions contemplated hereby, (2) any Advance or the use of the proceeds therefrom, (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or is pursuing or defending any such action, (4) the exercise by the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator or the Lenders of their rights and remedies (including, without limitation, foreclosure) under this Agreement or any other Credit Document or (5) any enforcement by an Indemnitee of this Agreement or any other Credit Document, including the indemnity obligations herein or therein; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment (i) to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) arising solely from the performance of the Portfolio Investments or due to the related obligor’s financial inability to pay. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law, neither the Company nor any Indemnitee shall assert, and each hereby waives, any claim against the Company, the Portfolio Manager or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement, instrument or transaction contemplated hereby or thereby, any Advance or the use of the proceeds thereof; provided that if the Collateral Agent, the Collateral Administrator or the Securities Intermediary is assessed special, indirect, consequential or punitive damages by a court of competent jurisdiction in connection with a third party claim for which the Collateral Agent, the Collateral Administrator or the Securities Intermediary, as applicable, is entitled to indemnity pursuant to clause (b) above, such special, indirect, consequential or punitive damages so assessed shall constitute actual damages for purposes of this clause (c).

(d) If an Event of Default shall have occurred and the Advances then outstanding shall have been declared due and payable in full in accordance with Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.08(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

The rights of the Collateral Agent and the Securities Intermediary pursuant to this Section 10.04 are not exclusive of the rights of such Persons pursuant to any Credit Document and under the laws of any jurisdiction outside of the United States.

(e) This Section 10.04 shall survive the termination of this Agreement for any reason and, if applicable, the earlier resignation or removal of any Indemnitee.

SECTION 10.05. Amendments. Subject to Section 3.02, no amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Administrative Agent, the Required Lenders (provided that in the case of a waiver of an Event of Default pursuant to (i) clause (c) (solely as it relates to Section 6.02(g)) of the definition thereof, such waiver must be executed by each Lender and (ii) clauses (e), (f) and (m) of the definition thereof, if at the time of such waiver there are at least two Lenders that are not Affiliates of each other, such waiver must be executed by at least two Lenders), the Company and the Portfolio Manager; provided, however, that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion; provided further that the consent of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required for any amendment that affects its rights, duties, protections or immunities; provided further that any Material Amendment shall require the prior written consent of each Lender directly and adversely affected thereby. Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Financing Commitment of any Defaulting Lender may not be increased or extended, and the maturity of any of its Advances may not be extended, the rate of interest on any of its Advances may not be reduced and the principal amount of any of its Advances may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 10.06. Successors; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Portfolio Manager, the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (except with respect to any delegation set forth in Section 5.01) the Portfolio Manager may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) to any other Person with the prior written consent of the Administrative Agent and the Company and upon written notice (including via email) to the Collateral Agent; provided that (i) no consent of the Administrative Agent shall be required for an assignment of any Financing Commitment to an assignee that is a Lender (or any Affiliate thereof) immediately prior to giving effect to such assignment, so long as such Lender (or Affiliate thereof) is not, or would not become upon such assignment, a Defaulting Lender; (ii) no consent of the Company shall be required for an assignment of any Financing Commitment (x) to an assignee that is a Lender (or any Affiliate thereof) immediately prior to giving effect to such assignment, so long as such Lender (or Affiliate thereof) is not, or would not become upon such assignment, a Defaulting Lender, (y) following the occurrence and during the continuation of an Event of Default under clauses (a), (d), (e), (f) or (g) of Article VII or (z) following the occurrence of the Anticipated Repayment Date; and (iii) other than during the continuance of an Event of Default, no assignments shall be made to a Competitor without the prior written consent of the Company.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Lender and the Portfolio Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may sell participations to any Person (except, other than during the continuance of an Event of Default, a Competitor, unless otherwise consented to by the Company) (such Person, then a “Lender Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender's obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant's interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that, subject to clause (c) above, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Lender Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company's request and expense, to use reasonable efforts to cooperate with the Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(f)(vi) with respect to any Lender Participant.

SECTION 10.07. Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b) Submission to Jurisdiction. Any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.08. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.09. PATRIOT Act. Each Lender and Agent that is subject to the requirements of the PATRIOT Act hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or Agent to identify the Company in accordance with the PATRIOT Act.

SECTION 10.10. Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

As used herein:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority), which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 10.13. Confidentiality.

Each Agent, the Collateral Administrator, the Securities Intermediary, and each Lender agrees to maintain the confidentiality of the Information until the date that is two (2) years after receipt of such Information (or, with respect to Information relating to the financial and other terms of this Agreement, until the date that is one (1) year after the Maturity Date), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and, in the case of the Securities Intermediary, any sub-agent, sub-custodian or bailee of the Securities Intermediary and, in the case of the Administrative Agent, its other vendors and designees (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any disclosures by such Persons in violation of the confidentiality obligations set forth in this Section 10.13 shall give rise to a cause of action against the party who disclosed such Information to such Persons (other than the Collateral Agent, the Collateral Administrator and the Securities Intermediary, absent gross negligence or willful misconduct)), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that such disclosing Person will, to the extent permitted and reasonably practical, make commercially reasonable efforts to notify the Portfolio Manager and the Company in advance of such disclosure), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) subject to receipt of an agreement containing provisions substantially the same as those of this Section 10.13, to (x) any assignee of or Lender Participant in, or any prospective assignee of or Lender Participant in, any of its rights or obligations under this Agreement (in each case, pursuant to an assumption or participation agreement meeting the requirements of Section 10.06), or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) with the consent of the Company and the Portfolio Manager (or the Administrative Agent, in the case of a disclosure by the Company), (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.13 by the delivering party or its Affiliates or (y) becomes available to any Agent, the Collateral Administrator, the Securities Intermediary or any Lender on a nonconfidential basis from a source other than the Company, (ix) on a confidential basis, to any insurer, broker or credit protection provider of a Lender and, with notice to the Company, relevant rating agencies in connection with rating the Company or the credit facilities provided hereunder or (x) to the extent permitted or required under this Agreement. For the purposes of this Section 10.13, any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The provisions of this Section 10.13 shall supersede any prior confidentiality agreement among any of the parties hereto or their respective Affiliates relating to this Agreement and the transactions contemplated hereby.

SECTION 10.14. UK Securitization Regulations.

The UK Retention Provider covenants and agrees that, for so long as any Secured Obligations remain unpaid, it will (a) as of the Closing Date, as original lender (for the purposes of the UK Securitization Regulations as in effect as at the Closing Date), acquire and hold, on an ongoing basis and for its own account, the UK Retained Interest, (b) not, short, hedge, otherwise mitigate its credit risk or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from or associated with the UK Retained Interest, except to the extent permitted by the UK Securitization Regulations, (c) not change the form of the UK Retained Interest, except to the extent permitted by the UK Securitization Regulations, (d) confirm to the Administrative Agent in writing (i) promptly upon the reasonable written request of the Administrative Agent, and (ii) in any event on a quarterly basis, that it continues to comply with clauses (a), (b) and (c) above; (e) promptly provide notice to the Administrative Agent if any of its officers becomes aware of any breach or violation of clauses (a), (b) and/or (c) in this Section 10.14, and (f)(i) take such further action and enter into such other agreements in each case on or prior to the Closing Date as may be reasonably required to satisfy the retention requirements under the UK Securitization Regulations (provided that the UK Retention Provider shall not be required to take any such action or enter into any such other agreement that (x) the UK Retention Provider determines in its sole discretion imposes any additional material obligation on it or under which it will incur additional or increased costs or (y) requires it to purchase any additional securities or obligations or adds an additional requirement to retain existing securities or obligations), and (ii) provide the Administrative Agent with any information in its possession reasonably requested in writing by the Administrative Agent in order for any Lender to comply with its obligations under the UK Securitization Regulations and resulting out of any change in the UK Securitization Regulations or the interpretation thereof by any applicable regulatory authority following the Closing Date (but only to the extent that such information can be provided without incurring material cost or breaching a legal or contractual duty of confidentiality or any applicable law or regulation). The UK Retention Provider and the Company agree, acknowledge and confirm that the UK Retained Interest is subordinate to the Secured Obligations.

SECTION 10.15. Interpretation.

In each Credit Document, unless a contrary intention appears:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e) The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.

(f) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof (subject to any restrictions on such amendments, modifications, supplements, restatements or replacements set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 10.16. Severability.

If a court of competent jurisdiction declares any provision hereof invalid, it will be ineffective only to the extent of such invalidity, so that the remainder of the provision and Agreement will continue in full force and effect.

SECTION 10.17. Entire Agreement.

This Agreement, the exhibits hereto and the Credit Documents set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Diameter Credit Company Holdings III LLC,
as Company

By__________________________________
Name:
Title: Authorized Signatory

Diameter Credit Company,
as Portfolio Manager

By__________________________________
Name:
Title: Authorized Signatory

Diameter Credit Company,
as UK Retention Provider (solely with respect to Sections 6 and 10.14)

By__________________________________
Name:
Title: Authorized Signatory

Citibank, N.A., as Collateral Agent

By__________________________________
Name:
Title:

Citibank, N.A., as Securities Intermediary

By__________________________________
Name:
Title:

Siepe, LLC, as Collateral Administrator

By__________________________________
Name:
Title:

Barclays Bank PLC,
as Administrative Agent

By__________________________________
Name:
Title:

The Lenders

Barclays Bank PLC,
as Lender

By__________________________________
Name:
Title:

SCHEDULE 1

Transaction Schedule

1.	Types of Financing	Available	Financing Limit

	Advances	yes

With respect to Term Advances, U.S.$50,000,000 (the “Term Commitment”) and with respect to Revolving Advances, U.S.$200,000,000 (the “Revolving Commitment” and together with the Term Commitment, the “Financing Commitment”), as increased from time to time pursuant to Section 2.06 or as reduced from time to time in conjunction with the reduction of the Financing Commitments pursuant to Section 4.07.

2.		Lenders	Financing Commitment
Barclays Bank PLC

With respect to Term Advances, U.S.$50,000,000 and with respect to Revolving Advances, U.S.$200,000,000, as increased from time to time pursuant to Section 2.06 or as reduced from time to time pursuant to Section 4.07.

3.		Scheduled Termination Date:	October 3, 2035.

4.	Account Numbers

	USD Custodial Account:	[Redacted]
	USD Pass-Through Collection Account: USD Interest Collection Account:	[Redacted] [Redacted]
	USD Principal Collection Account:	[Redacted]
	Cure Account:	[Redacted]
	USD Unfunded Exposure Account:	[Redacted]
	USD Excluded Ineligible Asset Custodial Account:	[Redacted]
	USD Excluded Ineligible Asset Cash Account:	[Redacted]

5.	Purchases of Restricted Securities

Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, at the time of initial purchase, a Restricted Security. As used herein, “Restricted Security” means any security that forms part of a new issue of publicly issued securities (a)

with respect to which an Affiliate of any Lender that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by the Company and (b) which the Company proposes to purchase from any such Affiliate of any Lender.

Addresses for Notices
The Company:	Diameter Credit Company Holdings III LLC 50 Hudson Yards 66th Fl New York, NY 10001	Attention: Vishal Sheth, Alexander Albert and Logan Lowe Telephone: (212) 655-1419 Email: vsheth@diametercap.com; Aalbert@diametercap.com; llowe@diametercap.com

The Portfolio Manager:	Diameter Credit Company 50 Hudson Yards 66th Fl New York, NY 10001	Attention: Vishal Sheth, Alexander Albert and Logan Lowe Telephone: (212) 655-1419 Email: vsheth@diametercap.com; Aalbert@diametercap.com; llowe@diametercap.com
The UK Retention Provider:	Diameter Credit Company 50 Hudson Yards 66th Fl New York, NY 10001	Attention: Vishal Sheth, Alexander Albert and Logan Lowe Telephone: (212) 655-1419 Email: vsheth@diametercap.com; Aalbert@diametercap.com; llowe@diametercap.com

The Administrative Agent:	Barclays Bank PLC 745 7th Ave New York, NY 10019 Attention: Global Credit & Financing	Attention: Global Credit & Financing Email: GCFSLoanOperations@barclays.com AmericasCreditFinancingSolutions@barclayscorp.com; barclays_gcfs_us@oxanepartners.com

The Collateral Agent:	In the case of the delivery of any original Possessory Collateral: Citibank, N.A. 399 Park Avenue Level “C”	Attention: Mr. Keith Whyte, Diameter Credit Company Holdings III

	Securities Vault New York, NY 10022	Telephone: 212-559-1207
	Citibank, N.A. 388 Greenwich Street New York, New York 10013	Attention: Agency & Trust –Diameter Credit Company Holdings III Email: Ecliff.jackman@citi.com or call (888) 855-9695 to obtain the Citibank, N.A. account manager’s email address

The Securities Intermediary:	Citibank, N.A. 388 Greenwich Street New York, New York 10013	Attention: Agency & Trust –Diameter Credit Company Holdings III Email: Ecliff.jackman@citi.com or call (888) 855-9695 to obtain the Citibank, N.A. account manager’s email address

The Collateral Administrator:	Siepe, LLC 5440 Harvest Hill Road, Suite 100 Dallas, Texas 75230	Attention: Maritza Mayora – Diameter Credit Company Holdings III Email: mmayora@siepe.com; DiameterCCIII@siepe.com Telephone: 713-997-3741

Barclays Bank PLC (as Lender):	Barclays Bank PLC 745 7th Ave New York, NY 10019

Attention: Global Credit & Financing Solutions

Email: AmericasCreditFinancingSolutions@barclayscorp.com

12145455230@tls.ldsprod.com;

xrausagencyfacilityc@barclays.com;

xraagencyoperations@barclays.com

GCFSLoanOperations@barclays.com

barclays_gcfs_us@oxanepartners.com

Each other Lender:	The address (or facsimile number or electronic mail address) provided by it to the Administrative Agent.

SCHEDULE 3

Eligibility Criteria

1. Such obligation (x) is a First Lien Eligible Asset, a First Lien Recurring Revenue Eligible Asset, a Second Lien Eligible Asset, an Unsecured Obligation or a Subordinated Eligible Asset and (y) is not an, Synthetic Security, a Structured Finance Obligation, a Participation Interest (other than a Closing Date Participation Interest) or a Letter of Credit or an interest therein.

2. Such obligation, as of the related Test Date, has a minimum TTM EBITDA of $10,000,000 (excluding Recurring Revenue).

3. Such obligation is, at the time of acquisition or commitment to acquire, eligible to be entered into by, sold or assigned to the Company, pledged to the Collateral Agent and assigned to the Administrative Agent and the Collateral Agent (subject to any required consents or acknowledgments from the administrative agent in respect of such obligation (or a person acting in a similar capacity) and the obligor thereof). Such obligation is denominated and payable in an Eligible Currency.

4. Such obligation is issued by a company organized in an Eligible Jurisdiction.

5. It is an obligation (other than those with Underlying Instruments governed by the law of the United Kingdom or any country or region therein) upon which no payments (other than (x) late payment fees, prepayment fees or other similar fees and (y) amendment, waiver, consent, commitment or extension fees) are subject to deduction or withholding for or on account of any withholding Taxes (other than withholding Taxes imposed pursuant to FATCA) imposed by any jurisdiction unless the related obligor is required to make additional payments so that the net amount received by the Company after satisfaction of such tax is the amount due to the Company before the imposition of any withholding tax.

6. Such obligation is not a Non-Performing Asset in excess of the Concentration Limitation on Non-Performing Assets set forth in clause (13) of the definition thereof.

7. At the time of acquisition or commitment to acquire, the timely repayment of such obligation is not subject to non-credit-related risk (including but not limited to reputational risk) as determined by the Portfolio Manager in accordance with the Servicing Standard.

8. Such obligation is not at the time of acquisition or commitment to acquire the subject of an offer other than an offer pursuant to the terms of which the offeror offers to acquire a debt obligation in exchange for consideration consisting solely of cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest.

9. Such obligation is not an equity security (other than a Preferred Equity Eligible Asset), warrant, option or any similar instrument and does not provide, on the date of acquisition, for conversion or exchange at any time over its life into an equity security (other than a Preferred Equity Eligible Asset).

10. Such obligation will not cause the Company or the pool of Collateral to be required to register as an investment company under the Investment Company Act of 1940, as amended.

11. At the time of acquisition or commitment to acquire, such obligation has been, or immediately following the acquisition thereof will be, Delivered to the Collateral Agent.

12. Such obligation is not collateralized primarily by real estate, construction assets, land or lease assets, trade receivables, royalties, litigation payoffs or proceeds, financial or insurance assets or non-corporate cash flows.

13. Such obligation has a purchase price not less than 80% of the par amount of such obligation.

14. Such obligation is not illegal, such obligor is not a Sanctioned Person and neither such obligation nor such obligor is associated with a Sanctioned Person, Sanctioned Country or sanctioned industry.

15. Other than with respect to a First Lien Recurring Revenue Eligible Asset, at the time of acquisition or commitment to acquire, the Senior Net Leverage Ratio of the related obligor was less than 8.5x.

16. Such obligation is not a Securitization Exposure.

17. Such obligation is not an Affiliate Obligation.

SCHEDULE 4

Concentration Limitations

The “Concentration Limitations” shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments (other than any Ineligible Investment) owned (or in relation to a proposed acquisition of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:

1. Not more than 7.5% of the Concentration Test Amount may consist of Portfolio Investments issued by a single obligor and its Affiliates; provided that Portfolio Investments issued by two (2) obligors and their affiliates may each constitute up to 10.0% of the Concentration Test Amount.

2. Not more than 15.0% of the Concentration Test Amount may consist of Portfolio Investments that are issued by obligors that belong to the same Industry Classification; provided that (a) (i) 20.0% of the Concentration Test Amount may consist of Portfolio Investments that are issued by obligors that belong to one (1) Industry Classification and (ii) 17.5% of the Concentration Test Amount may consist of Portfolio Investments that are issued by obligors that belong to the next largest one (1) Industry Classification and (b) not more than 10.0% of the Concentration Test Amount may consist of Portfolio Investments that are issued by obligors in Industry Classification 1030000 (Oil, Gas & Consumable Fuels). For the avoidance of doubt, 100% of the Concentration Test Amount must belong to an Industry Classification.

3. Not more than 10.0% of the Concentration Test Amount may consist of Portfolio Investments that are not First Lien Eligible Assets.

4. Not more than 5.0% of the Concentration Test Amount may consist of Equity-Like Preferred Equity.

5. Not more than 10.0% of the Concentration Test Amount may consist of Portfolio Investments that are First Lien Recurring Revenue Eligible Assets.

6. Not more than 10.0% of the Concentration Test Amount may consist of Eligible Assets with Liquid Characteristics.

7. Not more than 30.0% of the Concentration Test Amount may consist of Portfolio Investments that are not Sponsor Backed Eligible Assets.

8. Not more than 10.0% of the Concentration Test Amount may consist of Portfolio Investments that pay interest based on a fixed rate.

9. Not more than 25.0% of the Concentration Test Amount may consist of (i) Portfolio Investments whose obligors are organized in Eligible Jurisdictions other than the United States or Canada or (ii) Portfolio Investments that are denominated in a Permitted Non-USD Currency.

10. Not more than 15.0% of the Concentration Test Amount may consist of Portfolio Investments with an EBITDA of less than $25,000,000 as of its Trade Date.

11. Not more than 15.0% of the Concentration Test Amount may consist of Majority PIK Eligible Assets.

12. Not more than 20.0% of the Concentration Test Amount may consist of Portfolio Investments that are Deferring Eligible Assets.

13. Not more than 5.0% of the Funded Principal Amount of all Portfolio Investments that satisfy the Eligibility Criteria may consist of Non-Performing Assets.

SCHEDULE 6

Industry Classifications

Industry Code	Description
101010	Energy Equipment & Services
101020	Oil, Gas & Consumable Fuels
151010	Chemicals
151020	Construction Materials
151030	Containers & Packaging
151040	Metals & Mining
151050	Paper & Forest Products
201010	Aerospace & Defense
201020	Building Products
201030	Construction & Engineering
201040	Electrical Equipment
201050	Industrial Conglomerates
201060	Machinery
201070	Trading Companies & Distributors
202010	Commercial Services & Supplies
202020	Professional Services
203010	Air Freight & Logistics
203020	Passenger Airlines
203030	Marine Transportation
203040	Ground Transportation
203050	Transportation Infrastructure
251010	Automobile Components
251020	Automobiles
252010	Household Durables
252020	Leisure Products
252030	Textiles, Apparel & Luxury Goods
253010	Hotels, Restaurants & Leisure
253020	Diversified Consumer Services
255010	Distributors
255030	Broadline Retail
255040	Specialty Retail
301010	Consumer Staples Distribution & Retail
302010	Beverages
302020	Food Products
302030	Tobacco
303010	Household Products
303020	Personal Care Products
351010	Health Care Equipment & Supplies
351020	Health Care Providers & Services
351030	Health Care Technology
352010	Biotechnology
352020	Pharmaceuticals

Industry Code	Description
352030	Life Sciences Tools & Services
401010	Banks
402010	Financial Services
402020	Consumer Finance
402030	Capital Markets
402040	Mortgage Real Estate Investment Trusts (REITs)
403010	Insurance
451020	IT Services
451030	Software
452010	Communications Equipment
452020	Technology Hardware, Storage & Peripherals
452030	Electronic Equipment, Instruments & Components
453010	Semiconductors & Semiconductor Equipment
501010	Diversified Telecommunication Services
501020	Wireless Telecommunication Services
502010	Media
502020	Entertainment
502030	Interactive Media & Services
551010	Electric Utilities
551020	Gas Utilities
551030	Multi-Utilities
551040	Water Utilities
551050	Independent Power and Renewable Electricity Producers
601010	Diversified REITs
601025	Industrial REITs
601030	Hotel & Resort REITs
601040	Office REITs
601050	Health Care REITs
601060	Residential REITs
601070	Retail REITs
601080	Specialized REITs
602010	Real Estate Management & Development